HARMONY GOLD MINING COMPANY LIMITED

Technical Report Summary of the
Mineral Resources and Mineral Reserves
for
Mine Waste Solutions (MWS) and West Wits Operations
North West and Gauteng Provinces,
South Africa

Effective Date: 30 June 2022
Final Report Date: 15 July 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa

IMPORTANT NOTICE

This Technical Report Summary has been prepared for Harmony Gold Mining Company Limited in support of disclosure and filing requirements with the United States Securities and Exchange Commission’s (SEC) under Regulation S-K 1300; 229.601(b)(96). The quality of information, estimates, and conclusions contained in this Technical Report Summary apply as of the effective date of this report. Subsequent events that may have occurred since that date may have resulted in material changes to such information, estimates and conclusions in this summary. No other party is entitled to rely on this report beyond its intended use and any reliance by a third party on this report is done so at that party’s own risk.

Effective Date: 30 June 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa

Signature Page

/s/ Bareng Joseph Selebogo
___________________________________
Mr Bareng Joseph Selebogo
NHD Mineral Resource Management
SAGC (No. MS 0151), MSCC (No. 1900)
Ore Reserve Manager
Harmony Gold Mining Company Limited

Effective Date: 30 June 2022
Final Report Date: 15 July 2022

Effective Date: 30 June 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa
List of Contents

1	Executive Summary			1
2	Introduction			9
3	Property Description and Location			10
	3.1	MWS Operation		10
		3.1.1	Description and Location	10
		3.1.2	Mineral Tenure	10
		3.1.3	Property Permitting Requirements	13
	3.2	West Wits Operation		13
		3.2.1	Description and Location	13
		3.2.2	Mineral Tenure	15
		3.2.3	Property Permitting Requirements	15
4	Accessibility, Climate, Local Resources, Infrastructure and Physiography			17
	4.1	MWS Operation		17
		4.1.1	Accessibility	17
		4.1.2	Physiology and Climate	17
		4.1.3	Local Resources and Infrastructure	17
	4.2	West Wits Operation		17
		4.2.1	Accessibility	17
		4.2.2	Physiology and Climate	17
		4.2.3	Local Resources and Infrastructure	18
5	History			19
	5.1	Historical Ownership and Development		19
		5.1.1	MWS Operation	19
		5.1.2	West Wits Operation	19
	5.2	Historical Exploration		19
	5.3	Previous Mineral Resource and Mineral Reserve Estimates		19
	5.4	Past Production		22
6	Geological Setting, Mineralisation and Deposit			24
	6.1	Regional Geology		24
	6.2	Local Geology		24
	6.3	Property Geology		24
		6.3.1	TSF	24
		6.3.2	WRDs	27
	6.4	Mineralisation		27
	6.5	Deposit Type		27
	6.6	Commentary on Geological Setting, Mineralisation and Deposit		27
7	Exploration			28
	7.1	Mapping Surveys		28
	7.2	Topographic Surveys		28
	7.3	TSF Surface Drilling Campaigns, Procedures and Results		28
		7.3.1	Drilling Methods	28
		7.3.2	Collar and Downhole Surveys	31
		7.3.3	Logging Procedure	31
		7.3.4	Drilling Results	31
		7.3.5	Sample Recovery	31
		7.3.6	Sample Length and True Thickness	31
	7.4	Hydrogeology		31
	7.5	Geotechnical Data		31
	7.6	Commentary on Exploration		32
8	Sample Preparation, Analyses and Security			33

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

	8.1	TSFs			33
		8.1.1	Sampling Method and Approach		33
		8.1.2	Density Determination		33
		8.1.3	Sample Security		33
		8.1.4	Sample Storage		33
		8.1.5	Laboratories Used		33
		8.1.6	Laboratory Sample Preparation		33
		8.1.7	Assaying Methods and Analytical Procedures		34
		8.1.8	Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”)		35
		8.1.9	Standards		35
			8.1.9.1	Milled Blanks	35
			8.1.9.2	Duplicates	35
	8.2	WRDs			36
		8.2.1	Sampling Method and Approach		36
		8.2.2	Density Determination		36
		8.2.3	Sample Security		36
		8.2.4	Sample Storage		36
		8.2.5	Laboratories Used		36
		8.2.6	Laboratory Sample Preparation Procedures		36
		8.2.7	Assaying and Analytical Procedures		37
		8.2.8	Sampling and Assay QC Procedures and QA		37
			8.2.8.1	Standards	37
			8.2.8.2	Blanks	37
			8.2.8.3	Duplicates	37
	8.3	Commentary on Sample Preparation, Analyses and Security			38
9	Data verification				39
	9.1	Databases			39
	9.2	Data Verification Procedures			39
	9.3	Limitations to the Data Verification			39
	9.4	Comment on Data Verification			39
10	Mineral Processing and Metallurgical Testing				40
	10.1	Extent of Processing, Testing, and Analytical Procedures			40
	10.2	Degree of Representation of the Mineral Deposit			40
	10.3	Analytical Laboratory Details			40
	10.4	Test Results and Recovery Estimates			41
	10.5	Commentary on Mineral Processing and Metallurgical Testing			41
11	Mineral Resource Estimate				43
	11.1	TSFs - Mineral Resource Estimation Methods			43
		11.1.1	Geological (Sampling) Database		43
		11.1.2	Global Statistics		43
		11.1.3	Compositing		44
		11.1.4	Capping		44
		11.1.5	Variography		44
		11.1.6	3D Model		44
		11.1.7	Grade Estimation		45
		11.1.8	Density Assignment		45
		11.1.9	Block Model Validation		45
	11.2	WRDs - Mineral Resource Estimation Methods			47
		11.2.1	Geological (Sampling) Database		47
		11.2.2	Global Statistics		47

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

		11.2.3	Compositing	47
		11.2.4	Variography	47
		11.2.5	3D Model	47
		11.2.6	Grade Estimation	47
		11.2.7	Density Assignment	47
		11.2.8	Block Model Validation	48
	11.3	Mineral Resource Evaluation		48
	11.4	Mineral Resource Classification and Uncertainties		48
		11.4.1	TSFs	49
		11.4.2	WRDs	49
	11.5	Mineral Resource Estimate		49
	11.6	Mineral Resource Reconciliation		55
	11.7	Commentary on Mineral Resource Estimate		56
12	Mineral Reserve Estimate			57
	12.1	MWS Operation Mineral Reserve Estimate		57
		12.1.1	Key Assumptions, Parameters, and Methods used to Estimate the Mineral Reserve	57
		12.1.2	Modifying Factors	57
		12.1.3	Mineral Reserve Estimate	58
	12.2	West Wits Operation Mineral Reserve Estimate		59
		12.2.1	Key Assumptions, Parameters, and Methods used to Estimate the Mineral Reserve	59
		12.2.2	Modifying Factors	59
		12.2.3	Mineral Reserve Estimate	59
	12.3	Mineral Reserve Reconciliation		60
	12.4	Commentary on Mineral Reserve Estimate		60
13	Mining Method			61
	13.1	Mine Design		61
		13.1.1	TSFs	61
		13.1.2	WRDs	61
	13.2	Mining Operations		62
		13.2.1	TSFs	62
		13.2.2	WRDs	62
	13.3	Geotechnical and Hydrological Considerations		62
		13.3.1	TSFs	62
		13.3.2	WRDs	62
	13.4	Dilution and Grade Control		62
		13.4.1	TSFs	62
		13.4.2	WRDs	62
	13.5	LOM Schedule		64
		13.5.1	MWS Operation	64
		13.5.2	West Wits Operation	64
	13.6	Ore Transport		64
		13.6.1	MWS Operation	64
		13.6.2	West Wits Operation	64
	13.7	Mining Equipment and Machinery		64
		13.7.1	MWS Operation	64
		13.7.2	West Wits Operation	64
	13.8	Mining Personnel		68
		13.8.1	MWS Operation	68
		13.8.2	West Wits Operation	68

Effective Date: 30 June 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa

	13.9	Commentary on Mining Method		68
14	Processing and Recovery Methods			69
	14.1	MWS Operation (MWS Gold Plant)		69
		14.1.1	Mineral Processing Description	69
		14.1.2	Plant Throughput, Design, Equipment Characteristics and Specifications	69
		14.1.3	Energy, Water, Process Material and Personnel Requirements	71
	14.2	West Wits Operation (Savuka Plant)		71
		14.2.1	Mineral Processing Description	71
		14.2.2	Plant Throughput, Design, Equipment Characteristics and Specifications	71
		14.2.3	Energy, Water, Process Material and Personnel Requirements	73
	14.3	Commentary on the Processing and Recovery Methods		73
15	Infrastructure			75
	15.1	MWS Operation Surface Infrastructure		75
		15.1.1	Ore and Waste Rock Storage Facilities	75
		15.1.2	Tailings Storage Facilities	75
		15.1.3	Pipelines and Conveyors	75
		15.1.4	Power and Electrical	75
		15.1.5	Water Usage	75
		15.1.6	Logistics and Supply	75
	15.2	West Wits Operation Surface Infrastructure		78
		15.2.1	Ore and Waste Rock Storage Facilities	78
		15.2.2	Tailings Storage Facilities	78
		15.2.3	Pipelines and Conveyors	78
		15.2.4	Power and Electrical	78
		15.2.5	Water Usage	78
		15.2.6	Logistics and Supply	78
	15.3	Commentary on Infrastructure		78
16	Market Studies			81
	16.1	Market Overview		81
	16.2	Global Production and Supply		81
		16.2.1	New Mine Production	81
		16.2.2	Recycling	81
	16.3	Global Consumption and Demand		81
		16.3.1	Jewellery	81
		16.3.2	Investment	82
		16.3.3	Currency	82
	16.4	Gold Price		82
		16.4.1	Historical Gold Price	82
		16.4.2	Forecast Gold Price	82
		16.4.3	Harmony Group Gold Hedging Policy	82
		16.4.4	Gold-Streaming Arrangement: Franco-Nevada Corporation	84
	16.5	Commentary on Market Studies		84
	16.6	Material Contracts		84
17	Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups			86
	17.1	Results of Environmental Studies		86
	17.2	Waste and Tailings Disposal, Monitoring & Water Management		86
	17.3	Permitting and Licences		87
	17.4	Local Stakeholder Plans and Agreements		87
	17.5	Mine Closure Plans		89

Effective Date: 30 June 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa

	17.6	Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals Or Groups		89
	17.7	Local Procurement and Hiring		90
	17.8	Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups		90
18	Capital and Operating Costs			91
	18.1	MWS Operation		91
		18.1.1	Capital Costs	91
		18.1.2	Operating Costs	91
	18.2	West Wits Operation		91
		18.2.1	Capital Costs	91
		18.2.2	Operating Costs	91
19	Economic Analysis			94
	19.1	Key Economic Assumptions and Parameters		94
		19.1.1	Metallurgical Recoveries	94
		19.1.2	Gold Price	94
		19.1.3	Exchange Rate	94
		19.1.4	Royalties	96
		19.1.5	Capital Expenditure	96
		19.1.6	Operating Expenditure	96
		19.1.7	Working Capital	96
		19.1.8	Taxes	96
		19.1.9	Closure Cost and Salvage Value	96
		19.1.10	Summary	96
	19.2	Economic Analysis		97
	19.3	Sensitivity Analysis		103
		19.3.1	MWS Operation Sensitivity Analysis	103
		19.3.2	West Wits Operation Sensitivity Analysis	103
20	Adjacent properties			105
21	Other Relevant Data and Information			105
22	Interpretation and Conclusions			106
23	Recommendations			108
24	References			109
25	Reliance on Information Provided by the Registrant			110

Effective Date: 30 June 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa

List of Figures

Figure 3-1: Location of MWS and West Wits	11
Figure 3-2: Mineral Tenure and Location of MWS Operation	12
Figure 3-3: Mineral Tenure and Location of West Wits Operation	14
Figure 5-1: Graph of Past Production – Tonnes and Grade	23
Figure 5-2: Graph of Past Metal Production	23
Figure 6-1: Geological setting of the Witwatersrand Basin	25
Figure 6-2: Stratigraphy of the CRG in the Witwatersrand Supergroup	26
Figure 7-1: Location of TSF Drilling at MWS Operation	29
Figure 7-2: Location of TSF Drilling at West Wits Operation	30
Figure 11-1: Distribution of Gold Grades into the Block Models for South East, MWS 5, East 5 and Old North TSFs	46
Figure 11-2: Location and Classification of MWS Operation Mineral Resources	50
Figure 11-3: Location and Classification of West Wits Operation Mineral Resources	51
Figure 13-1: Photograph of TSF Reclamation	63
Figure 13-2: Photograph of WRD Mining	63
Figure 13-3: Graph of FY2022 Production by Source for MWS	65
Figure 13-4: Graph of FY2022 Production by Source for West Wits	65
Figure 13-5: Graph of LOM for MWS – Tonnes and Grade	66
Figure 13-6: Graph of LOM for MWS – Gold Produced (kg)	66
Figure 13-7: Graph of LOM for West Wits – Tonnes and Grade	67
Figure 13-8: Graph of LOM for MWS – Gold Produced (kg)	67
Figure 14-1: Schematic Flow Diagram of the Metallurgical Process Diagram at MWS Gold Plant	70
Figure 14-2: Schematic Flow Diagram of the Metallurgical Process Diagram at Savuka Plant	72
Figure 14-3: Graph of Historical Gold Recovery at MWS Gold Plant	74
Figure 14-4: Graph of Historical Gold Recovery at Savuka Plant	74
Figure 15-1: Infrastructure Plan for MWS Operation	76
Figure 15-2: Detailed Infrastructure for the MWS Plant	77
Figure 15-3: Infrastructure Plan for West Wits Operation	79
Figure 15-4: Detailed Infrastructure for the Savuka Plant	80
Figure 16-1: Graph of Annual Gold Price History – ZAR/kg	83
Figure 16-2: Graph of Consensus View of Forecast Gold Price	83
Figure 19-1: Graph of Consensus ZAR : USD Exchange Rate Forecast	95

Effective Date: 30 June 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa

List of Tables

Table 1-1:	Summary of the MWS Operation Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9	3
Table 1-2:	Summary of the West Wits Operation Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9	4
Table 1-3:	Summary of the MWS Operation Mineral Reserves as at 30 June, 2022 1-5	5
Table 1-4:	Summary of the West Wits Operation Mineral Reserves as at 30 June, 2022 1-5	5
Table 1-5:	Summary of LOM Capital Cost Estimate for MWS Operation Major Projects	7
Table 1-6:	Summary of Operating Cost Estimates for MWS Operation (MWS Gold Plant)	7
Table 1-7:	Summary of Operating Cost Estimates for West Wits Operation	8
Table 1-8:	Status of Environmental Permits and Licences	8
Table 2-1:	QP Qualification, Section Responsibilities and Personal Inspections	9
Table 3-1:	MWS Surface Deposits and Processing Route	10
Table 3-2:	MWS Property and Land Ownership	13
Table 3-3:	West Wits Surface Deposits and Processing Route	15
Table 3-4:	Summary of Mining Rights for West Wits	15
Table 3-5:	West Wits Property and Land Ownership	16
Table 5-1:	Summary of the Previous MWS Mineral Resources as at 30 June 2021 (exclusive of Mineral Reserves)	19
Table 5-2:	Summary of the Previous West Wits Mineral Resources as at 30 June 2021 (exclusive of Mineral Reserves)	20
Table 5-3:	Summary of the Previous MWS Mineral Reserves as at 30 June 2021	21
Table 5-4:	Summary of the Previous West Wits Mineral Reserves as at 30 June 2021	21
Table 7-1:	TSF Drilling Grid Spacing	27
Table 8-1:	Summary of Analytical Quality Control Data	33
Table 8-2:	Summary of Laboratory Standard Results for WRDs	36
Table 10-1	Gold Association for the Stream 1 Sample	39
Table 10-2	Gold Association for the Stream 2 Sample	39
Table 10-3	Gold Association for the Stream 3 Sample	39
Table 11-1	Summary of the Gold Assay Descriptive Statistics for the TSFs	41
Table 11-2	Summary of the Uranium Assay Descriptive Statistics for the TSFs	42
Table 11-3	Summary of the Gold Assay Descriptive Statistics for the Buffels 9, Margaret and Mponeng WRDs	45
Table 11-4	Summary of Geostatistical Parameters Used for Mineral Resource Estimation	46
Table 11-5	Classification of MWS Mineral Resources and Mineral Reserves by Surface Deposit ID	50
Table 11-6	Classification of West Wits Mineral Resources and Mineral Reserves by Surface Deposit ID	51
Table 11-7	Summary of the MWS Operation Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9	52
Table 11-8	Summary of the West Wits Operation Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9	53
Table 12-1	MWS Operation Mineral Reserves Modifying Factors (30 June 2022)	55
Table 12-2	Summary of the MWS Mineral Reserves as at 30 June 2022 1-5	56
Table 12-3	West Wits Operation Mineral Reserves Modifying Factors (30 June 2022)	57
Table 12-4	Summary of the West Wits Mineral Reserves as at 30 June 2022 1-5	58
Table 13-1	Key Hydro-Mining Design Parameters for TSFs	59
Table 13-2	Key WRD Mining Design Parameters	59
Table 13-3	MWS Operation Mining and Processing Employee Count	66
Table 13-4	West Wits Operation Mining and Processing Employee Count	66
Table 14-1	MWS Gold Plant Capacities and Treatment Rates	67
Table 14-2	MWS Gold Plant Leaching Process Parameters	67

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Table 14-3	MWS Gold Plant Equipment Specifications	69
Table 14-4	MWS Gold Plant Energy and Water Requirements	69
Table 14-5	Savuka Plant Leaching Process Parameters	71
Table 14-6	Savuka Plant Equipment Specification	71
Table 14-7	Savuka Plant Energy and Water Requirements	71
Table 16-1	Material Contracts	83
Table 17-1	Status of Environmental Permits and Licences	86
Table 18-1	MWS LOM Capital Cost Estimate for MWS Operation Major Projects	90
Table 18-2	Summary of Operating Cost Estimates for MWS Operation (MWS Gold Plant)	91
Table 18-3	Summary of Operating Cost Estimates for West Wits Operation	91
Table 19-1	Conversions Used in Gold Price Calculations	92
Table 19-2	Gold Prices Used	92
Table 19-3	ZAR:USD Exchange Rate Performance (June 2019 – June 2022)	94
Table 19-4	Key Economic Assumptions and Parameters for MWS Cash Flow	95
Table 19-5	Key Economic Assumptions and Parameters for West Wits Cash Flow	95
Table 19-6	MWS Operation Cash Flow	96
Table 19-7	West Wits Operation Cash Flow	98
Table 19-8	MWS Gold Price Sensitivity Analysis	99
Table 19-9	MWS Operating Cost Sensitivity Analysis	99
Table 19-10	MWS Capital Cost Sensitivity Analysis	99
Table 19-11	West Wits Gold Price Sensitivity Analysis	100
Table 19-12	West Wits Operating Cost Sensitivity Analysis	100
Table 25-1	Other Specialists	104

Effective Date: 30 June 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa
Units of Measure and Abbreviations

Unit / Abbreviation	Description or Definition
°C	degrees Celsius
µm	Micrometres
2D	Two-dimensional
3D	Three-dimensional
AE	Abnormal expenditure
Ag	Silver
AngloGold or AGA	AngloGold Ashanti Limited
Au	Gold
AuBIS	Harmony electronic database
Ave.	Average
Bn	Billion
c.	Approximately
CCLAS	Comlabs Computerised Laboratory Automation System
CIL	Carbon in leach
CIP	Carbon-In-Pulp
CLR	Carbon Leader Reef
cm	Centimetre
cmg/t	Centimetre-grams per tonne
CODM	Chief Operating Decision-Maker
Company	Harmony Gold Mining Company Limited
COP	Code of Practice
COV	Coefficient of Variation
CRG	Central Rand Group
CRM	Certified Reference Material
Datamine™	Datamine™ Studio RM modelling software
DMRE	Department of Mineral Resources and Energy
DTM	Digital Terrain Model
DWS	Department of Water and Sanitation
EIA	Environmental Impact Assessment
EMPR	Environmental Management Programme
EMS	Environmental Management System
ESG	Environmental Social and Governance
ETF	Exchange traded funds
EW-SX	Electro-wining solvent extraction
FAAS	Flame Atomic Absorption Spectroscopy
FX	Foreign Exchange rate
g	Gram
g/t	Grams per tonne
g/t	Grams per metric tonne
GISTM	Global Industry Standard on Tailings Management
GPS	Global positioning system
Ha	Hectares
Harmony	Harmony Gold Mining Company Limited
HPE	Hydro-powered
Kg	Kilogram
km	Kilometre
km2	Square kilometre
Kusasalethu	Kusasalethu Gold Mine
kWh	Kilowatt-hour

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

LOM	Life of Mine
Ltd	Limited
m	Metre
M	Million
m3/hr	Cubic metres per hour
masl	Metres above sea level
MCC	Mining Charter Compliance
MCF	Mine Call Factor
Mine Waste Solutions	Mine Waste Solutions operation
Mintek	South Africa's national mineral research organisation
Mlb	Million pounds
Moz	Million troy ounces
Mponeng	Mponeng Gold Mine
MPRDA	Mineral and Petroleum Resources Development Act, 28 of 2002
Mt	Million tonnes
Mtpa	Million tonnes per annum
Mtpm	Million tonnes per month
MWS Operations	Mine Waste Solutions Operation on Free State / North West Province boundary
NEMA	National Environmental Management Act, 107 of 1998
No.	Number
NPV	Net present value
OTC	Over the counter
oz	Troy ounce
PSD	Particle Size Distribution
Pty	Proprietary
QA/QC	Quality Assurance/Quality Control
QP	Qualified Person
ROM	Run-of-Mine
SACNASP	South African Council for Natural Scientific Professions
SAMREC	The South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves
Savuka	Savuka Gold Mine
SD	Standard Deviation
SEC	Securities and Exchange Commission
SGS	SGS South Africa (Pty) Limited
SLP	Social Labour Plan
t	Metric tonne
t/m3	Tonne per cubic metre
TauTona	TauTona Gold Mine
TRS	Technical Report Summary
TSF	Tailings Storage Facility
USD	United States Dollars
USD/oz	United States Dollar per troy ounce
VCR	Ventersdorp Contact Reef
VR	Vaal Reef
West Wits	Harmony's West Rand operations
WRD	Waste Rock Dump
WRG	West Rand Group
WUL(s)	Water Use Licence(s)
XRF	is X-ray fluorescence spectrometry
ZAR	South African Rand
ZAR/kg	South African Rand per kilogram

Effective Date: 30 June 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa

Glossary of Terms

Term	Definition
Cut-off grade	Cut-off grade is the grade (i.e. the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio.
Dilution	Unmineralized rock that is by necessity, removed along with ore during the mining process that effectively lowers the overall grade of the ore.
Head grade	The average grade of ore fed into the mill.
Economically viable	Economically viable, when used in the context of Mineral Reserve determination, means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions.
Indicated Mineral Resource	Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a probable Mineral Reserve.
Inferred Mineral Resource	Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Mineral Reserve.
Kriging	A method of interpolation based on Gaussian process governed by prior covariances. It uses a limited set of sampled data points to estimate the value of a variable over a continuous spatial field
Mine Call Factor	The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling.
Measured Mineral Resource	Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.
Mineral Reserve	Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.
Mineral Resource	Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Modifying Factors	Modifying factors are the factors that a qualified person must apply to Indicated and Measured Mineral Resources and then evaluate in order to establish the economic viability of Mineral Reserves. A qualified person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resources to Proven and Probable Mineral Reserves. These factors include but are not restricted to; mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.
Pre-Feasibility Study	A pre-feasibility study (or preliminary feasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.
(1) A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the Indicated and Measured Mineral Resources may be converted to Mineral Reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable.
(2) A pre-feasibility study is less comprehensive and results in a lower confidence level than a feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an initial assessment.
Probable Mineral Reserve	Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource.
Proven Mineral Reserve	Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.
Qualified Person	A qualified person is:
(1) A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and
(2) An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:
(i) Be either:
(A) An organization recognized within the mining industry as a reputable professional association; or
(B) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field;
(ii) Admit eligible members primarily on the basis of their academic qualifications and experience;
(iii) Establish and require compliance with professional standards of competence and ethics;
(iv) Require or encourage continuing professional development;
(v) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and
(vi) Provide a public list of members in good standing.
Tailings	Finely ground rock of low residual value from which valuable minerals have been extracted is discarded and stored in a designed dam facility.
Tailings Freeboard	The vertical height between the beached tailings against the embankment crest and the crest itself.

Effective Date: 30 June 2022

Technical Report Summary for Mine Waste Solutions, North West, South Africa
1Executive Summary
Section 229.601(b)(96) (1)
The Qualified Person(s) (“QP”) of Harmony Gold Mining Company Limited (“Harmony” or the “Company”) have prepared this Technical Report Summary (“TRS”) to disclose the Mineral Resource and Mineral Reserve estimates for the Company’s Mine Waste Solutions (“Mine Waste Solutions”) operations. The TRS has been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) property disclosure regulations, S-K 1300, with an effective date as at 30 June 2022. No material changes have occurred between the effective date and the date of signature of this TRS.

Property Description
Mine Waste Solutions is a surface operation which produces an estimated 95,000 ounces (“oz”) of gold per annum from the reclamation of gold from tailings storage facilities (“TSFs”) and waste rock dumps (“WRDs”). Mine Waste Solutions is divided into two distinct, geographically separated operations namely, the MWS Operation (or “MWS”) and the West Wits Operation.

The MWS Operation is located near the Vaal River, on the Free State - North West Provincial border and processes reclaimed tailings from TSFs, which are fed via three ore streams operating as separate plants within the MWS Gold Plant. The MWS Operation also has access to WRDs which are included in its Mineral Resource estimates.

The West Wits Operation (“West Wits”) is situated in the West Rand Region of the Gauteng Province. The West Wits Operation processes reclaimed tailings from the Old North TSF and waste rock from the Savuka WRD which are processed at the Savuka Plant.

Both the MWS Operation and West Wits Operation are broadly governed by Harmony’s underground mining operations and their respective mining rights and environmental permits. There is no requirement under the existing legislative framework to hold a mining right to process mine residue stockpiles which are linked to existing operations by road, rail and/or pipeline.

Ownership
Mine Waste Solutions and its associated mineral rights are wholly owned by Harmony through its interest in Chemwes Proprietary Limited. Harmony acquired the assets as part of the transaction to take full ownership and control of AngloGold's remaining South African business, as of October 1, 2020.

Geology and Mineralisation
Material contained in the TSFs and WRDs predominantly originates from deep level gold mines, operated by Harmony and others, mostly located in Klerksdorp and Carletonville. The West Wits mining operations predominantly extract tabular gold-bearing conglomeratic reefs, namely the Carbon Leader Reef (“CLR”) and Ventersdorp Contact Reef (“VCR”). The MWS Operation, however, mainly exploits TSFs and WRD derived from the Vaal Reef (“VR”).

The Witwatersrand reefs occur within the Archean Witwatersrand Basin which hosts the Witwatersrand Supergroup succession. The VCR horizon is located at the top of the Turffontein Subgroup of the Central Rand Group (“CRG”), capping the Witwatersrand Supergroup. The VR horizon is situated within the Krugersdorp Formation, in the Johannesburg Subgroup of the CRG. The CLR is situated near the base of the Johannesburg Subgroup.

The TSF material comprises previously treated residues of gold-bearing conglomeratic reefs processed by carbon-in-leach (“CIL”). They are man-made “deposits” and are not the result of natural sedimentary processes. The grade of the TSFs is determined by the grade of the ore source at the time that they were processed, and the processing efficiency.

The WRDs are unconsolidated and are comprised of untreated, low grade, gold-bearing material from underground workings. The WRDs are also man-made deposits, with very little structure or continuity, and one in which the grade does not behave as a natural mineral deposit.

Effective Date: 30 June 2022 1

Technical Report Summary for Mine Waste Solutions, North West, South Africa
The most significant mineral in the TSFs and WRDs is quartz, which is makes up more than 60% of the bulk mineral composition. The gold predominantly occurs in pyrite. Other minerals identified include uranium, iron oxide, titanium oxide and calcite from the VR, VCR and CLR conglomerates.

Current Status of Exploration, Development and Operation
Prior to 2011, grade estimations for the TSFs were based on residue grades obtained from the process plants, as well as various sampling projects in selected areas.

Most of these TSFs have since been sampled by means of an auger drilling exercise which commenced in 2011. The remaining TSFs will be sampled once they go out of service and become dormant.

Mine Waste Solutions made a recent decision not to treat WRD material, and hence the Savuka Plant was converted to a TSF-only processing facility by late 2021.

Mineral Resource Estimate
The current Mineral Resources for the TSFs were estimated using Datamine™ Studio RM modelling software (“Datamine™”), based on a validated Datamine™ Fusion database. The database contained auger drillhole sampling data obtained until June 2022. The QP created three dimensional (“3D”) digital terrain models (“DTM”) based on the TSF topographical survey results and gold values were estimated using the ordinary kriging interpolation method.

The Mineral Resources for the WRDs were also estimated using 3D DTMs to constrain the volumes. The gold grade was estimated by using the weighted average of the sample assays, as well as the gold grades obtained from reclaimed tonnes and from rock deposited on the stockpiles.

The Mineral Resources were originally prepared, classified and reported according to the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves, 2016 edition (“SAMREC, 2016”). For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

The Mineral Resource estimates, as at 30 June 2021, exclusive of the reported Mineral Reserves, are summarised in Table 1-1 and Table 1-2 for the MWS and West Wits operations, respectively.

The QP compiling the Mineral Resource estimates is Mr BJ Selebogo, who is the Ore Reserve Manager and an employee of Harmony.

Mineral Reserve Estimate
The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Reserves are derived from the Mineral Resources, a detailed business plan and the operational planning processes. The planning team utilises and takes into consideration historical technical parameters achieved. In addition, Mineral Resource conversion to Mineral Reserves considers modifying factors, plant call factor, and plant recovery factors.

The Mineral Reserves are reported at 30 June 2022, as delivered to the plant. The Mineral Reserves are declared as delivered to the plant for all TSFs, except for the recovered gold content. This gold content is calculated after factoring in the plant recovery as a modifying factor. The Mineral Reserve estimates for MWS and West Wits operations are provided in Table 1-3 and Table 1-4, respectively

The QP compiling the Mineral Resource estimates is Mr BJ Selebogo, who is the Ore Reserve Manager and an employee of Harmony.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Table 1-1: Summary of the MWS Operation Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9

METRIC			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (g/t)	U3O8 (kg/t)	Gold (kg)	U3O8 (t)
Measured	TSF	54.123	0.20	0.067	11,012	3,635
Indicated	TSF	113.045	0.19	0.075	21,415	8,489
	WRD	2.461	0.30	-	741	-
Total / Ave. Measured + Indicated		169.629	0.20	0.073	33,168	12,124
Inferred	WRD	2.520	0.28	-	700	-

IMPERIAL			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (oz/t)	U3O8 (lb/t)	Gold (Moz)	U3O8 (Mlbs)
Measured	TSF	59.660	0.006	0.134	0.354	8.013
Indicated	TSF	124.611	0.006	0.150	0.688	18.714
	WRD	2.713	0.009	-	0.024	-
Total / Ave. Measured + Indicated		186.984	0.006	0.143	1.066	26.728
Inferred	WRD	2.778	0.008	-	0.022	-
Total / Ave Inferred		2.778	0.008	0.000	0.022	0.000
Notes:
1. The Mineral Resources were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is Ore Reserve Manager, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for economic extraction.
3. No cut-off grade has been applied for the estimation of Mineral Resources. Mineral Resource tonnes are reported based on a gold price of USD1,723/oz.
4. Tonnes are reported as million tonnes rounded to three decimal places. Gold values are rounded to zero decimal places.
5. Uranium content is reported as part of the MWS Mineral Resource estimate only.
6. Metal content does not include allowances for processing losses.
7. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
8. Rounding as required by reporting guidelines may result in apparent summation differences .
9. The Mineral Resource estimate is for Harmony’s 100% interest.

Effective Date: 30 June 2022 3

Technical Report Summary for Mine Waste Solutions, North West, South Africa
Table 1-2: Summary of the West Wits Operation Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9

METRIC			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (g/t)	U3O8 (kg/t)	Gold (kg)	U3O8 (t)
Indicated	TSF	22.899	0.36	-	8,260	-
	WRD	1.102	0.47	-	513	-
Total / Ave. Measured + Indicated		24.001	0.37	0.000	8,773	0

IMPERIAL			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (oz/t)	U3O8 (lb/t)	Gold (Moz)	U3O8 (Mlbs)
Indicated	TSF	25.242	0.011	-	0.266	-
	WRD	1.214	0.014	-	0.016	-
Total / Ave. Measured + Indicated		26.457	0.011	0.000	0.282	0.000
Notes:
1. The Mineral Resources were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is Ore Reserve Manager, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for economic extraction.
3. No cut-off grade has been applied for the estimation of Mineral Resources. Mineral Resource tonnes are reported based on a gold price of USD1,723/oz.
4. Tonnes are reported as million metric tonnes (“Mt”) rounded to three decimal places. Gold values are rounded to zero decimal places.
5. Uranium content is reported as part of the MWS Mineral Resource estimate only.
6. Metal content does not include allowances for processing losses.
7. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
8. Rounding as required by reporting guidelines may result in apparent summation differences .
9. The Mineral Resource estimate is for Harmony’s 100% interest.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
Table 1-3: Summary of the MWS Operation Mineral Reserves as at 30 June, 2022 1-5

METRIC
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Proven	TSF	21.083	0.26	5,553
Probable	TSF	419.192	0.27	113,173
Total / Ave (Proved + Probable)		440.275	0.27	118,726
IMPERIAL
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Proven	TSF	23.240	0.008	0.179
Probable	TSF	462.080	0.008	3.639
Total / Ave (Proved + Probable)		485.320	0.008	3.817
Notes:
1. The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is the Ore Reserve Manager, and a Harmony employee.
2. Tonnes, grade, and content are declared as net delivered to the mills.
3. Gold content is recovered gold after taking into consideration the modifying factors.
4. Mineral Reserves are reported using a cut-off grade of 0.23g/t and a gold price of USD1,546/oz.
5. Recovered gold (kg) is based on a conversion factor of 32.1507oz/kg.

Table 1-4: Summary of the West Wits Operation Mineral Reserves as at 30 June, 2022 1-5

METRIC
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Grade (g/t Au)	Content Au (kg)
Probable	TSF	19.325	0.33	6,288
Total / Ave (Proved + Probable)		19.325	0.33	6,288
IMPERIAL
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Gold Grade (oz/t)	Content (Moz Au)
Probable	TSF	21.302	0.009	0.202
Total / Ave (Proved + Probable)		21.302	0.009	0.202
Notes:
1. The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is the Ore Reserve Manager, and a Harmony employee.
2. Tonnes, grade, and gold content are declared as net delivered to the mills.
3. Gold content is recovered gold after taking into consideration the modifying factors.
4. Mineral Reserves are reported using a cut-off grade of 0.28g/t and a gold price of USD1,546/oz.
5. Recovered gold (kg) is based on a conversion factor of 32.1507oz/kg.

Effective Date: 30 June 2022 5

Technical Report Summary for Mine Waste Solutions, North West, South Africa
In the opinion of the QP, given that Mine Waste Solutions is an established operation, the Modifying Factors informing the Mineral Reserve estimates would at minimum, satisfy the confidence levels of a Pre-Feasibility Study.

The economic analysis of the cash flows displays positive results and are deemed both technically and economically achievable.

Capital and Operating Cost Estimates
The capital cost estimates for the MWS and West Wits operations are determined at corporate level, using the business plan as a basis. The capital cost elements include equipment, infrastructure and operating capital. The capital costs are reported in ZAR terms and on a real basis.

The capital cost estimates for MWS are presented in Table 1-5. West Wits does not have any capital requirements.

The operating cost estimates for the MWS and West Wits operations are categorised into nine allocated cost categories. The capital costs are reported in ZAR terms and on a real basis. A summary of the MWS and West Wits operating cost estimate, per stream, are presented in Table 1-6 and Table 1-7, respectively.

Permitting Requirements
To successfully operate a mining or reclamation operation in South Africa, the State requires compliance with applicable environmental laws, regulations, permits and standards. Mine Waste Solutions adheres to said compliance and regulatory standards and have, in addition, implemented an Environmental Management System in line with the ISO 14001. Mine Waste Solutions has all permits required to operate. The status of the permits held by the company are presented in Table 1-8.

Conclusions
Mine Waste Solutions is a wholly owned asset of Harmony, which is comprised of the MWS and West Wits operations. The majority of the assets were previously owned by AngloGold Ashanti and have been operating for many years. The operations are accessible and have good regional infrastructure. Management has a good handle on aspects pertaining to legal and environmental matters with respect to operating within the South African law, as regulated by the MPRDA, and supporting legislation.

MWS and West Wits have a significant Mineral Resource base, comprising gold-bearing TSFs and WRDs. These man-made deposits have their own depositional and mineralisation characteristics, and the exploration, modelling and estimation practices informing Mineral Resource estimates for these types of deposits is well established. The exploitation of these deposits either through reclamation by hydraulic monitoring guns or through loading operations is also well established, and Mine Waste Solutions has all the necessary infrastructure required to implement the mine plan.

Under the assumptions in this TRS, the MWS and West Wits operations shows a positive cash flow over the Life of Mine which supports the Mineral Resource and Mineral Reserve estimates, and the mine plan is achievable under the set of assumptions and parameters used.

Recommendations
It is recommended that a drone survey be carried out monthly to provide a high degree of accuracy with respect to digital terrain model and monthly survey results. The associated cost would be ZAR600,000 per annum (“pa”).

Stringent measures must be put in place to ensure the reclamation is done at an acceptable density to avoid bypass to Kareerand to ensure all declared tonnages are processed for gold.

In the case where deposition occurred after drilling, it is recommended that the model totals be updated with the deposited volumes, tonnage and gold grade.

Effective Date: 30 June 2022 6

Technical Report Summary for Mine Waste Solutions, North West, South Africa

Table 1-5: Summary of LOM Capital Cost Estimate for MWS Operation Major Projects

Capital Cost Element (ZARm)	Total LOM (FY2023 - FY2039)
Kareerand	2,052.34
West 1	215.06
Mispah 1	400.90
Buffels5	56.97
MWS 4 & 5 Pump1	309.77
Stream 4	168.62
VR Substation	21.10
Other	1,658.21
Total	4,882.98

Table 1-6: Summary of Operating Cost Estimates for MWS Operation (MWS Gold Plant)

Operating Costs (ZAR/t processed)	Actual (2021/2022)	Budget (2022/2023)
Maintenance	1.26	1.28
Plant Labour	2.24	2.44
Operational Consumables	0.12	0.38
Plant Contractors	4.26	4.40
Cost Allocations	51.31	49.99
Major Engineering Stores	0.81	0.42
Services	1.36	0.99
Engineering	4.36	4.48
Mine Overheads	3.40	2.79
Total	69.12	67.17

Effective Date: 30 June 2022 7

Technical Report Summary for Mine Waste Solutions, North West, South Africa

Table 1-7: Summary of Operating Cost Estimates for West Wits Operation

Operating Costs (ZAR/t processed)	West Wits and Savuka Plant
Maintenance	0.86
Plant Contractors	6.16
Cost Allocations	69.60
Major Engineering Stores	0.37
Engineering	3.02
Mine Overheads	5.26
Total	85.27
Table 1-8: Status of Environmental Permits and Licences

Operation	Permit / Licence	Reference No.	Issued By	Date Granted	Validity
MWS	Atmospheric Emissions Licence: MWS Gold Plant	NWPG/CHEMWES/AEL 4.1; 4.2 & 4.17	DEDECT	30-Sep-20	29-Sep-25
	Certificate of Registration Inflammable Liquids and Substances: Chemwes Plant	Various Certificates issued for All Areas of the plant and outside sections	City Council of Matlosana		31-Dec-21
	Water Use Licence: Chemwes	08/C24B/AACIG/8368 27/2/2/C224/101/1	DWS	31/11/2018	31/11/2028
New WUL issued on 10 June 2022, however it is being reviewed as it excluded some permitted activities that were in the previous WUL. Currently operating under previous WUL.
	Environmental Authorisation for expansion of Karee	NWP/EIA/176/2008	DMRE	2021/11/11	N/A
	Licence to construct a dam with safety risk: Chemwes	12/2/C241/37	DWS	18-Jun-10	NA
West Wits	Atmospheric Emissions Licence	WR/16-17/AEL9/3	Dr. Kenneth Kaunda District Municipality	02-Oct-18	02-Oct-23
	Water Use Licence	08/C23E/AEFGJ/1250	DWS	30-Nov-18
Amended WUL submitted 2020. Waiting for approval.
	Environmental Authorisation	(GP) 30/5/1/2/3/2/1(01) EM	DMRE	26-Sep-18	N/A
(GP) 30/5/1/2/2(01) MR
Waiting for transfer to Harmony to be completed.
	Waste Management Licence	Gaut 002/09-10/W0011	GDARD	27-Jul-15	Expired
		AGA submitted renewal application. Awaiting approval.	DMRE
Note: DEDET - Department of Economic Development, Environment, Conservation and Tourism, DWS - Department of Water and Sanitation, Department of Mineral Resources and Energy, GDARD - Gauteng Department of Agriculture and Rural Development, AGA - Anglogold Ashanti Limited

Effective Date: 30 June 2022 8

Technical Report Summary for Mine Waste Solutions, North West, South Africa

2Introduction
Section 229.601(b)(96) (2) (i-v)
This TRS on Mine Waste Solutions has been prepared for the registrant, Harmony. The TRS has been prepared in accordance with the U.S. SEC Disclosure by Registrants Engaged in Mining Operations (disclosure regulations S-K 1300). It has been prepared to meet the requirements of Section 229.601(b)96 - Technical Report Summary. The purpose of this TRS is to provide open and transparent disclosure of all material, exploration activities, Mineral Resource and Mineral Reserve information to enable the investor to understand Target which forms part of Harmony’s activities.
This TRS has been prepared from the following sources of information:
•Competent Persons Report dated 30 June 2022 prepared by Mr BJ Selebogo;
•2022 and 2023 Harmony Corporate Business Plan; and
•published Mineral Resource and Mineral Reserve statement as at 30 June 2022.

This TRS was prepared by QPs employed on a full-time basis by the registrant. The QPs qualifications, areas of responsibility and personal inspection of the properties are presented in Table 2-1.

Table 2-1: QP Qualification, Section Responsibilities and Personal Inspections

Qualified Person	Professional Organisation	Qualification	TRS Section Responsibility	Personal Insp.
Mr BJ Selebogo	SAGC	MSCC, HND (MRM), CoC Mine Survey	11, 12, 13, 17, 20, 21, 22, 23	Full time
Ms MS Maipushi	SACNASP	BSc. (Hons) Geol	6, 7, 8, 9, 10, 11	Full time
Mr MR Masakona	ECSA, MMMA, SAIMM	BSc. Eng (Chemical)	13, 14, 15	Full time
Mr N van Noordwyk	AMIChemE AMSAIMM	B. Eng. Chem	10, 14, 15	Full time
Mr C Badashe	MMMA	Tailings Management	13, 15	Full time
Mr SS Selamolela	MMMA	NHD – Extraction Metallurgy	13, 14, 15	Full time
Mr D de Witt	SAICA	Hons BCom/MBA	18, 19	Full time
Ms C Labuschagne	N/A	B. Comm, MDP	18, 19	Full time
Ms. B Diseko	SAATCA	M Env Man	17	Full time
Ms N Strydom	N/A	LLB H:Dip Corporate Law	17	Full time
H Mashaba	N/A	BSc. (Hons) Env Man	17	Full time

This TRS is the first filing of such a document with the SEC and has an effective date as at 30 June 2022. No material changes have occurred between the effective date and the date of signature.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

3Property Description and Location
Section 229.601(b)(96) (3) (i-vii)
Mine Waste Solutions is comprised of two distinct, geographically separated, operations namely the MWS Operation located on the Free State - North West provincial boundary, and the West Wits Operation situated in the West Rand Region of the Gauteng Province (Figure 3-1). Each operation will be discussed separately due to their geographical locations.
3.1MWS Operation
3.1.1Description and Location
MWS is located in the Vaal River area, and straddles the Free State, North West provincial border of South Africa, close to the town of Klerksdorp. The MWS Gold Plant (26° 50’8.66”E; 26° 47’41.83”S) is situated close to the town of Stilfontein, while the TSFs and WRD for this operation are scattered over an area that stretches approximately 13.5km north to south and 14.0km east to west (Figure 3-1).

The MWS Operation reprocesses tailings from 15 TSFs which are fed to three separate streams within the MWS Gold Plant (Table 3-1). The location of the surface deposits are indicated on Figure 3-2.

Table 3-1: MWS Surface Deposits and Processing Route

Operation	Type	Surface Deposit ID	Processing Plant	Processing Stream
MWS	TSF	Abandon	MWS Gold Plant	Stream 1 & Stream 4 for West Sources
	TSF	Ariston Gully
	TSF	West Grass Dam
	TSF	South East Extension
	TSF	Sulphur Paydam
	TSF	West Compartment 1
	TSF	West Compartment 2
	TSF	East Tailings		Stream 2
	TSF	Buffels 5
	TSF	Buffels 3
	TSF	Mispah 1
	TSF	Harties 1		Stream 3
	TSF	Harties 2
	TSF	MWS 4
	TSF	MWS 5
	TSF	West Compartment 3	In Mineral Resource - not currently being treated.
	TSF	West Compartment 4
	TSF	West Extension
	TSF	Harties 5
	TSF	Harties 6
	TSF	Harties 7
	TSF	Buffels 1
	TSF	Buffels 2
	TSF	Buffels 4
	TSF	Kopanang Paydam
	WRD	Moab
	WRD	Buffels 9
	WRD	Margaret

3.1.2Mineral Tenure
The MWS Operation’s licence to operate is covered by the Environmental Authorisation under the National Environmental Management Act No. 107 of 1998. In terms of the current legislation, the MPRDA, a mining right is not required to reclaim TSFs. The location of the various residue deposits is indicated in Figure 3-2.

Following the acquisition of MWS Operation, all relevant permits and licences were transferred to Harmony including the approved EMP, the financial provision for rehabilitation liabilities for the MWS Operation mining rights, as well as the historic surface rights permits for MWS Operation. All of these permits are still valid.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 3-1: Location of MWS and West Wits

MWS and West Wits Operations
National Road
Secondary Road
Towns
River
Plant
Shaft
Dams
Waste Dumps
TSF
Provincial Boundary
Pretoria
Johannesburg
Bloemfontein
Durban
Cape Town
N 14
N 12
N 1
West Wits Operation
Carletonville
Savuka Mine
Mponeng Mine
Kusasalethu Mine
North West
Gauteng
Free State
Soweto
Evaton
Vanderbijlpark
Potchefstroom
MWS Operation
Klerksdorp
Parys
Vaal River
0
20km
N
26°42'S
27°06'E

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 3-2: Mineral Tenure and Location of MWS Operation

West Wits Operation
Potchefstroom
Klerksdorp
MWS Operation
Parys
Klerksdorp
Stilfontein
Khuma
Orkney
MWS 5
MWS 4
MWS 2
MWS Gold Plant
Margaret WRD
Scott
Harties 5 & 6
Harties 1 & 2
Kareerand
Sulphur Paydam
Harties 7
Buffels 9 WRD
South East Extension
Ariston Gully
2
1
3
4
Buffels 1-4
West Compartment 1
Emergency Dam
East Tailings
Buffels 5
West Extension
Vaal River
West Compartment 2
Abandon
West Grass
West Compartment 3,4
MWS and West Wits Operations
National Road
Secondary Road
Towns/Villages
River
Plant
WRD
TSF
Active TSF
Moab WRD
Kopanang
Mispah 1
Mispah 2
Kopanang TSF
N
0
5km
27°00'S
26°40'E

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
3.1.3Property Permitting Requirements
MWS has all the permits required to operate and to realise the current life of mine (“LOM”) plan reflected in the Mineral Reserve estimate and has access to all the properties it requires to conduct its current mining activities (Table 3-2).

Table 3-2: MWS Property and Land Ownership

Surface Deposit ID	Farm Name & No.	Portion No.	Owner	Title Deed No.
MWS 4	Stilfontein 408 IP	15	Chemwes Pty Ltd	T18439/2005
	Stilfontein 408 IP	49	Chemwes Pty Ltd	T18439/2005
MWS 5	Stilfontein 408 IP	15	Chemwes Pty Ltd	T18439/2005
	Stilfontein 408 IP	48	Chemwes Pty Ltd	T18439/2005
Margaret WRD	Stilfontein 534 IP	0	Omv Pty Ltd	T35140/2021
Harties 1&2	Zandpan 423 IP	0	Driade cc	T2888/1992
	Zandpan 423 IP	4	Republic of South Africa	T75460/2012
	Mapaiskraal 441 IP	1	African Rainbow Minerals Ltd	T121387/2000
Harties 5&6	Zandpan 423 IP	3	Temotuo rehabilitation co	T25046/2001
	Zandpan 423 IP	4	Republic of South Africa	T75460/2012
South East TSF	modderfontein 440 IP	4	Anglogold Ashanti Ltd	T6528/1966
	Vaalkop 439 IP	3	Anglogold Ashanti Ltd	T1744/1946
Sulphur Paydam	Modderfontein 440 IP	4	Anglogold Ashanti Ltd	T6528/1966
East TSF	Modderfontein 440 IP	4	Anglogold Ashanti Ltd	T6528/1966
Buffels 1 - 4	Buffelsfontein 443 IP	9	Chemwes Pty Ltd	T76488/2013
Buffels 5	Mapaiskraal 441 IP	0	Anglogold Ashanti Ltd	T50547/1980
	Mapaiskraal 441 IP	2	Rocha Maria Ines Da	T37394/1990
Buffels 9 WRD	Hartebeestfontein 422 IP	8	Buffelsfontein Gold Mines Ltd	T95911/1996
	Hartebeestfontein 422 IP	41	Buffelsfontein Gold Mines Ltd	T95911/1996
	Buffelsfontein 443 IP	9	Chemwes Pty Ltd	T76488/2013
Kareerand	Megadam 574 ip	0	Chemwes Pty Ltd	T80960/2010
West Extension	Nooitgedacht 434 IP	200	Anglogold Ashanti Ltd	T75834/2013
	Witkop 438 IP	2	Anglogold Ashanti Ltd	T78274/1999
West complex	Nooitgedacht 434 IP	200	Anglogold Ashanti Ltd	T75834/2013
	Witkop 438 IP	1	Anglogold Ashanti Ltd	T78274/1999
		2	Anglogold Ashanti Ltd	T78274/1999
		4	Anglogold Ashanti Ltd	T78274/1999
Harties 7 TSF	Klerksdorp 424 IP	1	City of Matlosana	G201/1906
Ellaton TSF	Strathmore 436 IP	5	City of Matlosana	T58081/1981
Moab WRD	Anglo 593	0	Harmony Moab Khotsong Operations Pty Ltd	T8152/2018
	Hoekplaats 598	0	Harmony Moab Khotsong Operations Pty Ltd	T8152/2018
	Mispah 274	0	Harmony Moab Khotsong Operations Pty Ltd	T8152/2018
Mispah TSF	Mispah 274	0	Harmony Moab Khotsong Operations Pty Ltd	T8152/2018
3.2West Wits Operation

3.2.1Description and Location
The West Wits Operation is situated in the West Rand Region of the Gauteng Province (Figure 3-1). The West Wits Operation is situated approximately 75km west of Johannesburg. The site is approximately 7km south of Carletonville. West Wits Operation occupies an area 4,176ha in extent and is close to the boundary between Gauteng and North West Province (Figure 3-1).

The West Wits Operation reprocesses tailings from the Old North TSF dumps and waste rock from the Savuka WRD at the Savuka Plant (26° 25’20.31”E and 27° 24’11.30”S) (Figure 3-3).

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 3-3: Mineral Tenure and Location of West Wits Operation

West Wits Operation
Potchefstroom
Klerksdorp
MWS Operation
Parys
N
500
Blyvoor 7
Blyvoor 6
Savuka
L17
L18
L21
L20
L19
L22
Savuka Plant
Savuka Shaft
TauTona Shaft
Old North
5A
Savuka TSF
5B
7A
7B
Mponeng
Mponeng Plant
Mponeng Shaft
Solid Waste Disposal Site
26°27'S
Kusasalethu Shaft
Kusasalethu Plant
Kusasalethu
N 12
Wedela
Mponeng
Kusasalethu
27°21'E
0
2km
MWS and West Wits Operations
GP 30/5/1/2/2/248MR
GP 30/5/3/2/2/01MR
National Road
Secondary Road
Towns/Villages
Plant
Shaft
WRD
TSF
Active TSF

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
The feed sources for West Wits are presented in Table 3-3.

Table 3-3: West Wits Surface Deposits and Processing Route

Operation	Type	Surface Deposit ID	Processing Plant
West Wits	TSF	Old North TSF L 19	Savuka Plant
	WRD	Mponeng Low Grade	In Mineral Resource - not currently being treated.
	TSF	Old North TSF L17, L20, L21, L22	In Mineral Resource - not currently being treated.

3.2.2Mineral Tenure
South African Mining Law is regulated by the MPRDA which is the predominant piece of legislation dealing with acquisitions or rights to conduct reconnaissance, prospecting and mining. There are several other pieces of legislation which deal with such ancillary issues such as royalties (the Mineral and Petroleum Resources Royalty Act, 2008), title registration (the Mining Titles Registration Act, 1967), and health and safety (the Mine Health and Safety Act, 1996).

The following mining rights make up the full mining right area of approximately 6,673ha:
•GP30/5/1/2/2(01) MR valid from 14 February 2006 to 13 February 2036;
•GP30/5/1/2/2(248) MR valid from 16 October 2012 to 15 October 2022.

The mining rights 01MR and 248MR were ceded from AngloGold Ashanti Limited ("AngloGold" or “AGA”) to Golden Core Trade and Investment (Pty) Ltd ("Golden Core"), a wholly-owned subsidiary of Harmony on 30 September 2020 and were successfully registered in the Mining Titles Office on the 14 June 2021 as part of AngloGold’s sale of their last remaining South African assets to Harmony, including its West Wits Operations ("Transaction").

A section 102 Application in terms of the MPRDA was submitted previously by AngloGold in March 2017 to consolidate its West Wits mining rights into a single mining right (GP30/5/1/2/2(01) MR). The AngloGold Application was approved by the Department of Minerals and Energy ("DMRE") in August 2020, but was, however, not implemented due to a change in circumstances as a result of the transaction, and will consequently be withdrawn by AngloGold. On 15 February 2022, Golden Core submitted an application in terms of section 102 of the MPRDA, substantively similar to the AngloGold Application, to consolidate the mining rights and mining right areas into a single mining right (GP30/5/1/2/2(01) MR) ("Golden Core Application"). The Golden Core Application is currently pending at the DMRE.

The mineral rights are summarised in Table 3-4. The location of the residue deposits is presented in Figure 3-3.

Table 3-4: Summary of Mining Rights for West Wits

Operation	Licence Type	Reference No.	Effective Date	Expiry Date	Area (ha)
Mponeng Mine	Mining Right	GP30/5/1/2/2(01) MR	14-Feb-2006	13-Feb-2036	6,477.35
Magnum Farm	Mining Right	GP30/5/1/2/2(248) MR	16-Oct-2012	15-Oct-2022	195.83
Total					6,673.18

There is no material litigation (including violations or fines) against Golden Core which threatens its mineral rights, tenure, or operations.

3.2.3Property Permitting Requirements
West Wits has all the permits required to operate and to realise the current LOM plan reflected in the Mineral Reserve estimate and has access to all the properties it requires to conduct its current mining activities (Table 3-5).

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
Following the acquisition of West Wits surface operations, all relevant permits and licences were transferred to Harmony including the approved EMP, the financial provision for rehabilitation liabilities for the West Wits Operation mining rights, as well as the historic surface rights permits for West Wits Operation. All of these permits are still valid.

Table 3-5: West Wits Property and Land Ownership

Surface Deposit ID	Farm Name & No.	Portion No.	Owner	Title Deed No.
Mponeng TSF	Elandsfontein 115 IQ	23	Anglogold Ashanti Ltd	T34878/2010
New North TSF 7B	Doornfontein 118 IQ	25	Anglogold Ashanti Ltd	T46676/1999
New North TSF 7A	Doornfontein 118 IQ	25	Anglogold Ashanti Ltd	T46676/1999
	Blyvooruitzicht 116 IQ	93	Anglogold Ashanti Ltd	T34877/2010
New North TSF 5B	Blyvooruitzicht 116 IQ	16	Anglogold Ashanti Ltd	T46676/1999
	Blyvooruitzicht 116 IQ	17	Anglogold Ashanti Ltd	T46676/1999
	Blyvooruitzicht 116 IQ	93	Anglogold Ashanti Ltd	T34877/2010
	Doornfontein 118 IQ	25	Anglogold Ashanti Ltd	T46676/1999
New North TSF 5A	Blyvooruitzicht 116 IQ	16	Anglogold Ashanti Ltd	T46676/1999
	Blyvooruitzicht 116 IQ	93	Anglogold Ashanti Ltd	T34877/2010
Old North TSF	Blyvooruitzicht 116 IQ	1	Blyvooruitzicht Gold Mining Co Ltd	T14831/1986
	Blyvooruitzicht 116 IQ	70	Blyvooruitzicht Gold Mining Co Ltd	T11479/1966
	Blyvooruitzicht 116 IQ	93	Anglogold Ashanti Ltd	T34877/2010
Savuka WRD	Blyvooruitzicht 116 IQ	3	Anglogold Ashanti Ltd	T46676/1999
Mponeng WRD	Elandsfontein 115 IQ	5	Anglogold Ashanti Ltd	T58640/1999

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
4Accessibility, Climate, Local Resources, Infrastructure and Physiography
Section 229.601(b)(96) (4) (i-iv)
Due to the operation’s geographical separation, each is discussed separately in the sections to follow.

4.1MWS Operation
4.1.1Accessibility
The MWS Operation is accessible from Johannesburg via the N12 national road and R502 regional road in Klerksdorp, North West. A large network of either tarred roads or well-maintained gravel roads exist between the tailing dams, waste rock dumps and the MWS Plant that are scattered in the area (Figure 3-1).

4.1.2Physiology and Climate
The area where the MWS Operation is situated is at an elevation ranging between 1,270m above mean sea level (“amsl”) and 1,340masl. A natural rocky ridge (Black Reef rocks) constitutes the northern boundary of the operational area, with man-made structures such as headgears and TSFs altering the topography of the landscape.

The region’s climate is characterised as sub-tropical dry savanna, with a mean annual evaporation at ~1,300mm which far exceeds mean annual rainfall of ~600mm.

Temperature patterns are characterised by seasonal and daily variations, where summers are hot and winters are mild to cold. The seasonal fluctuations in mean temperatures vary between 2°C and 22°C in the winter months (May – August) and vary between 13°C and 29°C in the summer months (September – April). The month of June is generally the coldest month with lowest recorded temperatures of an estimated 5°C while the maximum recorded temperature of 29°C generally occurs in February.

4.1.3Local Resources and Infrastructure
Infrastructure in the region is well established supporting the numerous operational gold mines in the area. The regional infrastructure includes national and provincial paved road networks, power transmission and distribution networks, water supply networks and communication infrastructure.

4.2West Wits Operation
4.2.1Accessibility
The West Wits Surface operations near Carletonville are accessible via the N12 national road and R500 regional road from Johannesburg.

4.2.2Physiology and Climate
The area where the West Wits Operation is situated is approximately at an elevation of 1,700m above sea level. A prominent rocky ridge known as the Gatsrand extends across the West Wits Operation from east to west forming a watershed. Other man-made structures such as headgears, TSFs and WRDs altering the topography of the landscape.

The West Wits Operation falls within the Highveld climatic zone, which is characterized by warm temperatures, dry winters and summer rainfall (with all conditions being erratic and extremely variable). The mean annual evaporation is recorded at ~596mm with the highest precipitation occurring in January (194.7mm) and the lowest occurring in July (2.3mm).

The summer months are warm and mostly clear, and winters are cold and dry. The month of July is generally the coldest month with lowest recorded temperatures of an estimated 2°C while the maximum recorded temperature of 27°C generally occurs in February. The seasonal fluctuations in mean temperatures between the warmest and the coldest months vary between 12°C and 15°C.

4.2.3Local Resources and Infrastructure
Infrastructure in the region is well established supporting the numerous operational gold mines in the area. The regional infrastructure includes national and provincial paved road networks, power transmission and distribution networks, water supply networks and communication infrastructure.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
5History
Section 229.601(b)(96) (5) (i-ii)
5.1Historical Ownership and Development
5.1.1MWS Operation
The MWS Gold Plant commenced production in 1952 and was the original gold processing plant for the Stilfontein Gold Mine. Following the rise in the uranium price in the 1970s, the operation investigated uranium recovery from the Stilfontein Gold Mine’s gold tailings dams and commissioned the uranium plant in mid-1979. The plant operated until 1989, processing 29.4Mt of tailings and recovering 4.56t of U3O8. In 2003, the plant was converted into a gold tailings treatment operation and no further uranium was produced at that stage.

In 2007, First Uranium (Pty) Ltd (South Africa) ("First Uranium") acquired the MWS Operations with the purpose of treating the tailings dams for both gold and uranium. The second and third processing plants were commissioned between 2007 and 2012.

On 20 July 2012, the MWS Operations were acquired by AngloGold from First Uranium. The MWS uranium plant and flotation plants were commissioned in 2014 and were further reconfigured into a more efficient operation during 2016, as part of an optimisation drive. In 2017, the uranium and flotation plants were discontinued resulting in MWS Gold Plant again producing only gold.

On the 1 October 2020 Harmony acquired all of AngloGold’s surface operations, including the MWS Operations.

5.1.2West Wits Operation
The Savuka Plant was commissioned in 1961 and originally designed to treat ore from Savuka Mine and TauTona Mine. In 2015, upon closure of the afore-mentioned shafts, the plant was converted into a tailings and WRD treatment facility. The Savuka Plant treats tailings material from Savuka and Mponeng TSFs and waste rock from the WRDs from the same operations. On the 1 October 2020, Harmony acquired all of AngloGold’s South African business, including the surface assets which constitute the West Wits Operation.

5.2Historical Exploration
Prior to 2011, grade estimations for the TSFs were based on residue grades obtained from the process plants, as well as various sampling projects in selected areas. No information has been provided on the historical drilling.

Most of these TSFs have since been re-sampled by means of an extensive auger drilling exercise which commenced in 2011. The exploration carried out since 2011 has been used in the estimation of the Mineral Resources and, as such, is discussed in Section 11. The remaining TSFs will be re-sampled once they go out of service and become dormant.

The reader should note that drilling cannot be carried out on WRDs due to their composition of unconsolidated rock. Therefore, historical exploration is not available. These deposits are sampled by Harmony for the purposes of Mineral Resource estimation, as discussed in Section 11.

5.3Previous Mineral Resource and Mineral Reserve Estimates
The previous Mineral Resource estimate for Mine Waste Solutions was declared as at June 2021 according to SAMREC Code, 2016. The previous Mineral Resource estimates are summarised in Table 5-1 and Table 5-2 for MWS and West Wits, respectively. The Mineral Resources are exclusive of Mineral Reserves and have been superseded by the current estimate prepared by Harmony in Section 11 of this TRS.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Table 5-1: Summary of the Previous MWS Mineral Resources as at 30 June 2021 (exclusive of Mineral Reserves)

METRIC			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (g/t)	U3O8 (kg/t)	Gold (kg)	U3O8 (t)
Measured	TSF	43.777	0.19	0.084	8345	3,667
	WRD	-	-	-	-	-
Sub Total / Ave Measured		43.777	0.19	0.084	8,345	3,667
Indicated	TSF	265.209	0.24	0.061	64,390	16,097
	WRD	6.689	0.36	-	2,429	-
Sub Total / Ave Indicated		271.898	0.25	0.061	66,820	16,097
Total / Ave. Measured + Indicated		315.675	0.24	0.064	75,165	19,763
Inferred	TSF	-	-	-	-	-
	WRD	2.918	0.28	-	817	-
Total / Ave Inferred		2.918	0.28	0.000	817	0

IMPERIAL			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (oz/t)	U3O8 (lb/t)	Gold (Moz)	U3O8 (Mlbs)
Measured	TSF	48.256	0.006	0.168	0.268	8.084
	WRD	-	-	-	-	-
Sub Total / Ave Measured		48.256	0.006	0.168	0.268	8.084
Indicated	TSF	292.343	0.007	0.121	2.070	35.487
	WRD	7.373	0.011	-	0.078	-
Sub Total / Ave Indicated		299.716	0.007	0.121	2.148	35.487
Total / Ave. Measured + Indicated		347.972	0.007	0.128	2.417	43.570
Inferred	TSF	-	-	-	-	-
	WRD	3.217	0.008	-	0.026	-
Total / Ave Inferred		3.217	0.008	0.000	0.026	0.000

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
Table 5-2: Summary of the Previous West Wits Mineral Resources as at 30 June 2021 (exclusive of Mineral Reserves)

METRIC			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (g/t)	U3O8 (kg/t)	Gold (kg)	U3O8 (t)
Measured	TSF	-	-	-	-	-
	WRD	-	-	-	-	-
Sub Total / Ave Measured		0.000	0.00	0.000	0	0
Indicated	TSF	7.350	0.45	-	3,289	-
	WRD	2.242	0.40	-	888	-
Sub Total Indicated		9.592	0.44	0.000	4,177	0
Total / Ave. Measured + Indicated		9.592	0.44	0.000	4,177	0
Inferred	TSF	-	-	-	-	-
	WRD	-	-	-	-	-
Total / Ave Inferred		0.000	0.00	0.000	0	0

IMPERIAL			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (oz/t)	U3O8 (lb/t)	Gold (Moz)	U3O8 (Mlbs)
Measured	TSF	-	-	-	-	-
	WRD	-	-	-	-	-
Sub Total / Ave Measured		0.000	0.000	0.000	0.000	0.000
Indicated	TSF	8.102	0.013	-	0.106	-
	WRD	2.471	0.012	-	0.029	-
Sub Total Indicated		10.573	0.013	0.000	0.135	0.000
Total / Ave. Measured + Indicated		10.573	0.013	0.000	0.135	0.000
Inferred	TSF	-	-	-	-	-
	WRD	-	-	-	-	-
Total / Ave Inferred		0.000	0.000	0.000	0.000	0.000

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
The previous Mineral Reserve estimate for Mine Waste Solutions as at 30 June 2021, was estimated in accordance with the SAMREC Code, 2016. Modifying Factors were applied to the Mineral Resource estimate to arrive at the Mineral Reserve estimate. The previous Mineral Reserve estimate is summarised in Table 5-3 and Table 5-4 for MWS and West Wits, respectively, and has been superseded by the current estimate prepared by Harmony as detailed in Section 12 of this TRS.

Table 5-3: Summary of the Previous MWS Mineral Reserves as at 30 June 2021

METRIC
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Proven	TSF	49.990	0.24	12,137
	WRD	-	-	-
Sub Total / Ave Proven		49.990	0.24	12,137
Probable	TSF	355.158	0.28	97,905
	WRD	-	-	-
Sub Total / Ave Probable		355.158	0.28	97,905
Total / Ave (Proved + Probable)		405.148	0.27	110,042
IMPERIAL
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Proven	TSF	55.105	0.007	0.390
	WRD	-	-	-
Sub Total / Ave Proven		55.105	0.007	0.390
Probable	TSF	391.495	0.008	3.148
	WRD	-	-	-
Sub Total / Ave Probable		391.495	0.008	3.148
Total / Ave (Proved + Probable)		446.600	0.008	3.538

Table 5-4: Summary of the Previous West Wits Mineral Reserves as at 30 June 2021

METRIC
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Grade (g/t Au)	Content Au (kg)
Proven	TSF	-	-	-
	WRD	-	-	-
Sub Total / Ave Proven		0.000	0.00	0
Probable	TSF	38.170	0.32	12,371
	WRD	-	-	-
Sub Total / Ave Probable		38.170	0.32	12,371
Total / Ave (Proved + Probable)		38.170	0.32	12,371
IMPERIAL
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Gold Grade (oz/t)	Content (Moz Au)
Proven	TSF	-	-	-
	WRD	-	-	-
Sub Total / Ave Proven		0.000	0.000	0
Probable	TSF	42.075	0.009	0.398
	WRD	-	-	-
Sub Total / Ave Probable		42.075	0.009	0.398
Total / Ave (Proved + Probable)		42.075	0.009	0.398
5.4     Past Production
Mine Waste Solutions’ surface operations, including the MWS Operation and the West Wits Operation, were previously owned by AngloGold (“AGA”) and have reprocessed TSF and WRD material for over 10 years ending in 2019. The last four years’ historical production from AngloGold and the previous two years’ production since Harmony took control are presented in Figure 5-1 and Figure 5-2.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 5-1: Graph of Past Production – Tonnes and Grade

40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
Tonnes Milled (kt)
0.20
0.19
0.18
0.17
0.16
0.15
0.14
0.13
0.12
0.11
0.10
Gold Grade (g/t Au)
2016 AGA
2017 AGA
2018 AGA
2019 AGA
Jan 20 - Sep 20 AGA
Oct 20 - Jun 21
FY2022
Year
Tonnes Milled (kt)
Gold Grade (g/t Au)

Figure 5-2: Graph of Past Metal Production

7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Gold Produced (kg)
2016 AGA
2017 AGA
2018 AGA
2019 AGA
Jan 20 - Sep 20 AGA
Oct 20 - Jun 21
FY2022
Year
Gold Produced (kg)

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
6Geological Setting, Mineralisation and Deposit
Section 229.601(b)(96) (6) (i-iii)
The TSFs and WRD which are processed by Mine Waste Solutions are man-made deposits, which arise from the processing of reefs or the deposition of waste material. They therefore have a very different geological setting, mineralisation and deposit-type to other orebodies.

6.1Regional Geology
Gold mined from Harmony’s deep level operations occurs within the Archean Witwatersrand Basin (Figure 6-1). The Witwatersrand Basin is an approximately 7,000m thick terrigenous sequence comprising mainly arenaceous and argillaceous, together with minor rudaceous, lithologies deposited in a fluvio-deltaic environment in the centre of the Archaean Kaapvaal Craton (Robb and Meyer, 1995).

The Witwatersrand Basin hosts the Witwatersrand Supergroup, which is subdivided into the basal West Rand Group (“WRG”) and overlying CRG (Robb and Robb, 1998). The WRG extends over an area of 43,000km2 and is up to 5,150m thick. It is sub-divided in into Hospital Hill Subgroup; Government Subgroup and Jeppestown Subgroup.

The CRG is up to 2,880m thick and covers an area of up to 9,750km2, with a basal extent of c.290km x 150km. It is sub-divided into the lower Johannesburg Subgroup and upper Turffontein Subgroup as shown in (Figure 6-2). These subgroups are separated by the Booysens Shale Formation. The CRG comprises coarse-grained fluvio-deltaic sedimentary rocks.

The major gold-bearing conglomerate reefs, including the three which are the main source of the material deposited on the TSFs and WRDs, are mostly confined to the CRG. The reefs are mined in seven major goldfields, including the East Rand, South Rand, Central Rand, West Rand, West Wits, Klerksdorp, Free State (Welkom), and Evander goldfields (Figure 6-1).

6.2Local Geology
The material contained in the TSFs and WRDs originates from deep level gold mines mined by Harmony and its predecessors and are located near the towns of Klerksdorp and Stilfontein (including the Moab Khotsong Mine, Stilfontein Gold Mine and Hartbeesfontein Gold Mine) and Carletonville (including Savuka Mine, Kusasalethu Mine and Mponeng Mine).

The mines near Carletonville have predominantly extracted tabular gold-bearing conglomeratic reefs, namely the CLR and VCR. The Klerksdorp operations have mainly exploited the VR.

The VCR horizon is located at the top of the Turffontein Subgroup of the CRG, capping the Witwatersrand Supergroup. The VR horizon is situated within the Krugersdorp Formation, in the Johannesburg Subgroup. The CLR is situated near the base of the Johannesburg Subgroup (Figure 6-2).

6.3Property Geology
6.3.1TSF
The TSF material is previously treated residue of gold-bearing conglomeratic reefs described above processing by CIL. They are man-made “deposits” and are not the result of natural sedimentary processes. The TSFs are typically deposited by a number of spigots, which are placed at intervals around the TSF, and these spigots are periodically raised as deposition takes place over time. The result is that the TSFs are comprised of horizontal or near-horizontal layers.

The typical particle size within the TSF will depend on the fineness of the comminution process in the plant that generated the tailings, but they are generally comprised of unconsolidated, fine to very fine-grained material.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 6-1: Geological setting of the Witwatersrand Basin

Pretoria
Johannesburg
Welkom
Bloemfontein
Durban
Cape Town
N
Pretoria
JHB Dome
Witpoortjie Break
Boksburg Gap
Johannesburg
Randfontein
Bank Break
Carletonville
West Wits
Springs
Evander
Devon Dome
Western Domes
Potchefstroom Gap
Potchefstroom
Klerksdorp
MWS
Vredefort
Vredefort Dome
Bothaville Gap
De Bron Fault
Kroonstad
Welkom
Virginia
Bethlehem
Harrismith
Bloemfontein
1
2
2a
3
4
4a
5a
5b
6
7
Towns
Witwatersrand Supergroup:
Central Rand Group
West Rand Group
Dominion Group
Archaean granite and greenstone
Major fault
Major Goldfields
1 Evander
2 East Rand
2a South Rand
3 Central Rand
4 West Rand
4a West Rand South
5 West Wits
5a Eastern Section
5b Carltonville
6 Klerksdorp
7 Welkom

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 6-2: Stratigraphy of the CRG in the Witwatersrand Supergroup
Source: Modified after Tucker et al. (2016)

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
The grade of the TSFs is determined by the grade of the ore source at the time that they were processed, and the processing efficiency. These parameters would both have varied over time, and hence the grade of the deposits can vary within a TSF, and between TSFs. The mining method applied for the deposits does not typically allow for partial or selective mining, and hence the grade estimation methodology tends to be focussed on achieving a robust estimate of the mean grade.

The reader should note that a stratigraphic column through the TSF (or WRD) would be meaningless as it is a man made, uniform structure. The stratigraphic column provided in Figure 6‑2 is related to the ore mined to produce the TSF (or WRD).

6.3.2WRDs
The WRD material is derived from the following underground workings:
•minor reef intersected while accessing the primary reef;
•gold-bearing reef within small fault blocks that were exposed by off-reef development; and
•cross-tramming of gold-bearing reef material to the waste tips.

The WRDs are man-made deposits, with very little structure or continuity, and one in which the grade does not behave as a natural mineral deposit. The WRDs are unconsolidated rock piles, in which the angle of the slope is determined by the angle of repose. The particle size is variable but can range from gravels to large boulders.

The WRDs are typically deposited by a conveyer belt system, which would have migrated over time, or they are deposited by trucks. The style of deposition can result in internal layering, but the grades are seldom sufficiently variable to model – and as with TSFs, the grade estimation methodology is focussed on achieving a robust estimate of the mean.

6.4Mineralisation
The most significant mineral in the TSFs and WRDs is quartz, which is above 60% of the bulk mineral composition. The gold predominantly occurs in pyrite. Other minerals identified are iron oxide, titanium oxide and calcite from the VR, VCR and CLR conglomerates.

The gold present in the TSFs is fine grained, less than 20µm on average, with the majority of the gold being locked up with poor surface exposure.

The main uranium mineral in the Witwatersrand Supergroup is uraninite. Uraninite grains are associated with gold and other heavy minerals such as pyrite, chromite, zircon, rutile. The grain size of the uraniferous minerals identified within the TSF are between 20 - 40µm.

6.5Deposit Type
The TSFs are tabular, man-made deposits of previously processed waste material from conglomeratic reefs.

The WRDs are tabular, man-made deposit of previously uncrushed and untreated, low-grade material.
6.6Commentary on Geological Setting, Mineralisation and Deposit
The QP is of the opinion that the source and characteristics of the material deposited on the TSFs and WRDs are well understood.

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7Exploration
Section 229.601(b)(96) (7) (i-vi)
Prior to 2011, grade estimations for the TSFs were based on residue grades obtained from the process plants, as well as various sampling projects in selected areas. Most of these TSFs have since been re-sampled by means of an extensive auger drilling exercise which commenced in 2011. The remaining TSFs will be re-sampled once they go out of service and become dormant.

WRDs cannot be explored using drilling because they are comprised of unconsolidated rock. No drilling is undertaken on the MWS and West Wits WRDs. The reader is referred to Section 8.2.1 for a summary of the sampling methods and approach.

7.1Mapping Surveys
No mapping is undertaken of TSFs nor WRDs because they are man-made residue deposits.

7.2Topographic Surveys
All of the TSFs and WRDs are surveyed on a monthly and annual basis to determine the volume of the contained material. The surveys are conducted using a Total Station and Rovers, to collect GPS data. These surveys are used both to inform the volume of the deposits for Mineral Resource estimation, and they are used to reconcile the monthly addition and depletion records, once mining takes place.

LiDAR surveys are not typically used to inform the Mineral Resource estimates and may be undertaken on an ad hoc basis to determine volume if required.

7.3TSF Surface Drilling Campaigns, Procedures and Results
The location of the surface drilling undertaken on the TSFs at both MWS’s and West Wits’ operations are presented in Figure 7-1 and Figure 7-2, respectively. A total of 1,471 drill holes have been drilled in these TSFs between 2011 and present.

7.3.1Drilling Methods
Drilling of the TSFs is undertaken using a portable hydraulic auger drilling machine, which uses a rotating spiral enclosed in a 50mm nominal core barrel. Drilling is conducted vertically from the top of the TSF to intersect between 1.0m and 1.5m into the underlying strata.

All drilling of the TSFs since 2011 has been undertaken by an independent contractor, SGS South Africa (Pty) Limited, who sub-contracted Dump and Dune (Pty) Limited to perform the physical drilling.

The drill hole spacing is determined based on the purpose of the drilling. The initial drilling is undertaken on newly acquired TSFs or TSFs with no historical data. This is classified as Mineral Resource estimation drilling and is used to determine the average grade of the deposit.

Grade control drilling is applied during mining to increase the level of confidence in the Mineral Resource estimate. The grade control drilling uses the same drilling methods as described above. The drill hole spacing for the various types of drilling is shown in Table 7-1.

In addition, metallurgical test work is conducted to determine gold recovery parameters.

Table 7-1: TSF Drilling Grid Spacing

Drilling Purpose	Horizontal Direction (Xm, Ym)	Vertical Direction (Zm)
Exploration (Mineral Resource)	150 x 150	1.5
Grade Control	100 x 100 to 50 x 50	1.5
Geo-metallurgical Test work	200 x 200 or every second drillhole of Mineral Resource grid (150m)	6.0 (Composites)

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 7-1: Location of TSF Drilling at MWS Operation

West Wits Operation
Potchefstroom
Klerksdorp
MWS Operation
Parys
N
MWS 5
MWS 4
MWS 2
MWS Gold Plant
Klerksdorp
Margaret WRD
Stilfontein
Scott
Khuma
Harties 5 & 6
Harties 1 & 2
Kareerand
Sulphur Paydam
Harties 7
Buffels 9 WRD
South East Extension
Ariston Gully
Buffels 1-4
West Compartment 1
Emergency Dam
East Tailings
Buffels 5
West Extension
Vaal River
West Compartment 2
Abandon
West Grass
West Compartment 3,4
Moab WRD
Kopanang
Orkney
Mispah 1
Mispah 2
Kopanang TSF
27°00'S
26°40'E
0
5km
MWS and West Wits Operations
National Road
Secondary Road
Towns/Villages
River
Plant
WRD
TSF
Active TSF
Drill Holes

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 7-2: Location of TSF Drilling at West Wits Operation

West Wits Operation
Potchefstroom
Klerksdorp
MWS Operation
Parys
N
500
Blyvoor 7
Blyvoor 6
Savuka
Savuka Plant
Savuka Shaft
TauTona Shaft
5A
Old North
Savuka TSF
5B
7A
7B
Mponeng
Mponeng Plant
Mponeng Shaft
Solid Waste Disposal Site
26°27'S
Kusasalethu Shaft
Kusasalethu Plant
Kusasalethu
N 12
Wedela
Mponeng
Kusasalethu
27°21'E
0
2km
MWS and West Wits Operations
National Road
Secondary Road
Towns/Villages
River
Plant
Shaft
WRD
TSF
Drill Holes

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Drill “cores” or samples are extracted at 1.5m intervals. Three different lengths of the rotating spiral core barrel and extension rods of 1.5m, 3.0m and 4.5m are connected as the drill hole depth increases vertically downwards to maintain the 1.5m sample extraction.

The TSF auger drilling process is undertaken according to the internal best practice, as outlined in Harmony procedure document (STD2015-2378). This standard describes the full process including drilling, logging and sampling. The drilling methodology and orientation is dictated by the fine-grained nature of the deposit, and the near-horizontal layering.

7.3.2Collar and Downhole Surveys
Drill hole collars completed on the TSFs are planned by the geologist and then pegged on the TSFs by the internal surveyor using a Global Positioning System (“GPS”) with an accuracy of 0.03m. The LO27 Cape Datum system is used to record the coordinates.

No downhole surveys are carried out on any of the drill holes.

7.3.3     Logging Procedure
The samples are collected in a plastic chute as the spiral is removed from the core barrel, and immediately transferred into sample bags. The sample bags are sealed and labelled with unique sample numbers prior to dispatch at the designated laboratory for analysis.

The samples are logged at the drilling site, by the responsible geologist. The information captured on the sample log sheet includes the unique sample number, sample mass, date collected, spatial location (survey collar) and a description of the sample, such as colour, mineral content and grain size.

7.3.4    Drilling Results
With over 28,977 samples having been taken since 2011, the results are too voluminous to be reported in this report. The results have, however, been included into the geological modelling and Mineral Resource estimation process.

7.3.5    Sample Recovery
While the TSF auger drilling process, with the spiral in the core barrel, is designed to maximise the sample recovery, obtaining good sample recoveries requires careful drilling and sample handling. Sample recovery recorded is recorded by measuring the total samples extracted, and a re-drill is required if the recovery is zero due to foreign material in the TSF, a hole adjacent to the original hole is drilled and taken in for analysis (the hole must be less than 2m away from original hole).

7.3.6     Sample Length and True Thickness
Samples are taken every 1.5m down the auger hole. The auger holes are drilled vertically into the TSF and therefore the drill length equals the true thickness.

7.4Hydrogeology
Hydrogeology is only applicable to TSFs and WRDs from an environmental perspective, as they are man-made deposits located above ground. The reader is therefore referred to Section 17.

7.5Geotechnical Data
No geotechnical investigations have been undertaken for the TSFs and WRDs.

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7.6Commentary on Exploration
In the QP’s opinion:
•the drilling and sampling methodology in use for Harmony’s TSFs has been developed specifically for the challenges posed by these deposits and is aligned with industry best practice. This protocol has been in place since 2011, and the drilling components are applied by contractors who are experienced in this specific methodology;
•the drill hole samples are deemed to be representative as they provide both vertical and horizontal coverage of each TSF;
•drill holes are positioned at regular intervals across the TSF;
•the data spacing, density and distribution is sufficient to support the estimation of Mineral Resources for the various TSFs; and
•WRDs are not explored using exploration methods due to their unconsolidated nature.

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8Sample Preparation, Analyses and Security
Section 229.601(b)(96) (8) (i-v)
This section summarises information relating to the sample preparation on site through to the laboratory preparation and analysis.

8.1TSFs
Sampling is carried out in accordance with the Harmony’s internal sampling procedure guidelines, which were first put in place by AngloGold in 2011.

8.1.1Sampling Method and Approach
Samples are collected at 1.5m increments, with each weighing approximately 3.0kg-4.5kg. As noted in Section 17, the samples are collected in a plastic chute as the spiral is removed from the core barrel, and immediately transferred into sample bags. No sub sampling occurs in the field.

The sample bags are sealed and labelled with unique sample numbers prior to dispatch at the designated laboratory for analysis. A sample list with the unique sample number is also generated for laboratory dispatch.

8.1.2Density Determination
There is no density testing for the TSFs, however, an industry-based density of 1.45t/m3 is currently used.

8.1.3Sample Security
At the end of each drilling shift, the samples are transported from the field to the storage facility by the responsible geologist. At the end of each drilling shift, the samples are delivered to the SGS lab for analysis. In times where the samples cannot be delivered to the lab, the samples are temporarily stored at the plant and delivered the following day at the lab.

The collection and transportation of the samples requires a gold-bearing material permit which is issued by the security department. The permit accompanies the samples in transit at all times. A signed waybill is also required for transporting samples. The samples are counted upon arrival at the designated laboratory to ensure that they correspond to the total number on the security waybill and log sheet.

8.1.4Sample Storage
60 days after analysis is complete. The samples are then delivered to the respective plant for permanent storage and future usage on other projects.

8.1.5Laboratories Used
During the period 2014 to 2019, samples were sent to the external SGS South Africa (Pty) Limited (“SGS”) laboratory in Allanridge for preparation and gold assay. Following the closure of the Allanridge laboratory, the SGS Vaal River, Orkney and Randfontein laboratories have been used for gold analysis and metallurgical test work. SGS is ISO/IEC 17025:2017 accredited for chemical analysis, with current certification expiring on 27 February 2025.

8.1.6Laboratory Sample Preparation
Upon receipt at the laboratory, the samples are first weighed to obtain the “as received” mass and then dried at 100 °C ±10 °C. The samples are weighed again after drying to obtain the dry mass and are subsequently agglomerated to a 1000µm sieve.

The dry and sieved samples are then sub-sampled by means of a 10-way rotary splitter. The 10 sub-samples (obtained from splitting) are transferred to individual sample bags together with barcoded laboratory sample tickets. One sub-sample is marked for gold assay and the second for uranium and sulphur analysis. The remaining sub-samples are used for metallurgical test work and Quality Assurance and Quality Control (“QAQC”).

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8.1.7Assaying Methods and Analytical Procedures
The method of sample analysis is Fire Assay with Flame Atomic Absorption Spectroscopy Finish (“FAAS”). The assaying and analysis procedures are summarised as follows:
•fluxing for fire assay:
•the required amount of flux (±330g) is measured and transferred into new crucibles which are lined with plastic bags. For low grade samples, SGS’s standard is 300g to 400g for 100g aliquot;
•each sample bag is emptied onto a brown paper sheet and flattened. Multiple scoops are collected with a thin bladed spatula until the required aliquot mass (100g) is obtained;
•the aliquot mass extracted is weighed in a weighing boat on a calibrated balance. The weights are captured in the Comlabs Computerised Laboratory Automation System (“CCLAS”);
•the required amount of silver nitrate is dispensed into the content of each charged crucible by means of a calibrated bottle dispenser; and
•the crucibles are then submitted to the furnace section.
•fusion and de-slagging:
•prepared samples are loaded into a pre-heated (1,100°C ±50°C) furnace for 55 minutes;
•the slag becomes thoroughly fluid and allows the lead to fall as a rain of fine droplets through the slag, collecting all the noble metals;
•the slag is allowed sufficient time to cool in the cast iron moulds;
•the anvil is cleaned with a continuous flow of air (preventing slag from being hammered into the lead buttons) during the de-slagging process; and
•the lead buttons are weighed at a dedicated mass balance. The mass of each lead button is checked against the rejection criteria, i.e., minimum mass of 60.36g and maximum mass of 93.80g;
•cupellation and digestion of prills:
•the cupels are cleaned and pre-heated before the lead buttons are transferred;
•prills are individually placed on the anvil and hammered; and
•the hammered prills are transferred into their respective (10ml) volumetric flasks and digested by a nitric acid (HNO3 70% m/m) and hydrochloric acid (HCl 33% m/m) solution (ratio of 1:3). Aqua regia dissolves the gold.

The method of sample analysis for uranium or other trace element is X-ray fluorescence spectrometry (“XRF”). The assaying and analysis procedures are summarised as follows:
•ensure all instruments used for sample analysis is verified daily before been used;
•pressed pellet preparation is required to achieve a homogenous pressed powder pellet my milling 20g ± 0.05g sample pulp with 3g ± 0.05g binder (Sasol Wax);
•the above mixture is milled in a milling pot with 5ml volume of Vertex XF or methanol added before the top of the pot lid is placed. Pre-set time of milling to 5 minutes. All equipment’s are cleaned in between sample preparation;
•an aluminium cup is used for pressing the milled sample. The cup is placed onto a hydraulic lift and pressed down button to lower the cup into the die enclosure. The die cap is gently placed on top. Mylar film is placed in between the sample and the die to avoid contamination from the die surface. This film is then removed immediately after pressing. Close the arm to lock the die and start pressing; and
•the pressed pallet is then taken in the XRF for reading of uranium or other trace elements.

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8.1.8     Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”)
TSF samples are submitted to the laboratory with QC material to verify accuracy and precision of the primary sample results. The QC material includes milled blanks, pulp duplicates and standards or certified reference materials (“CRM”). The CRMs are sourced from African Minerals Standards (“AMIS”) and cover the low-grade spectrum.

Each laboratory batch consists of 24 samples, of which four are the laboratory QC samples. The remaining 20 samples on the tray are a combination of the Harmony TSF primary samples and QC samples. The latter constitute more than 12% of the samples per assayed batch.

Assay results received from the laboratory for primary samples are considered acceptable if all the QC sample results have passed. If a blank or CRM fails, the samples above and below the failed QC samples are re-assayed. If the QC still fails, then the entire sample batch is re-assayed.

A summary of the quality control samples is provided in Table 8-1.

Table 8-1: Summary of Analytical Quality Control Data

Quality Control Material Type	No. of Samples Submitted	No. of Failed Samples	Action Taken
CRMs / standards	1,202	172	Queried with the laboratory for reanalysis of QC sample plus three above and below the failed QC
Milled blanks	1,173	61	Queried with the laboratory for reanalysis of QC sample plus three above and below the failed QC
Pulp duplicates (13-months rolling)	686	0	Used in calculation of laboratory repeatability

8.1.9     Standards
The control line used to assess the QC sample results are where previously on two times the standard deviation (“SD”) for CRMs. Following an external audit, Harmony Gold now uses three times the standard deviation for its internal CRMs.

The CRM results are used to identify any issues with specific sample batches, and biases associated with the laboratory to which primary samples are sent. Control charts are typically plotted of the CRM results. A total of 26 OXC145 observations were made from which six outliers were identified. Analytical bias including outliers is +4.41% and excluding outliers is -1.42%. On an AMIS0647, analytical is at 3.65% (including and excluding outliers).
8.1.9.1 Milled Blanks
The control line used to assess the QC sample results are two times the lowest detection limit for milled blanks.

The results of the milled blanks are used to identify any contamination of primary samples during the laboratory preparation process. Control charts are produced using the QC sample results in order to demonstrate performance of the laboratory’s sample preparation and analytical procedures. The lowest detection limit at the laboratory is 0.01ppm. The were no outliers identified for the October to December 2021 analyses.
8.1.9.2 Duplicates
Duplicate samples are submitted to monitor precision of the analytical methods. Ideally, the required precision is that 90% of the pulp duplicates should have a maximum precision of 10%. Scatter plots are routinely plotted by the responsible geologist and show good reproducibility of original assays, although some outliers can be observed.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
8.2 WRDs
8.2.1Sampling Method and Approach
Samples from the WRDs are collected from the face of the dumps and from the conveyor belts on their way to the processing plant. Belts sampling is primarily used for Mineral Resource estimates and grade control.

Face sampling is undertaken according to the internal best practice, using Harmony’s Standard for Broken Ore Plant Sampling, and an internal best practice guideline for rock dump sampling. These procedures have been in place since 2011 and were first put in place by AngloGold Ashanti.

Face sampling involves digging a pit on a predetermined grid on the dumps:
•sample bag mass ranges between 7 - 11 kg;
•2x bags (50 x 60cm) per sampling point;
•20m intervals between sampling points;
• the excavator loosens material and then shovels are used to put material into bags;
•each bag gets a sample tag with MPO and number.

After bagging, samples are dispatched to the laboratory for analysis.

For Savuka Mine, Mponeng Mine and Kusasalethu Mine metallurgical plants, belt sampling of the WRD material is undertaken by means of mechanical stop belt samplers on the feed belts at the metallurgical plants. A one-ton bin is used in the belt sample collection.

8.2.2Density Determination
There is no relative density testing for the WRD, however, an industry-based relative density of 1.67 is currently used to calculate tonnages from volumes.

8.2.3Sample Security
The samples are transported from the field to the storage facility by the responsible geologist. The samples are transported to Mponeng plant’s air lock where they are stored overnight before being transported to the lab.

Collection and transportation of the samples requires a gold-bearing material permit which is issued by the security department. The permit accompanies the samples in transit at all times. A signed waybill is also required for transporting samples. The samples are counted upon arrival at the designated laboratory to ensure that they correspond to the total number on the security waybill and log sheet.

8.2.4Sample Storage
After analysis, samples are stored for a period of 60 days by the laboratory.

8.2.5Laboratories Used
WRD samples are sent to the external SGS laboratory in Orkney for preparation and gold assay. SGS is ISO/IEC 17025:2017 accredited for chemical analysis, with current certification expiring in February 2025.

8.2.6Laboratory Sample Preparation Procedures
Upon receipt, each sample is weighed and dried at 105 °C ±5°C if wet. The sample is then crushed using a waste crusher and two opposite drums amounting to 20% of the received sample, depending on the sample weight, are taken. The sample is then crushed again to pass 75% using a 2.36mm sieve. The sieved sub-sample is then split using a riffle splitter to obtain a 500g sub-sample, which is milled to pass 85% at 75μm. After milling, the sub-sample is transferred into a sample paper bag which is labelled to indicate the sample and job numbers. The paper bag is then packed in labelled box and accompanied by a sample log sheet.

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8.2.7Assaying and Analytical Procedures
The method of sample analysis is lead Fusion FAAS (internally referred to as GC-FAA100V10 and GO-FAA50V10 schemes). The assaying and analytical procedure can be summarised as follows:
•fluxing and fusion:
•samples are well pulverised and homogenized;
•for GC-FAA100V10 analysis, a 100g sample is weighed and 300g to 400g of basic lead flux is required. For GO-FAA50V10, a 50g sample is weighed and 190g±10g of basic lead flux is required. Prior to weighing,
•approximately 1ml for 100g sample, and 0.5ml for 50g sample, of 20mg/ml silver solution or 31.5mg/ml of silver nitrate solution is added for fluxing;
•crucibles are loaded into the Fusion Furnace set at 1,100°C ±50°C and the samples are fused for a minimum of 1 hour or until the fusion is complete;
•de-slagging and cupellation:
•when the samples are ready for pouring, the crucibles are removed from the furnace and poured carefully into clean moulds and subsequently cooled;
•after cooling, the lead buttons are separated from the slag using a hammer. The lead buttons are then weighed, and each is required to be 20g to 45g; and
•after weighing, each lead button is cupelled for 1 hour at cupellation furnace temperature of 950°C ±20°C.
•prill digestion and FAAS Finish:
•prills/beads are transferred into 10ml volumetric flasks or test tubes;
•approximately 1ml of 50% nitric acid is then added and allowed to digest in a water bath at 70°C ±5°C for approximately 15 minutes;
•once each prill/bead has completely parted, 1ml of hydrochloric acid is dispensed on each test tube and placed back in the water bath for 30 minutes;
•the water bath is then removed and allowed to cool to room temperature; and
•approximately 8ml of distilled water is then added to the test tube and mixed well by inverting at least 20 time. Each sample is then allowed to settle prior to transfer for analysis.

8.2.8Sampling and Assay QC Procedures and QA
WRD samples are not submitted to the laboratory with Harmony internal QC material. The QP relies on the laboratory’s internal QAQC procedures to verify accuracy and precision of the primary sample results. The laboratory’s procedures include the insertion of CRMs or standards, blanks and duplicates or repeat analysis into the primary sequence.

8.2.8.1 Standards
The laboratory sources a range of CRMs from AMIS. If results of any of the CRMs fall outside three standard deviations of the expected value for that particular CRM, they are deemed to have failed. Portions of the batches that fail, the laboratory re-assay before reporting results.

The degree of bias is also monitored by comparing the calculated mean value to the target or expected value of the CRM. Consistent failure with respect to a standard and the bias to the low or high side of a standard, are cause for concern and acted on as soon as a trend is observed. All concerns are addressed with the laboratory directly. Results of the performance of laboratory CRMs analysed from July 2021 to June 2022 is summarised in Table 8-2. All CRMs were analysed using the GO-FAA100V10 scheme.

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Table 8-2: Summary of Laboratory Standard Results for WRDs

CRM Code	Target Value (mg/kg)	Mean (mg/kg)	Bias (%)	Expected SD	Laboratory SD	% Relative SD	Average Z-Score	Bias Level
AMIS0523	0.079	0.081	2.672	0.010	0.004	4.833	0.247	Good
AMIS0614	0.026	0.024	-6.641	0.006	0.004	15.063	-0.280	Good
AMIS0645	0.162	0.173	6.481	0.012	0.009	4.928	0.785	Acceptable
AMIS0647	0.170	0.172	1.348	0.014	0.013	7.382	0.228	Good
AMIS0610	0.068	0.075	10.000	0.007	0.006	7.754	0.663	Acceptable
AMIS0772	0.370	0.393	6.216	0.020	0.010	2.545	1.147	Not Acceptable
AMIS0728	0.667	0.681	2.099	0.030	0.029	4.258	0.459	Acceptable

Control charts are regularly plotted for each QC sample.

Results demonstrating the performance of AMIS0772 indicated a positive bias of 6.2% based on 15 observations. There were no outliers within the 2nd and 3rd standard deviation. The average Z-score (numerical measurement that describes a value's relationship to the mean of a group of values) was 1.147. The bias level was considered not acceptable since all the results plotted above the expected value of the standard. The 5 standards produced good to acceptable bias level.

8.2.8.2     Blanks
The control chart demonstrating performance of the blank samples from July 2021 to June 2022 was reviewed. The lowest detection limit at the laboratory is -0.01mg/kg. No outliers (results outside two and three SDs) was observed out of a total of 115 observations. This was deemed to be an acceptable result.

8.2.8.3    Duplicates
For the samples analysed from April to June 2021, a total of 66 repeat or duplicate sample observations were made from which a total of 34 (51.52%) positive differences were identified. For the regression of SD on concentration, the correlation coefficient (specific measure that quantifies the strength of the linear relationship between two variables in a correlation analysis) was found to be 0.94, which is considered strong.

8.3    Commentary on Sample Preparation, Analyses and Security
In the QPs opinion:
•samples are collected at regular intervals across both the vertical and horizontal extent of each TSF. Samples are therefore representative of the deposit and adequate for use in the estimation of Mineral Resources and Mineral Reserves;
•samples are only collected from the surface of WRDs, at regular intervals, due to their unconsolidated nature. Although though samples are only representative of the surface, additional belt samples are taken during the mining process to reconfirm the original estimates. Therefore, the samples are sufficiently representative for use in Mineral Resource and Mineral Reserve estimation;
•the sample preparation, security and analytical procedures followed for gold grade determination are adequate;
•the use of an industry standard density for the TSFs is less than ideal, however the densities are continuously monitored during mining, whether any adjustments being made thereafter;
•the assay methods are suitable for both TSF and WRD material types and grade ranges; and
•the results of the QAQC assessment have been appropriately addressed to ensure that the assay results of the primary samples are adequate for Mineral Resource and Mineral Reserve estimation.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
9Data verification
Section 229.601(b)(96) (9) (i-iii)
9.1Databases
All primary data for the TSFs was transferred from log sheets onto an access-controlled electronic database (“AuBIS”), which has been subsequently migrated to Datamine™ Fusion. Any data that has not yet been incorporated into Datamine™ Fusion is stored on the Company server, in an access-restricted Mineral Resource Management folder.

All primary data for WRDs is captured in Microsoft Excel files which are stored in an access restricted folder on the Company server.

9.2Data Verification Procedures
All inputs to the drilling and sample database are first verified by the Senior Evaluator. Laboratory assay results are verified using internal QC material that are sent to the designated laboratory for analysis together with the primary samples analysed. Accepted assay data is captured on Datamine™ Fusion.

The database verification procedures conducted by the QP prior to Mineral Resource estimation included checking for the following:
•overlapping drill hole and sample intersections;
•missing drill hole and sample intervals;
•existence of any outlier assay values; and
•the drilling, sampling, survey and assay files are loaded onto Datamine and the spatial location of the drill holes are verified.

9.3Limitations to the Data Verification
Limitations encountered by the QP include the following:
•drill hole data for the Chemwes TSF block models is limited; and
•the drill hole statistics are based on statistics from the 2008 MWS Technical Report of 2008. Post 2012, after AngloGold Ashanti acquired the operations, a drilling campaign was implemented on the Chemwes TSF for updated block models except on MWS 4 (part of future drilling plan) and Buffels 2,3,4 (floor cleaning).

9.4Comment on Data Verification
The QP is of the opinion that the database is suitable for TSF Mineral Resource and Mineral Reserve estimation purposes. The database is auditable, and access is limited to authorised personnel. Any changes made can be tracked by the administrator.

Since WRDs are not drilled, but rather sampled by grab samples. These are used to give an indication od the expected delivered grade for blending purposes. The weighted averages are calculated in excel and are not used for metal accounting. The grades used for metal accounting are sampled on the belt inside the processing plant and these metal accounting files are accessed controlled

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
10Mineral Processing and Metallurgical Testing
Section 229.601(b)(96) (10) (i-v)
In June 2021, SGS South Africa (Pty) Limited (“SGS”) was requested by Mine Waste Solutions to undertake a metallurgical test programme on four gold bearing ore samples specifically for MWS Gold Plant Stream 1, Stream 2 and Stream 3. The objective of the study was to establish the gold-mineral association within the individual ore sources that are currently being reclaimed from TSFs and processed at MWS Gold Plant.

The metallurgical test work that was planned to be conducted for WRD and processed at Savuka Plant would follow a similar procedure. However, since the processing of WRD material will be concluding by late 2021 there is no longer a requirement to continue with the planned metallurgical test work.

10.1    Extent of Processing, Testing, and Analytical Procedures
A total of four samples were taken from MWS Gold Plant Stream 1, 2 and 3. The sample was sourced from auger samples and composited to 6m intervals, which is equivalent to the mining bench heights used.

The aim of the test work was to determine the gold-mineral association within the individual ore sources reporting to the processing streams at MWS Gold Plant by quantifying the amount of free gold, leachable gold, gold in carbonaceous material and gold reporting to gangue.

The first step in the preparation involved the blending and splitting of the samples into representative sub-samples for the test work. The test procedure was carried out on the “as received” samples.

The leach procedure involved the sequential solubilizing of the least-stable minerals via various pre-treatments, and extraction of the associated gold by cyanidation and CIL. The sequential solubilizing steps were as follows:
•to quantify the gold that could be extracted via direct cyanidation (i.e., free and exposed gold) a sample was cyanided;
•to quantify the gold that was preg-robbed, but recoverable via CIL processing, a second sample was cyanided in the presence of activated carbon. Preg-robbed is a scientific phenomenon whereby the gold cyanide complex is removed from solution by the constituents of the ore, the primary constituent being carbonaceous matter;
•to quantify the gold that could be extracted via a mild oxidative pre-leach, (i.e. gold associated with calcite, dolomite, pyrrhotite, haematite etc.) and the gold that was associated with other sulphide minerals (i.e. pyrite, arsenopyrite etc.), the CIL residue was first subjected to a severe oxidative pre-treatment using hot HNO3 (nitric acid) followed by CIL dissolution of the acid-treated residue;
•to quantify the gold associated with carbonaceous material such as kerogen, the subsequent residue sample was subjected to complete oxidation via roasting, followed by CIL dissolution of the calcined product; and
•the undissolved gold remaining in the final residue was assumed to be associated with gangue.

10.2    Degree of Representation of the Mineral Deposit
The degree of representation of the mineral deposit was excellent as surface exploration auger holes were used to provide the metallurgical samples. As discussed in Section 7.3, and indicated in Table 7-1, these augers are drilled on a regular grid pattern across the surface of the TSF and are drilled vertically to intersect the soil beneath the dump. Auger holes are sampled at regular 1.5m intervals.

10.3     Analytical Laboratory Details
Samples were submitted to independent laboratory, SGS (Randfontein, South Africa), for base leach tests to estimate gold recoveries. SGS is ISO/IEC 17025:2017 accredited for chemical analysis, with current certification expiring in February 2025.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

10.4    Test Results and Recovery Estimates
The test results for Stream 1 are presented in Table 10-1 according to each process. Stream 1 sample had an assayed gold grade of 0.260g/t. The results show that approximately 45.41% of the contained gold can recovered via CIL processing.

Table 10-1: Gold Association for the Stream 1 Sample

Gold Association	Gold
	g/t	%
Available to direct cyanidation	0.11	43.36
Preg-robbed -CIL	0.01	2.05
HNO3 digestible minerals	0.10	38.55
Carbonaceous matter	0.01	2.57
Quartz (balance)	0.04	13.46
Total	0.26	100.00
Available via CIL Recovery		45.41

The results of Stream 2, with an initial gold grade of 0.290g/t, is presented in (Table 10-2). The results show that 55.46% of contained gold is expected to be recoverable via CIL processing.

Table 10-2: Gold Association for the Stream 2 Sample

Gold Association	Gold
	g/t	%
Available to direct cyanidation	0.14	49.08
Preg-robbed -CIL	0.02	6.38
HNO3 digestible minerals	0.09	29.92
Carbonaceous matter	0.00	1.53
Quartz (balance)	0.04	13.08
Total	0.29	100.00
Available via CIL Recovery		55.46

The results of Stream 2, with an initial gold grade of 0.240g/t, is presented in Table 10-3. Stream 3 sample had a gold grade of 0.240g/t. The result indicates that 62.76% of contained gold is expected to be recoverable via CIL processing.

Table 10-3: Gold Association for the Stream 3 Sample

Gold Association	Gold
	g/t	%
Available to direct cyanidation	0.13	54.68
Preg-robbed -CIL	0.02	8.08
HNO3 digestible minerals	0.05	21.50
Carbonaceous matter	0.00	1.66
Quartz (balance)	0.03	14.08
Total	0.24	100.00
Available via CIL Recovery		62.76

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
10.5     Commentary on Mineral Processing and Metallurgical Testing
The objective of the study was to establish the gold-mineral association within the individual ore sources that are currently being reclaimed from TSFs and processed at MWS Gold Plant and estimate the percentage of gold recoverable using CIL. The recovery predictions, as determined from this metallurgical test work have been used to inform the Financial Model and Plant Mass Balance.

In addition to the testwork described above, the reclaimed ore from current ore samples is sampled daily for the duration of the production month to make a composite sample for the base leach test work. Simulating the plant conditions at an ISO/IEC17025 accredited laboratory, the leachability of the material is established, and the data is used to formulate the performance targets.

On prospective deposits, samples are collected through drilling at regular intervals both vertically and horizontally. The samples collected are sent to an ISO/IEC17025 accredited laboratory for grade, mineralogical association determination and gold recovery test works. The acquired data is used to determine the financial viability of the deposit as an ore resource in-line with the existing plant infrastructure.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
11Mineral Resource Estimate
Section 229.601(b)(96) (11) (i-vii)
Mineral Resources have been estimated for the TSFs and WRDs using the methods outlined in the section to follow.

11.1    TSFs - Mineral Resource Estimation Methods
Mineral Resource estimation is carried out for 25 TSFs located at MWS Operation and one located at West Wits.

There was no geological modelling of the TSFs, as they are man-made deposits situated above ground. Only three dimensional (“3D”) wireframing and block modelling was carried out using Datamine.

11.1.1Geological (Sampling) Database
The Mineral Resource estimate is based on the auger sampling results obtained up to June 2022. The following validated datasets were imported into Datamine:
•auger drill hole collar coordinates;
•sample logs; and
•gold and/or uranium assays.

The database contained a total of 28,719 samples.

11.1.2     Global Statistics
Descriptive statistics were used to analyse the gold grade distribution in all TSFs, as well as to identify outliers. Histograms and statistics of the raw data were calculated for each TSF. The Coefficient of Variation ("COV"), calculated by dividing the standard deviation with the mean, gives a measure of the variability of the data. A high COV (>1) represents highly variable or highly skewed data, which may require some form of capping of extreme values to lower the COV to a more reasonable value (c.1). A summary of the gold and uranium statistics is presented in Table 11-1 and Table 11-2, respectively.

Table 11-1: Summary of the Gold Assay Descriptive Statistics for the TSFs

Surface Deposit ID	No. Samples	Minimum (g/t Au)	Maximum (g/t Au)	Mean (g/t Au)	Variance	SD (g/t Au)	COV
Abandoned	771	0.03	0.90	0.41	0.01	0.10	0.24
Ariston gully	390	0.06	0.90	0.31	0.01	0.12	0.37
West Comp 1	774	0.02	2.91	0.28	0.02	0.12	0.43
West Comp 2	988	0.08	2.93	0.31	0.02	0.12	0.39
West Grass	399	0.08	0.56	0.28	0.01	0.09	0.31
West Ext	426	0.02	0.51	0.23	0.01	0.07	0.30
Buffels 1	1,547	0.02	0.72	0.18	0.00	0.06	0.35
Buffels 5	2,187	0.01	1.05	0.22	0.01	0.11	0.49
Buffels 2	490	0.12	0.86	0.35	0.01	0.11	0.30
Buffels 3	885	0.00	0.80	0.30	0.01	0.11	0.36
Buffels 4	842	0.02	1.60	0.32	0.01	0.12	0.37
Old North	1,974	0.00	0.99	0.31	0.02	0.12	0.39
East	2,496	0.02	0.71	0.26	0.01	0.08	0.32
Harties 2	1,909	0.02	0.79	0.22	0.01	0.09	0.39
Harties 1	1,299	0.09	0.93	0.29	0.01	0.10	0.34
Harties 5	187	0.08	2.38	0.23	0.04	0.21	0.88
Harties 6	209	0.08	0.84	0.20	0.01	0.11	0.53
MWS 4 domain 1	266	0.08	0.46	0.14	0.01	0.07	0.49
MWS 4 domain 2	426	0.08	0.60	0.28	0.01	0.09	0.32
MWS 5	1,556	0.06	1.46	0.27	0.01	0.10	0.37
SPD	4,053	0.01	3.03	0.35	0.03	0.16	0.45

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Surface Deposit ID	No. Samples	Minimum (g/t Au)	Maximum (g/t Au)	Mean (g/t Au)	Variance	SD (g/t Au)	COV
South East	2,411	0.07	0.98	0.28	0.01	0.09	0.34
KOP Paydam	754	0.01	1.08	0.21	0.01	0.11	0.53
Mispah 1	1,480	0.03	3.23	0.31	0.01	0.12	0.38
Total	28,719

Table 11-2: Summary of the Uranium Assay Descriptive Statistics for the TSFs

Surface Deposit ID	No. Samples	Minimum (kg/t U3O8)	Maximum (kg/t U3O8)	Mean (kg/t U3O8)	Variance	SD (kg/t U3O8)	COV
Abandoned	494	0.000	0.299	0.063	0.002	0.050	0.795
Ariston gully	200	0.011	0.185	0.073	0.001	0.035	0.486
Comp 2	988	0.009	0.591	0.068	0.002	0.043	0.635
W Grass	399	0.012	0.288	0.084	0.001	0.037	0.438
Comp 1	774	-	0.680	0.076	0.003	0.051	0.671
Buffels 1	1,459	-	0.180	0.031	0.001	0.025	0.796
Buffels 5	1,829	-	0.620	0.055	0.001	0.037	0.672
Buffels 2	490	0.015	0.269	0.092	0.002	0.040	0.442
Buffels 3	885	-	0.980	0.065	0.004	0.061	0.939
Buffels 4	842	0.010	0.270	0.100	0.002	0.045	0.447
East	1,837	-	0.980	0.107	0.003	0.050	0.470
Harties 1	391	0.023	0.176	0.057	0.000	0.014	0.251
Harties 5	186	0.010	0.129	0.060	0.001	0.027	-
Harties 6	209	0.010	0.151	0.062	0.001	0.027	-
MWS 5	1,554	0.011	210.000	30.731	2,626.141	51.246	1.668
MWS 4 domain 1	271	5.000	147.000	48.620	815.866	28.563	-
MWS 4 domain 2	434	9.000	234.000	128.457	1,364.026	36.933	-
South East	1,040	0.001	0.990	0.120	0.004	0.061	0.511
KOP Paydam	712	4.000	290.000	118.451	2,461.481	49.613	0.419
Mispah 1	777	9.000	1,230.000	132.900	4,333.998	65.833	0.495
Total	15,771

11.1.3    Compositing
The drill holes were not composited. The 1.5m sampling interval was used for the estimation process.

11.1.4    Capping
Extreme gold grade values were capped based on the extreme value theory. This was undertaken to reduce the influence of the extreme values or outliers on the mean of the data, which has the potential risk of overestimating the gold grades.

11.1.5    Variography
The experimental semi-variogram is a descriptive statistic diagnostic tool for spatially characterising regionalized variables and is central to the process of kriging with the set data that can be used. The semi-variogram is a mathematical function that describes how the spatial continuity of the sampled attribute changes as a function of distance and orientation. Anisotropic semi-variograms were modelled on the horizontal and downhole direction. The range of stationarity is dependent on the drill hole grid.

11.1.6    3D Model
A 3D DTM was constructed for each TSF from the survey data (Section 14). This topographical surface was used to constrain the volume. The QP also modelled the base of each TSF in order to create and close the 3D wireframe based on the drill hole intersections. The QP used the top of the soil intersection in each drill hole to define the base of the TSF wireframe.

The block size used for estimation is typically half that of the sampling grid.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

11.1.7    Grade Estimation
Gold grade was estimated into the block model using the ordinary kriging grade interpolation method, after the kriging estimation parameters had been optimised.

The distance at which the kriging can search through the data is dependent of the search volume used. In addition, the number of samples used constrains the kriging process. The other parameter optimised is the discretisation. These parameters are optimised by investigating the behaviour of the kriging variance, slope of regression and the number of negative weights (which should be low or zero). The optimum kriging parameters are chosen where the kriging variance is low and has stabilised and the slope of regression close to one and stable.

A search volume optimisation is conducted for each surface deposit by keeping the minimum, maximum and discretization constant and changing the search distances. The first search distance used is related directly to the variogram modelled second range.

The results for the discretisation optimisation are reviewed. The optimisation is conducted by keeping the search range, as well as the minimum and maximum samples constant, while changing the discretisation.

The results for number of samples optimisation are reviewed. The maximum number of samples optimisation is conducted by keeping the search volume and discretization constant and changing the maximum samples. This was done on all TSFs kriged prior 2021 with AngloGold Ashanti.

The other method of optimising kriging parameters is the use the second range of the variogram as the search volume and changing maximum number of samples. The different kriged models are then compared to the borehole data using swath plots, section through model and descriptive statistics.

Examples of the gold distribution into the block models is presented in for the South East, MWS 5, East 5 and Old North TSFs is shown in Figure 11-1.

11.1.8    Density Assignment
An industry standard bulk density of 1.45t/m3 is used to determine the tonnage from the volume estimates.

11.1.9    Block Model Validation
The processes of checking and validating the estimate is undertaken using histograms, swath plots and visual checking of the raw data in relation to the estimate. This is undertaken for each model produced.

Histograms of the previous model, the updated model and the previous and drill hole data were analysed. These showed a good alignment of between data and model, with the expected smoothing introduced by the ordinary kriging process.

Swath plots were produced in the west/east direction, south/north direction and for elevations for each block model. The results also show good alignment of between data and model, with the expected smoothing introduced by the ordinary kriging process.

Visual validation is also undertaken on each block model. The validation results typically show that the models are representative of the sampling data and no significant bias was identified.

A database tracking additions and depletions for each TSF is also updated monthly. The daily, monthly and annual results for reclamation and deposition are compiled and analysed to assess the grade of the Mineral Resource, together with block model tonnage and remaining gold content. The annual Mineral Resource grade is compared to the monthly depletions and additions for verification purposes.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 11-1: Distribution of Gold Grades into the Block Models for South East, MWS 5, East 5 and Old North TSFs

South East
N
BP2017 Gold (g/t)
0.000 - 0.125
0.125 - 0.166
0.166 - 0.200
0.200 - 0.230
0.230 - 0.290
0.290 - 0.350
0.350 - 0.400
>= 0.400
0
500m
MWS 5
N
BP2017 Gold (g/t)
0.000 - 0.125
0.125 - 0.166
0.166 - 0.200
0.200 - 0.230
0.230 - 0.290
0.290 - 0.350
0.350 - 0.400
>= 0.400
0
600m
East 5 (East Tailings)
East-East
East-West
N
BP2017 Gold (g/t)
0.000 - 0.164
0.164 - 0.185
0.185 - 0.230
0.230 - 0.241
0.241 - 0.299
0.299 - 0.345
0.345 - 0.402
>= 0.402
0
500m
Old North
N
BP2017 Gold (g/t)
0.000 - 0.234
0.234 - 0.263
0.263 - 0.271
0.271 - 0.285
0.285 - 0.325
0.325 - 0.352
0.352 - 0.407
>= 0.407
0
500m

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
11.2WRDs - Mineral Resource Estimation Methods
There is no geological modelling of the WRDs as they are man-made deposits. Mineral Resource estimation is carried out on four WRDs, located at MWS Operations and West Wits Operations, as shown in Figure 11-2 and Figure 11-3.

11.2.1Geological (Sampling) Database
The Mineral Resource estimate is based on the face sampling and belt sampling results. The database includes samples taken between up to and including June 2022.

11.2.2Global Statistics
Histograms and descriptive statistics were used to determine the expected feed grade at the plant, as well as for planning purposes. However, the overall deposition trend is considered to determine the grade used in planning. The descriptive statistical analysis results for the Buffels 9, Moab Khotsong, Mponeng and Savuka WRDs are summarised in Table 11-3.

Table 11-3: Summary of the Gold Assay Descriptive Statistics for the Buffels 9, Margaret and Mponeng WRDs

Statistics	Buffels 9	Moab Khotsong	Mponeng	Savuka
Total samples	16	263	1706	212
Minimum (g/t Au)	0.034	0.000	0.000	0.000
Maximum (g/t Au)	1.020	1.326	26.437	4.603
Range (g/t Au)	0.986	1.326	26.437	4.603
Mean (g/t Au)	0.161	0.358	0.526	0.307
Variance	0.066	0.042	1.441	0.537
Standard deviation (g/t Au)	0.249	0.205	1.200	0.733
Skewness	3.176	1.476	12.080	4.063
Kurtosis	10.590	2.951	217.242	17.260
Geometric mean	0.093	0.313	0.242	0.104

11.2.3Compositing
No compositing is undertaken for WRDs as drilling is not available.

11.2.4Variography
There is no variography undertaken for WRDs due to the paucity of sampling data.

11.2.53D Model
There is no block modelling undertaken for WRDs due to the paucity of sampling data.

11.2.6Grade Estimation
Grade estimation is simply based upon grades obtained from the following:
•reclaimed tonnages from the different stockpiles;
•grades obtained from rocks deposited on the WRD facilities; and
•grades from various other sampling projects carried out on some of the WRDs.

11.2.7Density Assignment
A 3D DTM of each WRD topographical surface is constructed from the topographic survey information, which is used to constrain the volume. The base of the WRD is assumed to smooth and is measured as the elevations from the elevations of the base of the WRD.

A uniform bulk density of 1.67t/m3 is used for all WRDs to determine the tonnage.
11.2.8Block Model Validation
There are no block models for the WRDs. However, a database for tracking addition and depletion of WRD material is also updated monthly. The annual Mineral Resource grade is compared to the monthly depletions and additions for verification purposes.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
11.3Mineral Resource Evaluation
Evaluation of reasonable prospects for economic extraction of the TSFs and WRDs is based primarily on assumptions regarding the cost of reclamation, cost of processing and the gold recovery assumptions. This is demonstrated by the results of the cash flow for the operations.

The gold price was derived by the Harmony Executive Committee at Head Office. A gold price of ZAR850,191/kg was applied. The QP considers the price to be appropriate for Mineral Resource estimation and is slightly higher than that used for estimating Mineral Reserves (ZAR763,000/kg). The operating costs (both reclamation and processing) are based on historical performance and budget.

The mining method prevents the use of selective mining and hence no cut-off grades are applied to the TSFs and WRDs; however, each TSF and WRD is assessed on a standalone basis, and all of the Mineral Resources are considered to have reasonable prospects for economic extraction.

11.4Mineral Resource Classification and Uncertainties
Mineral Resource classification is a function of the confidence of the entire process from drilling, sampling, geological understanding and geostatistical relationships. The Chemwes TSF parameters used for Mineral Resource classification are summarised in Table 11-4.

Table 11-4: Summary of Geostatistical Parameters Used for Mineral Resource Estimation

Mineral Resource Category
Parameter	Measured	Indicated	Inferred
Sampling (QAQC)	High confidence, no problem areas.	High confidence, some problem areas with low risk.	Some aspects might be of medium to high risk.
Number of samples used to estimate a specific block	At least 4x drill holes within variogram range and minimum of 20x 1.5m composited samples.	At least 3x drill holes within variogram range and minimum of 12x 1.5m composited samples.	At least 3x drill holes within variogram range.
Kriged Variance	This is a relative parameter and is only an indication and used in conjunction with the other parameters.
Distance to sample (variogram range)	Within at least 67%.	Within range.	Further than range.
Lower confidence limit (blocks)	Less than 20% from mean (80% confidence).	20%-40% from mean, (80%-60% confidence).	More than 40% (less than 60% confidence)
Kriging efficiency	More than 40%.	20%-40%	Less than 20%.
Deviation from 90% confidence limit (distribution within Mineral Resource area considered for classification)	Less than 10% deviation from mean.	10%-20%	More than 20%

11.4.1TSFs
The Mineral Resource estimate for the TSFs is classified based on drill hole sampling results at a predetermined grid which are adequate for the accurate determination of grade continuity. TSF’s are classified either as Indicated Mineral Resources (100m x 100m or 150m x 150m drill hole spacing) or Measured Mineral Resources (50m x 50m drillhole spacing).

11.4.2WRDs
The Mineral Resource grade estimates for the WRDs are based on face sampling and / or conveyor belt sampling. Neither of these methods are adequate to confirm grade continuity which is required for the classification into a Measured Mineral Resource.

The MWS WRDs are only sampled using conveyor belt sampling and are therefore classified as Inferred Mineral Resources.

The West Wits Operation WRDs were sampled using face sampling and are therefore classified as Indicated Mineral Resources.

Effective Date: 30 June 2022 47

Technical Report Summary for Mine Waste Solutions, North West, South Africa
11.5     Mineral Resource Estimate
The Mineral Resources for both MWS and West Wits were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

The location of the Mineral Resources for MWS and West Wits are presented in Figure 11-2 and Figure 11-3, respectively.

The classification of the various TFS and WRDs into Mineral Resources or Mineral Reserves is summarised in Table 11-5 and Table 11-6, for the two operations, respectively.

The Mineral Resource estimate, as at 30 June 2022, exclusive of the reported Mineral Reserves, for MWS and West Wits are presented in Table 11-7 and Table 11-8, respectively. These estimates account for depletion recorded from July 2021 to June 2022.

The QP compiling the Mineral Resource estimates for both operations is Mr BJ Selebogo, Ore Reserve Manager and employee of Harmony.

Factors that may affect the Mineral Resource estimates include the following:
•gold price assumptions;
•exchange rate assumptions;
•operating and capital cost assumptions;
•gold recovery assumptions; and
•reclamation risks.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 11-2: Location and Classification of MWS Operation Mineral Resources

West Wits Operation
Potchefstroom
Klerksdorp
MWS Operation
Parys
N
MWS 5
MWS 4
MWS 2
MWS Gold Plant
Klerksdorp
Margaret WRD
Stilfontein
Scott
Khuma
Harties 5 & 6
Harties 1 & 2
Kareerand
Sulphur Paydam
Harties 7
Buffels 9 WRD
South East Extension
Ariston Gully
2
1
Buffels 1-4
3
4
West Compartment 1
Emergency Dam
East Tailings
Buffels 5
West Extension
Vaal River
West Compartment 2
Abandon
West Compartment 3,4
West Grass
Moab WRD
Kopanang
Orkney
Mispah 1
Mispah 2
Kopanang TSF
27°00'S
26°40'E
0
5km
MWS and West Wits Operations
National Road
Secondary Road
Towns/Villages
River
Plant
WRD
TSF
Active TSF
Mineral Resources:
Measured
Indicated
Inferred
Mineral Reserves:
Proven
Probable

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Figure 11-3: Location and Classification of West Wits Operation Mineral Resources

West Wits Operation
Potchefstroom
MWS Operation
Klerksdorp
Parys
Blyvoor 7
Blyvoor 6
Savuka
Savuka Plant
Savuka Shaft
TauTona Shaft
500
N
L17
L18
L19
L20
L21
L22
Old North
5A
5B
Savuka TSF
7A
7B
Mponeng
Mponeng Plant
Mponeng Shaft
Solid Waste Disposal Site
Kusasalethu Shaft
Kusasalethu Plant
Kusasalethu
Kusasalethu
Wedela
Mponeng
N 12
26°27'S
27°21'E
0
2km
MWS and West Wits Operations
National Road
Secondary Road
Towns/Villages
River
Plant
Shaft
WRD
TSF
Mineral Resources:
Measured
Indicated
Inferred
Mineral Reserves:
Proved
Probable

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Table 11-5: Classification of MWS Mineral Resources and Mineral Reserves by Surface Deposit ID

		Mineral Resource Category			Mineral Reserve Category
Source	Surface Deposit ID	Measured	Indicated	Inferred	Proved	Probable	Processing Plant	Processing Stream
TSF	Abandon						MWS Gold Plant	Stream 1 & Stream 4 for West Sources
Ariston Gully
West Grass Dam
South East Extension
Sulphur Paydam
West Compartment 1
West Compartment 2
	East Tailings							Stream 2
Buffels 5
Buffels 3
Mispah 1
	Harties 1							Stream 3
Harties 2
MWS 4
MWS 5
	West Compartment 3						In Mineral Resource - not currently being treated.
West Compartment 4
West Extension
Harties 5
Harties 6
Harties 7
Buffels 1
Buffels 2
Buffels 4
Kopanang Paydam
WRD	Moab
Buffels 9
Margaret

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Technical Report Summary for Mine Waste Solutions, North West, South Africa

Table 11-6: Classification of West Wits Mineral Resources and Mineral Reserves by Surface Deposit ID

		Mineral Resource Category			Mineral Reserve Category
Source	Surface Deposit ID	Measured	Indicated	Inferred	Proved	Probable
TSF	Old North TSF L 19
WRD	Mponeng Low Grade
TSF	Old North TSF L17, L20, L21, L22

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
Table 11-7: Summary of the MWS Operation Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9

METRIC			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (g/t)	U3O8 (kg/t)	Gold (kg)	U3O8 (t)
Measured	TSF	54.123	0.20	0.067	11,012	3,635
	WRD	-	-	-	-	-
Sub Total / Ave Measured		54.123	0.20	0.067	11,012	3,635
Indicated	TSF	113.045	0.19	0.075	21,415	8,489
	WRD	2.461	0.30	-	741	-
Sub Total / Ave Indicated		115.506	0.19	0.075	22,156	8,489
Total / Ave. Measured + Indicated		169.629	0.20	0.073	33,168	12,124
Inferred	TSF	-	-	-	-	-
	WRD	2.520	0.28	-	700	-
Total / Ave Inferred		2.520	0.28	0.000	700	0

IMPERIAL			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (oz/t)	U3O8 (lb/t)	Gold (Moz)	U3O8 (Mlbs)
Measured	TSF	59.660	0.006	0.134	0.354	8.013
	WRD	-	-	-	-	-
Sub Total / Ave Measured		59.660	0.006	0.134	0.354	8.013
Indicated	TSF	124.611	0.006	0.150	0.688	18.714
	WRD	2.713	0.009	-	0.024	-
Sub Total / Ave Indicated		127.324	0.006	0.150	0.712	18.714
Total / Ave. Measured + Indicated		186.984	0.006	0.143	1.066	26.728
Inferred	TSF	-	-	-	-	-
	WRD	2.778	0.008	-	0.022	-
Total / Ave Inferred		2.778	0.008	0.000	0.022	0.000
Notes:
1. The Mineral Resources were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is Ore Reserve Manager, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for economic extraction.
3. No cut-off grade has been applied for the estimation of Mineral Resources. Mineral Resource tonnes are reported based on a gold price of USD1,723/oz.
4. Tonnes are reported as million tonnes rounded to three decimal places. Gold values are rounded to zero decimal places.
5. Uranium content is reported as part of the MWS Mineral Resource estimate only.
6. Metal content does not include allowances for processing losses.
7. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
8. Rounding as required by reporting guidelines may result in apparent summation differences .
9. The Mineral Resource estimate is for Harmony’s 100% interest.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
Table 11-8: Summary of the West Wits Operation Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9

METRIC			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (g/t)	U3O8 (kg/t)	Gold (kg)	U3O8 (t)
Measured	TSF	-	-	-	-	-
	WRD	-	-	-	-	-
Sub Total / Ave Measured		0.000	0.00	0.000	0	0
Indicated	TSF	22.899	0.36	-	8,260	-
	WRD	1.102	0.47	-	513	-
Sub Total Indicated		24.001	0.37	0.000	8,773	0
Total / Ave. Measured + Indicated		24.001	0.37	0.000	8,773	0
Inferred	TSF	-	-	-	-	-
	WRD	-	-	-	-	-
Total / Ave Inferred		0.000	0.00	0.000	0	0

IMPERIAL			Grade		Metal Content
Mineral Resource Category	Source	Tonnes (Mt)	Gold (oz/t)	U3O8 (lb/t)	Gold (Moz)	U3O8 (Mlbs)
Measured	TSF	-	-	-	-	-
	WRD	-	-	-	-	-
Sub Total / Ave Measured		0.000	0.000	0.000	0.000	0.000
Indicated	TSF	25.242	0.011	-	0.266	-
	WRD	1.214	0.014	-	0.016	-
Sub Total Indicated		26.457	0.011	0.000	0.282	0.000
Total / Ave. Measured + Indicated		26.457	0.011	0.000	0.282	0.000
Inferred	TSF	-	-	-	-	-
	WRD	-	-	-	-	-
Total / Ave Inferred		0.000	0.000	0.000	0.000	0.000

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
11.6Mineral Resource Reconciliation
The MWS Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, decreased from 316Mt at a grade of 0.24g/t (2.417Moz gold) in June 2021 to 169Mt at a grade of 0.20g/t (1.066Moz gold) in June 2022. The key difference can be attributed to the inclusion of Mispah 1 into Mineral Reserves (-0.719Moz). Evaluation changes on MWS 5 (-0.050Moz) also aided the decrease from this source. These were offset by Buffels 1, 2 & 4 (0.098Moz) included in Exclusive Resource which was included in Mineral Reserves the previous year.

The MWS Inferred Mineral Resources decreased from 2.9Mt at a grade of 0.28g/t (0.026Moz gold) June 2021 to 2.5Mt at a grade of 0.28g/t (0.022Moz gold) due to the processing of Buffels 9 and Margaret Waste Rock dump material being treated through Kopanang and Mispah Gold Plants

The West Wits Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, increased from 9.592Mt at a grade of 0.44g/t (0.135Moz gold) in June 2021 to 24.00Mt at a grade of 0.37g/t (0.282Moz gold) in June 2022 due to Old North L 19 not being depleted as in previous year due to the constraint in allowable height in the deposition on Savuka TSF.

11.7Commentary on Mineral Resource Estimate
In the QP's opinion:
•there are no obvious reclamation, metallurgical, environmental, social, infrastructural, legal and economic factors that could have a significant effect on the TSFs and WRDs;
•the data spacing and distribution is sufficient to establish the grade continuity appropriate for the TSF Mineral Resource estimation procedure and classifications applied; and
•the grade estimation exercises are inadequate to determine grade continuity on WRDs. However, the low confidence in grade continuity has been considered in Mineral Resource classification.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
12Mineral Reserve Estimate
Section 229.601(b)(96) (12) (i-iv)
The Mineral Reserves are derived through a business planning process and consideration by the Chief CODM. The business planning process comprises multi-functional reviews inclusive of all mining, engineering and service departments that are involved in the verification of the inputs and the Modifying Factors.

The CODM consists of various executive roles and responsibilities who assess the profitability, the revenue and production costs. The CODM also considers capital expenditure, gold production and tonnes milled when assessing the overall economic sustainability. Due to their geographic separation, MWS and West Wits are discussed separately in the sections to follow.

12.1MWS Operation Mineral Reserve Estimate
12.1.1Key Assumptions, Parameters, and Methods used to Estimate the Mineral Reserve
The results and assumptions derived from the business planning process extend over an 18-month period. The planning process carefully considers strategic plan directives; analysis of historical performance; realistic productivity, and cost parameters; Modifying Factors; and technical and economic studies that have demonstrated justified extraction, as applicable to specific portions of the Mineral Reserves.

The material contained in the TSFs originates from ore-bearing reefs previously mined and treated by Harmony at the MWS Operation, Buffelsfontein, Hartebeestfontein and Stilfontein gold mines. All reported Mineral Reserves are located on surface and are connected to the source mines by either shafts, road, rail or pipelines. The Mineral Reserves are estimated considering the follow:
•grade estimates, based on historical data and exploratory drilling;
•slope stability design parameters, guided by geotechnical design and modelling;
•mining methodology, informed by the geological estimates;
•spatial reconciliation of historical material deposition on the TSF, as well as the grade control drilling;
•gold price estimates;
•gold recovery estimates; and
•cut-off grade assumptions.

Only Measured and Indicated Mineral Resources are used to inform the Mineral Reserves.

Mineral Reserves are planned for the TSFs using Deswik CAD software and scheduling is completed in the Deswik SCHED Scheduler software.

12.1.2Modifying Factors
The Modifying Factors used to convert the Mineral Resource to a Mineral Reserve for the MWS Operation are presented in Table 12-1. The Modifying Factors used are based on Harmony’s knowledge of the TSF, planning and computing estimates used in determining the Mineral Reserves, and historical data.

Table 12-1: MWS Operation Mineral Reserves Modifying Factors (30 June 2022)

Modifying Factor	Unit	Value
Gold Accounted For (“GAF”) - Grade Cut-off	g/t	0.23
Recovery Factor	%	45.64
Plant Call Factor	%	100.00
Dilution	%	N/A
Conversion factor	oz/kg	32.15

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
The Mineral Reserves are declared as delivered to the mineral processing plant, except for the recovered gold content (kg). This gold content is calculated after factoring in the plant recovery factor, as shown in the Modifying Factors (Table 12-1). This is the gold content which informs the MWS Operation cashflows.

12.1.3Mineral Reserve Estimate
The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Reserves are derived from the Mineral Resources, a detailed business plan and the operation’s planning processes. The Mineral Resource conversion to Mineral Reserves considers Modifying Factors, dilution, ore losses, minimum mining widths, planned mine call and plant recovery factors.

The Mineral Reserves are declared as delivered to the plant for all TSFs, except for the recovered gold content. This gold content is calculated after factoring in the plant recovery as a modifying factor. The Mineral Reserve estimates for MWS are summarised in Table 12-2.

The location and classification of the MWS Mineral Reserves is presented in Figure 11-2 and Table 11-5, respectively.

The QP compiling the Mineral Reserve estimates is Mr BJ Selebogo, Ore Reserve Manager and employee of Harmony.

Table 12-2: Summary of the MWS Mineral Reserves as at 30 June 2022 1-5

METRIC
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Proven	TSF	21.083	0.26	5,553
	WRD	-	-	-
Sub Total / Ave Proven		21.083	0.26	5,553
Probable	TSF	419.192	0.27	113,173
	WRD	-	-	-
Sub Total / Ave Probable		419.192	0.27	113,173
Total / Ave (Proved + Probable)		440.275	0.27	118,726
IMPERIAL
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Proven	TSF	23.240	0.008	0.179
	WRD	-	-	-
Sub Total / Ave Proven		23.240	0.008	0.179
Probable	TSF	462.080	0.008	3.639
	WRD	-	-	-
Sub Total / Ave Probable		462.080	0.008	3.639
Total / Ave (Proved + Probable)		485.320	0.008	3.817
Notes:
1. The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is the Ore Reserve Manager, and a Harmony employee.
2. Tonnes, grade, and content are declared as net delivered to the mills.
3. Gold content is recovered gold after taking into consideration the modifying factors.
4. Mineral Reserves are reported using a cut-off grade of 0.23g/t and a gold price of USD1,546/oz.
5. Recovered gold (kg) is based on a conversion factor of 32.1507oz/kg.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
12.2West Wits Operation Mineral Reserve Estimate
12.2.2Key Assumptions, Parameters, and Methods used to Estimate the Mineral Reserve
The results and assumptions derived from the business planning process extends over an 18-month period. The planning process carefully considers strategic plan directives; analysis of historical performance; realistic productivity, and cost parameters; Modifying Factors; and technical and economic studies that have demonstrated justified extraction, as applicable to specific portions of the Mineral Reserves.

The material contained in the TSFs originates from the mining and processing of multiple ore-bearing reefs of the West Wits Operation. The tailings and WRD are residue or low grade WRDs of the VCR and CLR reefs.

Mineral Reserves are planned for the TSFs using Deswik CAD software and scheduling is completed in the Deswik SCHED Scheduler software.

12.2.2Modifying Factors
The Modifying Factors used to convert the Mineral Resource to the Mineral Reserve for the West Wits Operation is shown in Table 12-3. The Modifying Factors are consistent with the modelling based on knowledge of the TSF, planning and computing estimates used in determining the Mineral Reserves, and historical data.

Table 12-3: West Wits Operation Mineral Reserves Modifying Factors (30 June 2022)

Modifying Factor	Unit	Value
GAF - Grade Cut-off	g/t	0.28
Recovery Factor	%	41.00
Mine Call Factor	%	100.00
Dilution	%	N/A

12.2.3Mineral Reserve Estimate
The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Reserves are derived from the Mineral Resources, a detailed business plan and the operation’s planning processes. The Mineral Resource conversion to Mineral Reserves considers Modifying Factors, dilution, ore losses, minimum mining widths, planned mine call and plant recovery factors.

The Mineral Reserves are declared as delivered to the plant for all TSFs, except for the recovered gold content. This gold content is calculated after factoring in the plant recovery as a modifying factor as well as deposition strategy constraints.

The Mineral Reserve estimates for West Wits are summarised in Table 12-4

The location and classification of the West Wits Mineral Reserves is presented in Figure 11-3 and Table 11-6, respectively.

The QP compiling the Mineral Reserve estimates is Mr BJ Selebogo, Ore Reserve Manager and employee of Harmony.

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Table 12-4: Summary of the West Wits Mineral Reserves as at 30 June 2022 1-5

METRIC
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Grade (g/t Au)	Content Au (kg)
Proven	TSF	-	-	-
	WRD	-	-	-
Sub Total / Ave Proven		0.000	0.00	0
Probable	TSF	19.325	0.33	6,288
	WRD	-	-	-
Sub Total / Ave Probable		19.325	0.33	6,288
Total / Ave (Proved + Probable)		19.325	0.33	6,288
IMPERIAL
Mineral Reserve Category	Source	Milled Tonnes (Mt)	Gold Grade (oz/t)	Content (Moz Au)
Proven	TSF	-	-	-
	WRD	-	-	-
Sub Total / Ave Proven		0.000	0.000	0
Probable	TSF	21.302	0.009	0.202
	WRD	-	-	-
Sub Total / Ave Probable		21.302	0.009	0.202
Total / Ave (Proved + Probable)		21.302	0.009	0.202
Notes:
1. The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is the Ore Reserve Manager, and a Harmony employee.
2. Tonnes, grade, and gold content are declared as net delivered to the mills.
3. Gold content is recovered gold after taking into consideration the modifying factors.
4. Mineral Reserves are reported using a cut-off grade of 0.28g/t and a gold price of USD1,546/oz.
5. Recovered gold (kg) is based on a conversion factor of 32.1507oz/kg.

12.3     Mineral Reserve Reconciliation
The Mineral Reserve estimate for MWS increased from 405Mt at a grade of 0.27g/t (3.54Moz gold) in 30 June 2021 to 440Mt at a grade of 0.27g/t (3.82Moz gold) as at 30 June 2022. The key difference can be attributed to the inclusion of Mispah 1 (0,728Moz) TSF. Sources that were processed during the year included, Sulphur Paydam, South East Extension, East TSF as well as Harties 1 and 2. Exclusions from previous year included Buffels 1, 2 & 4 less (-0.098Moz). Evaluation changes on MWS 5 (-0.050Moz) also added to a decrease in the Mineral Reserve from this source.

The Mineral Reserve estimate for West Wits decreased from 38.2Mt at a grade of 0.32g/t (0.398Moz gold) in 30 June 2021 to 19.3Mt at a grade of 0.33g/t (0.202Moz gold) as at 30 June 2022. The key difference can be attributed to reduced years in LOM from 2032 to 2028 on the back of deposition constraints on Savuka TSF due the maximum height constraint of the TSF, as well as the depletions of Old North L19.

12.4     Commentary on Mineral Reserve Estimate
The declared Mineral Reserves takes into consideration all Modifying Factors. The Mineral Reserves are depleted to generate the cash flows presented in Section 19 and are deemed by the relevant QP's to be appropriate and, both technically and economically achievable.

Any by-products that are recovered as part of the refining process, make up an immaterial component of the total metal inventory, and is thus not reported as part of the Mineral Reserve estimate. There are no obvious material risks that could have significant effect on the Mineral Reserves.

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Technical Report Summary for Mine Waste Solutions, North West, South Africa
13Mining Method
Section 229.601(b)(96) (13) (i-v)
The mining methodologies adopted at Mine Waste Solutions entail the hydro-mining of the TSFs and reclamation of WRDs using front-end loaders (“FELs”).

13.1Mine Design
The mine designs used for TSFs and WRDs are significantly different and, as such, are discussed separately in the sections to follow. The principals of mine design for the two types of surface deposit are used irrespective of their location, i.e., MWS or West Wits.

13.1.1TSFs
The mine design strategy aims at maximising the safe extraction of the TSFs, while minimising the risk of geotechnical failures, which can result in operational disruptions and dangerous working conditions. The hydro-mining method of extraction has proven to be safer and cheaper than loading and hauling methods, using truck and shovel operations.

The TSFs 3D geological model, with the interpolated grade, is used as the basis for determining a mining model. Bench heights are constrained by safety measures and the pressure induced at the mining face by the monitoring guns. Key design and modelling parameters for the hydro-mining methods adopted for the TSFs reclamation are shown in Table 13-1.

Table 13-1: Key Hydro-Mining Design Parameters for TSFs

Parameter	Unit	Value
Water Pressure - Design Capacity	Bar	<40
Face Length	m	25
Relative Density – Slurry	kg/l	1.45 - 1.50
TSF Bulk Density	t/m3	1.45
Water - Slime Ratio	:	1:1

The proposed TSF reclamation plan further reviews safety measures by incorporating data from the Tailings Production Manager to ensure that the designs are procedurally correct, based on the Standard Operating Procedure. Planning also takes equipment maintenance and replacement into consideration. Once the designs and scheduling are complete, the results are evaluated using the latest official Mineral Resource and Mineral Reserve models available for the planned TSFs, in consultation with the Senior Evaluator who is responsible for these models.

13.1.2WRDs
The mine design strategy aims at maximising the safe extraction of the WRDs, while minimising the risk of geotechnical failures, which can result in operational disruptions and dangerous working conditions. Mining of these low grade WRDs requires continuous analysis to consider the constantly changing macro-economic climate.

Table 13-2: Key WRD Mining Design Parameters

Parameter	Unit	Value
Angle of Repose - Dozed Material	°	15
Advance - Dozing and Loading Operations	m	30
Loading Faces Vertical Height	m	<3
Loading Faces Batter Angle	°	<40

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13.2Mining Operations
13.2.1TSFs
The TSF material is reclaimed using several hydraulic monitoring guns which deliver high-pressure water to the face (Figure 13-1). High pressure water is transferred to the monitoring guns observing the maximum design capacity of the equipment is limited to 40 bars (“b”). Typically, a 25m mining face length is achieved with a water pressure in the range of 27b - 30b.

The tailings material can be selectively mined based on the positioning of the monitoring guns. The TSF face is broken by the water pressure, resulting in the slurry gravitating towards the collection sumps that deliver the slurry to the pumping stations, which is then pumped via overland pipelines to the respective plant streams. The TSFs are fed into one of the three respective plant streams, which comprise the MWS Gold Plant. The tailings material size is appropriate for high-pressure water to re-pulp the consolidated slimes to a slurry at a minimum relative density of around 1.45. No milling is required, as the material as previously been milled through the CIL plant treatment process.

13.2.2WRDs
Waste rock arises from underground development and is conveyed to large dumps where it is stockpiled. The grade values are inconsistently distributed amongst these rock deposits. Waste rock from off-reef development can also become contaminated during transport to surface by mineralised rock from unpay and marginal areas.

Tracked bulldozers are used on the top of WRDs during daylight hours, demarcated by surveyed markers (Figure 13-2), in accordance with safety standards. Vertical dozing operations are prohibited. During dozing operations, the geotechnical considerations and the materials’ natural angle of repose is adhered to, so as to maintain the WRD slope stability during loading operations.

Bulldozers are also used at the bottom of the WRDs to create a safe loading distance between the base of the WRD and the loading face. Loading measures take careful consideration of the existing dump design and ensures that extraction of the material is done safely. Front end loaders are used to load the dozed material into rail hoppers or trucks, which is transported to milling and mineral processing.

13.3Geotechnical and Hydrological Considerations
13.3.1TSFs
The geotechnical and hydrological considerations informing the mining of TSFs are described in Section 13.1.1, and are not discussed further here.

13.3.2WRDs
The geotechnical and hydrological considerations informing the mining of WRDs are described in Section 13.1.1, and are not discussed further here.

13.4Dilution and Grade Control
13.4.1TSFs
The reclamation method used for the TSFs precludes the use of grade control or selective mining, and typically, it is necessary to reclaim the entire TSF. For the same reason, dilution is not applied to the Mineral Reserve estimates.

13.4.2WRDs
The practical complexities of sampling the unconsolidated rock pile make the use of grade control or selective mining of WRDs difficult. Grade control is undertaken by means of the monitoring of conveyor belt samples, as described in Section 8.2.1.

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Figure 13-1: Photograph of TSF Reclamation

Figure 13-2: Photograph of WRD Mining

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13.5    LOM Schedule
The LOM schedule feed rates cater for provisions including availability and utilisation factors, as well as weather conditions which may affect the rate of reclamation. The gold content produced informs the economic analysis shown in the cashflow.

13.5.1MWS Operation
The material reclaimed from the MWS Operation TSFs currently feed three streams within the MWS Gold Plant, which is capable of processing 78,000tpd. The FY2023 production plan for MWS is presented in Figure 13-3, respectively. The available capacity of the MWS Gold Plant guides the forecasted reclamation rate. The daily plant capacity also provides guidance for the annual rate of reclamation, which is the equivalent of 28,080ktpa, assuming a 30-day operating month. This annual capacity gives rise to the MWS Operation LOM plan which is presented in Figure 13-5 and Figure 13-6.

13.5.2West Wits Operation
The material reclaimed from the West Wits Operation TSFs and WRDs currently feed into the Savuka Plant, which is capable of processing 10,000tpd, shown in the FY2023 monthly West Wits Operation mine plan (Figure 13-4). The extraction and processing of WRD material will end in October 2021 as the plant will be converted to a TSF only plant from this period. Thereafter, the extraction rate of 10,000tpd will consist of only TSF material. The available capacity of the Savuka Plant guides the forecasted reclamation rate. The daily plant capacity also provides guidance for the annual rate of reclamation, which is the equivalent of 3,600ktpa, assuming a 30-day operating month. This annual capacity gives rise to the West Wits Operation LOM plan (Figure 13-7 and Figure 13-8).

13.6    Ore Transport
13.6.1MWS Operation
After the slurry has been washed into the collection sumps and delivered to the pump station at the TSF, there are a series of overland pipelines through which the slurry is pumped, to the respective stream at the MWS Plant. The processing stream, and the TSFs which feed it, are shown in Table 3-1.

13.6.2West Wits Operation
For the mining of the remaining WRD material (which ceases in 2021), front end loaders are used to load the dozed material into rail hoppers or trucks, which is transported to milling and mineral processing.

The Old North Dump TSF will be connected to the Savuka Plant, as shown in Table 3-3, by an overland pipeline, which will feed the Savuka Plant in the same way as the MWS Plant is fed.

13.7     Mining Equipment and Machinery
13.7.1MWS Operation
The following equipment and machinery is employed in the reclamation of the TSFs in the MWS Operation:
•hydraulic monitoring guns are used to deliver high-pressure water streams to the TSF mining faces; and
•pumps are required to pump the slurry from the pump station at the TSF, through the overland pipeline, and to the MWS Gold Plant;

13.7.2West Wits Operation
The following equipment and machinery is employed in the mining of the WRDs at the West Wits Operation:
•tracked bulldozers are used on the top of the WRDs to maintain WRD slope stability;
•bulldozers are also used at the bottom of the WRDs to create a safe loading distance between the base of the WRD and the loading face; and

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Figure 13-3: Graph of FY2022 Production by Source for MWS

Figure 13-4: Graph of FY2022 Production by Source for West Wits

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Figure 13-5: Graph of LOM for MWS – Tonnes and Grade

Figure 13-6: Graph of LOM for MWS – Gold Produced (kg)

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Figure 13-7: Graph of LOM for West Wits – Tonnes and Grade

Figure 13-8: Graph of LOM for MWS – Gold Produced (kg)

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•FELs are used to load the dozed material onto trucks or rail hoppers.

When the mining of WRDs ceases and the Savuka Plant switches to fully processing tailings, the equipment used will be the same as that described for the MWS Operation above.

13.8    Mining Personnel
13.8.1MWS Operation
The number of personnel employed at MWS Operation is inclusive of both mining and processing (Table 13-3).

Table 13-3: MWS Operation Mining and Processing Employee Count

Employees	Unit
Permanent	490
Contractor	2,344
Total	2,834

13.8.2MWS Operation
The number of personnel employed at West Wits Operation is inclusive of both mining and processing (Table 13-4).

Table 13-4: West Wits Operation Mining and Processing Employee Count

Employees	Unit
Permanent	102
Contractor	127
Total	229

13.9Commentary on Mining Method
The extraction of the TSF material via the hydro-mining method of extraction has proven to be safer and cheaper than loading and hauling methods, using truck and shovel operations. The method has been historically tested and is well understood for extraction of the MWS Operation TSFs. The TSF operations are established and supported by existing equipment, pipeline, infrastructure, and plants. Defined maintenance and capital equipment schedules are completed on an annual basis, once the CODM completes the business planning process. These schedules are incorporated in the mine planning process.

Dozers are positioned on top of the WRD. The dozers are used to create safe loading faces and blend the rock. The material is then loaded from the face onto trucks using FELs and transported to the relevant gold plants for processing. When loading is done at the bottom of the WRD, precaution must be taken to ensure that the face is not undercut. This precaution measure is put in place to prevent rock falls from the dump. A slope with a maximum inclination angle of 15° is created towards the loading point, where the WRD material is pushed down. The slope angle is monitored and maintained on a continuous basis.

As a safety measure, two red indicating poles are located at the top of the dump in the area where the dozer is working. The dozer must not go beyond the indicating poles, and dozing does not take place vertically above a loading point where an FEL loading. A 30m advance is required between the dozer and the point vertically above an active loading point. As an additional safety consideration, operations at the WRDs take place during hours of daylight.

14Processing and Recovery Methods

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Section 229.601(b)(96) (14) (i-iv)
There are two plants, namely the MWS Gold Plant and the Savuka Plant, which are dedicated to the processing of tailings and/or WRD material. Reclaimed tailings are pumped as slurry via pipelines and WRD material is transported on trucks, to the respective plants for processing.

14.1     MWS Operation (MWS Gold Plant)
MWS Gold Plant is a gold tailings retreatment plant located in the town of Stilfontein in the North West Province, roughly 130km southwest of Johannesburg.

Reclaimed tailings from Sulphur Paydam, South East Extension, East TSF, Harties 1 TSF and Harties 2 TSF are processed through the MWS Gold Plant (Table 3-1). Other TSFs form part of the MWS Operation LOM Plan. Although MWS Gold Plant historically processed gold and uranium in 2017, the uranium and flotation plants were discontinued resulting in the MWS Gold Plant producing only gold.

14.1.1Mineral Processing Description
MWS Gold Plant treats over 2Mtpm through three CIL streams that are fed from three separate reclamation sites approximately 15km from of the plant. The flow diagram is presented in Figure 14-1.

The gold bearing slurry is pumped from the reclamation sites to the respective Streams where the gold is dissolved and adsorbed onto activated carbon then later eluted into a concentrated solution. The concentrated solution is then circulated through a series of electrowinning cells to produce a concentrated gold sludge. The sludge is smelted on site to produce gold doré bars with a purity of 85-95% and dispatched to Rand Refinery for further refining. The low gold residue slurry is then pumped to a central mega TSF approximately 20km from the plant.

14.1.2Plant Throughput, Design, Equipment Characteristics and Specifications
MWS Gold Plant is currently capable of processing 78,000tpd (Table 14-1). This excludes Stream 4 which is planned for commissioning in 2024 at an expected capacity of 8,000tpd.

Table 14-1: MWS Gold Plant Capacities and Treatment Rates

Activity	Plant Capacity (t/day)
Stream 1	22,000
Stream 2	28,000
Stream 3	28,000
Stream 4 (from 2024)	8,000
Total MWS Gold Plant	86,000

The cyanide leach is an intricate balance of time, pH and oxygen sparging. These parameters have been determined with metallurgical test work and historical performance in order to optimise the recovery. The parameters used in this process are set out in Table 14-2.

Table 14-2: MWS Gold Plant Leaching Process Parameters

Processing parameters	Unit	Value
Slurry density	kg/l	1.45 – 1.50
Leach time	hr	18 – 24
pH		10.5
Cyanide dosage	ppm	250 – 300

The following table outlines the current number and capacities of the major plant equipment found at MWS Gold Plant.

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Figure 14-1: Schematic Flow Diagram of the Metallurgical Process Diagram at MWS Gold Plant

CIL
Preconditioning
CIL
Tailings
Reclamation
1
3
5
7
2
4
6
8
Electrowinning
Make-
up
Gold
Bullion
Residue to Kareerand
Conc
Spent
Acid Wash
Elution
Kiln

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Table 14-3: MWS Gold Plant Equipment Specifications

Plant Equipment	No. of Tanks	Volume (m3)
Receiving Tanks	1 per stream	2,500
Leach Tanks	8 per stream	2,500
Acid Wash Column	1 per stream	20
Elution Columns	1 per stream	20
Concentrate Tanks	2 per stream	260
Spent Tanks	1 per stream	260
14.1.3Energy, Water, Process Material and Personnel Requirements
The operational water supply is sourced from circulating return water at Kareerand, the existing TSF for the MWS Gold Plant, and power to the MWS Gold Plant is received from Eskom. The monthly averages of consumption and personnel requirements are shown below (Table 14-4). The personnel requirements for the plant are included in Table 13-3.

Table 14-4: MWS Gold Plant Energy and Water Requirements

Parameter	Unit	Value
Electricity consumption	kWh	16,930,474
Water consumption	kL	384,780

14.2West Wits Operation (Savuka Plant)
Historically, TSF and WRD material processed at Savuka Plant was fed from Old North TSF dumps and the Savuka WRD. However, the plant was converted exclusively to a TSF processing facility by late 2021.

14.2.1Mineral Processing Description
The feed slurry comes from Reclamation site and is pumped into the plant sampler tank, where lime is added and thereafter cyanide. The Savuka Plant flow diagram is presented in Figure 14-2.

The slurry is pumped into 32 leach Pachucas which constitutes of four rows of eight Pachucas each and thereafter it gets pumped onto eight CIP vessels. The reagent used to dissolve the gold is sodium cyanide with the addition of lime via tightly controlled predetermined levels to control the pH.

Once the slurry is adequately leached and the gold has attached to the activated carbon this slurry is transported to Mponeng Plant for the final gold recovery processing which involves elution, electrowinning and smelting (Figure 14-2). The spent carbon is reactivated in a kiln and then returned to the Savuka plant for reuse.

14.2.2Plant Throughput, Design, Equipment Characteristics and Specifications
The Savuka Plant is a single process flow with a current processing capacity of 10,000tpd. The cyanide leach is an intricate balance of time, pH and oxygen sparging. These parameters have been determined with metallurgical test work and historical performance in order to optimise the recovery. However, the dosing valves are linked to an online analyser so that accurate concentrations which optimise the leach can be controlled, if required. The parameters used in this process are set out in Table 14-5.

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Figure 14-2: Schematic Flow Diagram of the Metallurgical Process Diagram at Savuka Plant

Sludge Sources:
MOD Sources
MOD
Sources
Crusher Bins
Crushers
Mill Bins
Mills
THICKENERS
THICKENERS
Thickeners
TSF Sources
Leach
CIP Carousel
Loaded Carbon Tank -
Savuka Gold Plant
for outloading to transport
to Mponeng Gold Plant
Regen Carbon Tank -
Savuka Gold Plant
receive carbon back
from Mponeng Gold Plant
Electrowinning
Gold
Bullion
Make-up
Acid Wash
Elution
Conc
Spent
Kiln
Elution Section at Mponeng Gold Plant

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Table 14-5: Savuka Plant Leaching Process Parameters

Processing parameters	Unit	Value
Leach time	hr	24 - 40
pH		10.5 – 11.5 (With lime addition)
Cyanide dosage	ppm	180 – 300 as 100% NaCN
Oxygen	ppm	Sparged at 5 – 25
RD		1.38 – 1.45
40 – 50% solids
SG of 2.7

The major equipment used at the Savuka Plant are presented in Table 14-6.

Table 14-6: Savuka Plant Equipment Specification

Plant Equipment	No. of Tanks	Volume (m3)
Leach
Stream 1	32	10,723
Stream 2	5	3,173
Pachuca	1	1,165
CIP	8	1,111
Sampler	1	80

14.2.3     Energy, Water, Process Material and Personnel Requirements
The operational water supply is sourced from circulating return water from no.7 and Nursery Dam, the existing TSF for the Savuka Plant and power to the Savuka Plant is received from Eskom. The monthly averages of consumption are shown in Table 14-7. The personnel requirements for the plant are included in Table 13-4.

Table 14-7: Savuka Plant Energy and Water Requirements

Parameter	Unit	Value
Electricity consumption	kWh per month	3,016,428
Water consumption	kL per month	12,500

14.3    Commentary on the Processing and Recovery Methods
The MWS Gold Plant has been in operation since 2003, when the plant was dedicated solely to tailings re-treatment, and as such the processing method is considered well established for the material being treated. The plant makes use of historical data (Figure 14-3), trends and metallurgical test work (Section 10) as the basis for their projected recoveries.

The Savuka Plant has been in operation since 2015, when the plant was dedicated solely to tailings re-treatment and WRD processing, and as such the processing method is considered well established for the material being treated. The plant makes use of historical data (Figure 14-4), trends as a basis for their projected recoveries.

The metallurgical process is a well-tested technology which has been in operation at the mine since 1986 processing VCR and CLR ore. Recoveries used in the business plan were based on historic performance. The methodology applied considered the historical metallurgical recovery (18-month period) for the relevant ore source. The actual monthly head grades were reviewed and the relationship between the head grade and recovery were used as base for the Business Plan (BP) 2022/23 metallurgical recoveries, taking into consideration the relevant forecast head grades.

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Figure 14-3: Graph of Historical Gold Recovery at MWS Gold Plant

Figure 14-4: Graph of Historical Gold Recovery at Savuka Plant

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15Infrastructure
Section 229.601(b)(96) (15)
Both MWS Operation and West Wits Operation have adequate access to the infrastructure required to meet the planned LOM production schedules.

15.1MWS Operation Surface Infrastructure
The surface infrastructure associated with MWS is presented in Figure 15-1, whilst a Google Earth image of the MWS Plant is presented in Figure 15-2.

15.1.1Ore and Waste Rock Storage Facilities
There is no requirement for waste rock deposition.

15.1.2Tailings Storage Facilities
The existing Kareerand tailings storage facility was commissioned in 2011 with a design life to 2025 at a tailings deposition rate of 1.9Mtpm. The plant has been designed to treat a total of 352Mt to incorporate all tailings for the prepared LOM tailings disposal from the MWS Operation. Since commissioning, the production plan for MWS Gold Plant has been increased and has targeted a total tailings deposition rate of 2.5Mtpm until 2039. The increased tonnage throughput requires additional deposition space hence an extension project was initiated to split the tonnages between two facilities.

The extension footprint consists of a new TSF basin adjacent to the existing facility covering an area of 340ha. The deposition on the extension will abut the existing TSF on the western slope to form one expanded TSF. The Environmental Authorisation and the Water Use Licence were received. The contract was awarded to the successful contractor to commence with the construction.

15.1.3Pipelines and Conveyors
The collection sumps that deliver the slurry to the pumping stations, which is then pumped via overland pipelines to the respective plant streams have been dedicated to the transport of material and have been maintained effectively for this purpose.

15.1.4Power and Electrical
The power supply for the operations is from Eskom substations. The reliability of electricity from Eskom has declined over time with more forced load shedding affecting the operations, which is expected to continue into the future.

15.1.5Water Usage
The operational water supply is sourced from circulating return water at Kareerand, the existing TSF for the MWS Gold Plant tailings (Figure 15-1) and pumped water from old underground workings.

15.1.6Logistics and Supply
The MWS Operations have adequate access through maintained provincial tarred roads.

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Figure 15-1: Infrastructure Plan for MWS Operation

N
MWS 5
MWS 4
MWS 2
MWS Gold Plant
Margaret WRD
Klerksdorp
Stilfontein
Scott
Khuma
Harties 5 & 6
Harties 1 & 2
Kareerand
Sulphur Paydam
Harties 7
Buffels 9 WRD
South East Extension
2
1
3
4
Buffels 1-4
Ariston Gully
West Compartment 1
Emergency Dam
East Tailings
Buffels 5
West Extension
Vaal River
West Compartment 2
Abandon
West Grass
West Compartment 3,4
Moab WRD
Kopanang
Orkney
Mispah 1
Mispah 2
National Road
Secondary Road
Towns/Villages
River
Plant
Non-active WRD
Non-active TSF
Active TSF
Tailings Pipeline
26°40'E
27°00'S
0
5km

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Figure 15-2: Detailed Infrastructure for the MWS Plant

SX & IX
CCD
Uranium Leach
Uranium Precipitation
Process Water
Float Thickener
Smelthouse
Sulphuric Acid Storage
Leach - CIL
Float Incoming
Thickeners
Tailings
Containment Dams
0
70m
26°50'10"S
26°48'00"E

Google Earth Image Date April 2

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15.2West Wits Operation Surface Infrastructure
The surface infrastructure associated with West Wits is presented in Figure 15-3, whilst a Google Earth image of the Savuka Plant is presented in Figure 15-4.

15.2.1Ore and Waste Rock Storage Facilities
There is no requirement for waste rock deposition.

15.2.2Tailings Storage Facilities
The Savuka Gold Plant deposits tailings onto active Dams 5A, 5B, 7A and 7B (Figure 3-2) at 290,000tpm throughout the LOM. The Savuka Complex will no longer have capacity in 2027. This is as a result of the 60m height restriction on the dams, as well as the limitation on rate-of-rise on Dams 5A and 5B.

15.2.3Pipelines and Conveyors
The surface infrastructure associated with West Wits Operation is presented in Figure 15-3. Reclaimed tailings are pumped as slurry via pipelines (Figure 15-3) and WRD material is transported on trucks, to the Savuka Plant for processing. These pipelines have been dedicated to the transport of material since 2015 and have been maintained effectively for this purpose.

15.2.4Power and Electrical
The power supply for the operations is from Eskom substations. The reliability of electricity from Eskom has declined over time with more forced load shedding affecting the operations, which is expected to continue into the future.

15.2.5Water Usage
Water supply for West Wits Operation (both reclamation and processing), is sourced from circulating depositional water from No.7 and Nursery Dam.

15.2.6Logistics and Supply
The West Wits Operations have adequate access through maintained provincial tarred roads.

15.3Commentary on Infrastructure
The operational infrastructure for both the MWS Operation and West Wits Operation including road, rail, offices, security services, water and power supply is adequate, and is shared with the Harmony operations in the relevant areas. Mine Waste Solutions is well-established with sufficient logistical and infrastructure support for current operation. With the inclusion of the Kareerand extension at the MWS Operation there will be sufficient capacity for the planned mining operations.

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Figure 15-3: Infrastructure Plan for West Wits Operation

N
500
Blyvoor 7
Blyvoor 6
Savuka
L17
L18
L21
L20
L19
L22
Savuka Plant
Savuka Shaft
TauTona Shaft
5A
Old North
Savuka TSF
5B
7A
7B
Mponeng
Mponeng Plant
Mponeng Shaft
Solid Waste Disposal Site
26°27'S
Kusasalethu Shaft
Kusasalethu Plant
Kusasalethu
N 12
Wedela
Mponeng
Kusasalethu
MWS and West Wits Operations
National Road
Secondary Road
Towns/Villages
River
Plant
Shaft
Non-active WRD
Non-active TSF
Active TSF
Tailings Pipeline
27°21'E
0
2km

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Figure 15-4: Detailed Infrastructure for the Savuka Plant

N
Pollution Dams
Mass Flow to Leach
Not Operational
Not Operational
Mass Flow from Reclamation
Leach Stream 1
CIP
Residue Tank
Leach Stream 2
0
70m
26°25'15"S
27°24'00"E

Google Earth Image Date April

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16Market Studies
Section 229.601(b)(96) (16) (i-ii)
Gold is traded in a variety of markets/exchanges both in physical form through over the counter (“OTC”) markets, bullion banks and metal exchanges etc., and through passive investments such as exchange traded funds (“ETF’s”), which are based on gold prices and units representing physical gold which may be in paper or dematerialised form. Demand is driven by the jewellery market, bar and coin, use in technology, ETF’s and other financial products, and by central banks. An overview of the gold market is given in the following sections based mainly on data from the World Gold Council and GoldHub websites.

16.1Market Overview
Unlike almost all mineral commodities, the gold market does not respond the same way to typical supply and demand dynamics which are founded on availability and consumption, but rather on global economic affairs, particular those of the major nations, industrial powerhouses and economic regions, such as the Eurozone. The gold market is affected by government and central bank policies, changes in interest rates, inflationary or deflationary environments and events such as stocking and de-stocking of central reserves. It is also largely affected by global events such as financial crises, geopolitical trade tensions and other geopolitical risks. Price performance is linked to global uncertainty prompted by the prolonged Russia-Ukraine war (GoldHub, Accessed July 2022). It is an asset that can preserve wealth and deliver price outperformance in an uncorrelated way and that makes it extremely attractive.

16.2Global Production and Supply
Gold production and supply is sourced from existing mining operations, new mines and recycling.

16.2.1     New Mine Production
Gold mining is a global business with operations on every continent, except Antarctica, and gold is extracted from mines of widely varying types and scale. China was the largest producer in the world in 2021 and accounted for around 9-12% of total global production (Gold.org, Accessed 2022; USGS Mineral Commodity Summaries, 2022). Overall, global mine production was 3,000t in 2021, slightly lower than production levels in 2020 (3,030t), and the second annual decline in production after 2016. Recent decline has been largely attributable to COVID-19 interruptions. In 2021, the major producing gold countries in the world were China (370t), Australia (330t), Russian Federation (300t), USA (180t), Canada (170t), Ghana (130t), Mexico (100t), and Uzbekistan (100t). Indonesia, Peru and Sudan produced 90t each, followed by Brazil (80t). South Africa produced 100t in the same year (USGS Mineral Commodity Summaries, 2022).

16.2.2    Recycling
Annual global supply of recycled gold was 1,143.5t in 2021, a decline from the 2020 figure of 1,291.3t. Recycling supply responds to the gold price and its rate of change but experienced a modest increase during the year even as prices increased to all-time highs. India and China play large roles in the recycling market. In the first quarter of 2022, when gold demand was 34% higher than the previous year, the supply of recycled gold increased to 310t (a 15% increase y-o-y), and highest amount of activity for six years (Gold Demand Trends Q1 2022, Gold.org, April 2022).

16.3Global Consumption and Demand
Gold consumer demand is expected to be supported by gradual economic recovery. Gold has performed well as a consequence of a high-risk environment, low interest rates and a high price. While continued improvement in markets is expected post-COVID in 2022, economic slowdown among other factors is anticipated to place some downward pressure on consumer demand in China and India.

16.3.1     Jewellery
Global annual jewellery demand increased from 1,329.7t in 2020 to 2,229.4t in 2021, amid a recovery of markets from the COVID-19 pandemic.

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As with recycling, the two largest markets, India and China, were major contributors to the decline in 2020, and markets were expected to improve with economic recovery in these geographies. In Q1 2022, recovery of demand was soft, down 7% y-o-y, after new lockdowns to contain COVID-19 (Gold Demand Trends Q1 2022, Gold.org, April 2022).

16.3.2    Investment
The COVID-19 pandemic, high inflation and recent period of heightened risk and geopolitical uncertainty, has driven the value of gold as a ‘safe haven’ investment (www.gold.org/goldhub). Bar and coin investment was 20% lower in Q1 2022, but 11% higher than a five-year quarterly average (Gold Demand Trends Q1 2022, Gold.org, April 2022).

A total annual gold investment of 1,006.42t was noted by the World Gold Council for 2021, a decline of 43% from the 2020 figure. Weaker investor interest in 2021 was seen with a net outflow of gold ETFs (-173.6t). Gold demand has since increased in Q12022 (34% higher than Q1 2021), driven by strong ETF inflows, and safe-haven demand (Gold Demand Trends Q1, 2022, Gold.org, April 2022).

Investment drivers also include low interest rates, a weakened USD, and an economic slowdown. A consequentially favourable price means even greater investment, but momentum has slowed with gold reaching a USD1,800/oz marker (Recent moves in gold, Gold.org, July 2022).

16.3.3    Currency
Gold holds an inverse relationship with the USD and is usually traded relative to its USD price. During the current period of uncertainty, and the rising influence of Chinese currency, central bank asset managers may likely increase their interest in gold as a result. This has been a prominent trend since the economic downturn in 2008.

Future performance of the gold market is expected to be supported by investment demand (a need for effective hedges and a low-rate environment) and will be driven by the level of risk observed in the recovery of the global economy from the effects of COVID-19, which may offset any lag in recovery of consumer demand.

16.4     Gold Price
16.4.1    Historical Gold Price
In early August 2020, the London Bullion Market Association (“LBMA”) gold price reached historical highs and remained relatively high for the rest of the year (Figure 16-1).

16.4.2     Historical Gold Price
The minimum and maximum consensus gold price range for the year 2021 Q4 to year 2025 is presented in Figure 16 2. The long-term gold prices are considered from year 2025 onwards. Forecasts as advised from various financial institutions show that gold is expected to trade in a range of USD1,652/oz - USD1,728/oz, for the period 2022 to 2025 with a long-term outlook of USD1,521/oz.

The gold price forecast of USD1,546/oz is conservative if corroborated against a long-term broker consensus gold price outlook (Figure 16 2).

16.4.3    Harmony Group Gold Hedging Policy
Harmony has a hedging policy which is managed and executed at Group treasury level on-behalf of its operating entities. The key features of the hedging programme are as follows:
•the policy provides for hedging (or forward selling) up to a maximum of 20% of expected gold production for a rolling 24-month period;
•the policy has no minimum quantity that should be hedged, and if an attractive margin above cost cannot be achieved (i.e., in a low gold price environment) then no hedges are entered into;

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Figure 16-1: Graph of Annual Gold Price History – ZAR/kg

Figure 16-2: Graph of Consensus View of Forecast Gold Price

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•Harmony enters into ZAR-denominated gold hedges for its South African operations (for the non-South African assets it enters into USD-denominated hedges);
•Mine Waste Solution does not enter into hedges in its own name but delivers bullion to Rand Refinery for refining on behalf of Harmony. Rand Refinery is one of the world’s largest single-site precious metals refining and smelting complex in the world. Rand Refinery refine all of Harmony’s gold to at least 99.5% purity, and acting as agent, sells the gold on the daily spot London fixing price and make payment to the Harmony two days later;
•gains and losses realised from the hedging program are accounted for at Group level and the financial benefit (or downside) is distributed amongst the operations proportional to their levels of gold sales; and
•Mine Waste Solution does its mine planning and financial forecasts based on the estimated future gold price provided by the Group treasury, but its year-end actual financial results reflect the received gold price inclusive of the benefit of the hedging programme. Therefore, in theory, Mine Waste Solution receives a hedged gold price for a maximum of 20% of its gold sales with the balance attracting the spot price.

16.4.4     Gold-Streaming Arrangement: Franco-Nevada Corporation
Other than the Harmony Group hedging programme, Chemwes (Pty) Limited (“Chemwes”), internally referred to as Mine Waste Solutions, entered into a gold-streaming contract with Franco-Nevada Corporation (“Franco Nevada”), a Canada-based, gold-focused royalty and streaming company. The key terms of the contract are as follows:
•the contract is at operational level and was entered into in the name of Chemwes (inherited through the acquisition of Anglogold’s South African assets);
•Franco-Nevada is entitled to 25% of all gold produced by Chemwes until 312,500oz of gold are received. This is anticipated to be reached by 2024;
•as at the 30 June 2022 Chemwes (had delivered 251 343oz of gold; and
•Franco-Nevada makes ongoing payments to Chemwes equal to the lesser of USD400/oz of payable gold (subject to a 1% annual inflation that commenced December 2012) and the spot price for gold; the current ongoing price is equal to USD441.85/oz of gold as of June 2022.

16.5    Commentary on Market Studies
The factors which affect the global gold market are well-documented as are the elements which influence the daily gold price. The gold price recorded all-time highs during both 2020 and 2022, and although it has since moderated and retracted, the price remains well above the 5-year historical average.

The positive outlook for gold will likely be sustained. Key headwinds for gold are interest rate hikes, currently at near historically low levels, but continued geopolitical risk and underperformance of stocks and bonds will support gold (Gold Mid-Year Outlook 2022, Gold.org, Accessed 2022). The gold price has experienced weaker momentum in Q2 2022, but stabilised. The gold market is expected to remain supported, and prices elevated for the balance of the financial year running into FY2023.

Harmony has a relatively conservative gold hedging policy in place, and this is used to take advantage of the movements in the gold price to maximise the average gold price received, with the benefit of this hedging programme flowing through to Mine Waste Solutions.

16.6    Material Contracts
Harmony has contractual vendor agreements with various service providers and suppliers. The most significant of these contracts, which are currently in place to support Mine Waste Solutions, are presented in Table 16-1.

All of the listed contracts are currently valid and in good standing. Terms, rates and charges of contracts are considered consistent with industry norms. Contract management processes are in place and resourced so that contracts re-tendered and/or renewed as they approach expiry.

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Table 16-1: Material Contracts

Vendor Name	Nature of Service /Supply
Eskom	Electricity supply
Shomene 1 cc	Earth moving equipment hire
Intasol Tailings (Pty) Ltd	Re-mining of TSF
Cyclone Projects	Deposition of tailings
Cyclone Projects	Re-mining of TSF
Cyclone Projects	Re-mining of Savuka TSF
Rand Refinery (Pty) Ltd	Gold refining charges

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17Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
Section 229.601(b)(96) (17) (i-vii)
The South African Government has an extensive legal framework within which mining, environmental and social aspects of the industry are managed. Harmony and Mine Waste Solutions operation are primarily regulated and managed by certain principal Acts (Section 17.3) as well as corporate policies, management systems and certain industry-wide guidelines, including:
•Energy Efficiency and Climate Change Policy;
•Environmental Policy;
•Harmony Water Management Strategy;
•Biodiversity and Rehabilitation Position Statement;
•Socio-Economic Transformation Policy; and
•Corporate Social Responsibility Policy.

The latest sustainability policies and public environmental social and governance (“ESG”) performance and disclosure report(s) are available on the corporate website. Harmony has identified the environmental risks for the business and has strategies and management systems in place to manage the risks.

17.1Results of Environmental Studies
In South Africa, the regulatory scoping and EIA process and associated report(s) form the basis on which the national Department of Forestry, Fisheries and Environment ("DFFE") administers the legislation and issues environmental authorisations. The EIA report generally identifies and predicts the likely environmental, social and other related impacts and establishes the measures that are necessary to avoid, minimise or offset predicted adverse impacts. The mitigation measures are captured in an EMP and operationalised in an EMS.

Mine Waste Solutions has implemented an EMS aligned with ISO 14001:2015 standard to help identify, manage and monitor its environmental impacts. The EMS provides a holistic approach to encourage better environmental performance and helps demonstrate its compliance with its statutory and regulatory requirements. Mine Waste Solutions has successfully maintained its ISO 14001 certification since its accreditation in 2019. Every effort is made by both the surface operation and underground operations to eliminate or minimise the negative effects of Mine Waste Solutions’ activities on the environment and adjacent communities.

17.2Waste and Tailings Disposal, Monitoring & Water Management
As part of its mining, environmental and water approvals, and licences, Mine Waste Solutions is required to implement monitoring programmes and plans to establish the operations impact on the environment. The compliance limits for the monitoring variable are included in the applicable EMP(s), WUL(s) and AEL(s). The environmental monitoring implemented at Mine Waste Solutions includes:
•annual EMP performance assessments;
•monthly chemical of surface water quality;
•quarterly chemical analysis of groundwater quality;
•biomonitoring surveys;
•waste classification and quantification;
•Integrated waste and water management plan updates;
•monthly and bi-annual air quality (i.e. dust) monitoring; and
•periodic licence and authorisation compliance assessments.

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17.3Permitting and Licences
In respect of environment, the following national Acts and the regulations promulgated thereunder provide the regulatory framework for mine permitting and licencing in South Africa:
•Mineral and Petroleum Resources Development Act, 2002 (“MPRDA”);
•National Environmental Management Act, 1998 (“NEMA”);
•National Environmental Management: Waste Act, 2008 (“NEM:WA”);
•National Environmental Management: Air Quality Act, 2004 (“NEM:AQA”); and
•National Water Act, 1998 (“NWA”).

Both the MWS Operation and West Wits Operation are broadly governed by Harmony’s underground mining operations and their respective mining rights and environmental permits. There is no requirement under the existing legislative framework to hold a mining right to process mine residue stockpiles which are linked to existing operations by road, rail and/or pipeline. Environmental permits and licences are however required that trigger any specific activity listed under the above-mentioned Acts and regulations. A summary of the status of all environmental permits and licences issued at the effective date related to both the MWS Operation and West Wits Operation is presented in Table 17-1.

MWS Operation is no longer under the Vaal River Mining right. Following the sale of the Vaal River underground operations, the Vaal River mining rights were transferred to Harmony, the appropriate authorisation for Vaal River Surface Sources is currently in the process of being applied for. West Wits Surface Sources is under West Wits Mining Rights.

All relevant mining, environmental and water-use permits are in place that cover the environmental, archaeological, and hydrological components of Mine Waste Solutions. All permits are audited regularly for compliance and the operation is currently within compliance for all relevant permits. The permits are continuously amended as required by the operation through relevant authorities. To this end, environmental approval is required for the future expansion of Kareerand TSF as well as the closure of Kopanang Gold Plant. The EIA process for environmental approval is underway.

17.4     Local Stakeholder Plans and Agreements
Harmony strives to create sustainable shared value within the communities it operates. Local stakeholder plans and agreements are based on the results from socio-economic information, government development strategies and EIAs undertaken. The socio-economic development programme commits to:
•contribute to areas that will have the most meaningful socioeconomic impact on communities, namely infrastructure, education and skills development, job creation and entrepreneurial development;
•enhance broad-based local and community economic empowerment and enterprise development initiatives;
•facilitate socio-economic development in local communities by means of corporate social responsibility programmes;
•support arts, culture, and sports and recreation; and
•build relationships based on trust within host communities.

Despite no formal or regulatory agreements in place for Mine Waste Solutions, the Company has committed to source labour from the surrounding communities as far as possible, where applicable.

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Table 17-1: Status of Environmental Permits and Licences

Operation	Permit / Licence	Reference No.	Issued By	Date Granted	Validity
MWS	Atmospheric Emissions Licence: MWS Gold Plant	NWPG/CHEMWES/AEL 4.1; 4.2 & 4.17	DEDECT	30-Sep-20	29-Sep-25
	Certificate of Registration Inflammable Liquids and Substances: Chemwes Plant	Various Certificates issued for All Areas of the plant and outside sections	City Council of Matlosana		31-Dec-21
	Water Use Licence: Chemwes	08/C24B/AACIG/8368 27/2/2/C224/101/1	DWS	31/11/2018	31/11/2028
New WUL issued on 10 June 2022, however it is being reviewed as it excluded some permitted activities that were in the previous WUL. Currently operating under previous WUL.
	Environmental Authorisation for expansion of Karee	NWP/EIA/176/2008	DMRE	2021/11/11	N/A
	Licence to construct a dam with safety risk: Chemwes	12/2/C241/37	DWS	18-Jun-10	NA
West Wits	Atmospheric Emissions Licence	WR/16-17/AEL9/3	Dr. Kenneth Kaunda District Municipality	02-Oct-18	02-Oct-23
	Water Use Licence	08/C23E/AEFGJ/1250	DWS	30-Nov-18
Amended WUL submitted 2020. Waiting for approval.
	Environmental Authorisation	(GP) 30/5/1/2/3/2/1(01) EM	DMRE	26-Sep-18	N/A
(GP) 30/5/1/2/2(01) MR
Waiting for transfer to Harmony to be completed.
	Waste Management Licence	Gaut 002/09-10/W0011	GDARD	27-Jul-15	Expired
		AGA submitted renewal application. Awaiting approval.	DMRE
Note: DEDET - Department of Economic Development, Environment, Conservation and Tourism, DWS - Department of Water and Sanitation, Department of Mineral Resources and Energy, GDARD - Gauteng Department of Agriculture and Rural Development, AGA - Anglogold Ashanti Limited

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17.5Mine Closure Plans
Since Mine Waste Solutions does not operate under a mining right, there is no legal requirement under the current South African legislative framework for Harmony to compile a closure plan and provide financial assurance to the regulator. Despite this, Harmony appointed Digby Wells Environmental (“Digby Wells”), an independent environmental consultant, to review and update the closure cost for MWS which was evaluated in June 2021. The exercise was conducted under the general “duty of care” principle as per Section 28 of NEMA, using regulation 53 and 54 of the MPRDA as a guideline.

The approach followed by Digby Wells involved:
•identifying all areas and infrastructure that form part of Mine Waste Solutions responsibility (including both the MWS Operation and West Wits Operation);
•measuring the volumes and areas of the active waste rock dumps and TSFs using survey data;
•developing a site-specific closure cost model aligned with the methodologies applied to other Harmony operations; and
•compiling a report that outlines the methodology, assumptions, technical solutions, and any potential risks identified related to the closure cost.

The closure cost as at 30 June 2022, was calculated to be ZAR879m, including a 10% contingency allowance.

Harmony does not have a legal obligation to have a post-performance or reclamation bond in place with the regulator to fund the cost of closure.

17.6Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals Or Groups
Most of the required environmental authorisations are in place and only require amendments to be made to reflect the current infrastructure at Mine Waste Solutions. The Air Emissions License of MWS need to be amended. Based on current industry norms, a realistic timeframe to obtain relevant authorisations is estimated between 6 and 18 months.

17.7Local Procurement and Hiring
Harmony is committed to investing in the future of local communities beyond the life of the operations and not to only empower them, but also to mitigate the impacts of its operations to ensure a positive legacy. Although Mine Waste Solutions is not governed by the MPRDA and therefore there is no legal obligation to comply with the 2014 Mining Charter, the Company applies this framework in its socio-economic development initiatives such as the procurement of local goods and services. Portable skills are developed through expanded learning programmes, learnerships and other programmes opened to operating communities and areas where labour is sourced.

17.8Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
Periodic inspections are conducted by the regulator to verify compliance with applicable environmental laws, regulations, permits and standards. In addition, Mine Waste Solutions has implemented an EMS in line with the ISO 14001 standard. The EMS is audited on an annual basis by a third party and includes the needs and expectations of interested parties.

As part of the Harmony group, Mine Waste Solutions conducts its operation based on policies and systems that are aligned to its corporate sustainable development framework. Although Harmony is not a signatory to the International Council on Mining and Metals or the UN Global Compact, these form the guiding principles of the framework. Harmony discloses its sustainable development voluntarily in accordance with the guidelines issued by the Global Reporting Initiative (GRI). Further to this, Harmony discloses environmental information on the Carbon Disclosure Project (CDP) for both climate change and water.

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Mine Waste Solutions and its associated underground operations have a good understanding of the environmental and social aspects of the operations through baseline and specialist studies previously conducted. Risk management and mitigation measures were adequately addressed in the environmental management plans and will be effective to mitigate risks and impacts to acceptable levels should the measures be implemented according to the specialists’ recommendations.

Most of the required environmental authorisations are in place and only require amendments to be made to reflect the current infrastructure at Mine Waste Solutions. Based on current industry norms, a realistic timeframe to obtain relevant authorisations is estimated between 12 and 18 months.

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18Capital and Operating Costs
Section 229.601(b)(96) (18) (i-ii)
Economic parameters for the Harmony Group, including capital and operating costs, are determined, and signed off by the CODM, before distribution to the business units, including Mine Waste Solutions. The capital and operating costs are reported in ZAR terms and on a real basis. Rounding of figures may result in minor computational discrepancies.

18.1MWS Operation
18.1.1    Capital Costs
A detailed breakdown of the estimated capital costs for major projects covering the LOM is shown in Table 18-1. The Kareerand TSF expansion project contributes the majority to the capital allocation as the extension footprint will consist of a new TSF basin adjacent to the existing facility covering an area of 340ha. Other capital contributions will be assigned to the relocation of the current pump stations as the reclamation footprint is exhausted and the addition of Stream 4 to the MWS Gold Plant as production is planned to increase.

18.1.2    Operating Costs
A summary of the direct and indirect unit operating costs for the MWS Operation are presented in Table 18-2. The costs shown in the below show the budgeted operating expenditure going forward. The cash flow model separates the three streams of the MWS Gold Plant

18.2    West Wits Operation
18.2.1     Capital Costs
No capital costs have been allocated to the West Wits Operation for the remaining duration of the LOM.

18.2.2     Operating Costs
A summary of the direct and indirect unit operating costs for the West Wits Operation are presented in Table 18-3. The costs shown in the tables below show the 2022 actual operating expenditure and the budgeted operating expenditure going forward.

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Table 18-1: MWS LOM Capital Cost Estimate for MWS Operation Major Projects

Capital Cost Element (ZARm)	Total LOM (FY2023 -FY2039)
Kareerand	2,052.34
West 1	215.06
Mispah 1	400.90
Buffels5	56.97
MWS 4 & 5 Pump1	309.77
Stream 4	168.62
VR Substation	21.10
Other	1,658.21
Total	4,882.98

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Table 18-2: Summary of Operating Cost Estimates for MWS Operation (MWS Gold Plant)

Operating Costs (ZAR/t processed)	Actual (2021/2022)	Budget (2022/2023)
Maintenance	1.26	1.28
Plant Labour	2.24	2.44
Operational Consumables	0.12	0.38
Plant Contractors	4.26	4.40
Cost Allocations	51.31	49.99
Major Engineering Stores	0.81	0.42
Services	1.36	0.99
Engineering	4.36	4.48
Mine Overheads	3.40	2.79
Total	69.12	67.17

Table 18-3: Summary of Operating Cost Estimates for West Wits Operation

Operating Costs (ZAR/t processed)	West Wits and Savuka Plant
Maintenance	0.86
Plant Contractors	6.16
Cost Allocations	69.60
Major Engineering Stores	0.37
Engineering	3.02
Mine Overheads	5.26
Total	85.27

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19Economic Analysis
Section 229.601(b)(96) (19) (i-iv)
19.1Key Economic Assumptions and Parameters
The CODM forms, reviews, signs-off and distributes economic assumptions to its various business units. On an annual basis, during the period October to November, long-term commodity prices and exchange rates forecasts’, are received from various financial institutions. In addition, a specialist in Economics from a reputable economics company based in South Africa, provides expert views on the global markets, forward looking commodity prices, exchange rates, consumer price index, production price index, electricity cost and consumable increases. All factors are analysed, cognisance is taken of the requirements of the NYSE and JSE markets, and a proposal is presented to the CODM for recommendation and approval. These assumptions are then applied at Mine Waste Solutions, along with specific operational considerations.

19.1.1     Metallurgical Recoveries
The metallurgical recoveries used in the economic analysis are those provided in Table 12-1 and Table 12-3.These are based on metallurgical test work, and historical results.

19.1.2 Gold Price
The gold price used for the West Wits Operation for both their Mineral Reserves and economic analysis is the price used by Harmony for all of its other operations. Due to the Franco Nevada gold streaming arrangement, the gold price used for the MWS Operation cash flow differs from the proposed gold price used for the other Harmony assets; the Franco Nevada streaming arrangement will be concluding in 2026, and from thereon, the MWS Operation will use the same gold price as the West Wits Operation.

The gold price general conversions are presented in Table 19-1. The gold prices specifically used for the MWS and West Wits Operations are provided in Table 19-2. The reader is referred to Figure 16-2 for the consensus forecast gold price.

Table 19-1: Conversions Used in Gold Price Calculations

Economic Factors	Gold Price (USD/oz)	Conversion Factor (oz/kg)	Exchange Rate (ZAR:USD)	Gold Price (ZAR/kg)
2022 Mineral Resource	1,723	32.15	15.35	850,191
2022 Mineral Reserve	1,546	32.15	15.35	763,000
2023 forecasted gold price	1,546	32.15	15.35	763,000
Notes: 1. Forecasted gold prices as used in the Mine Waste Solutions and West Wits tailing reclamation cash flows

Table 19-2: Gold Prices Used

Gold Price (ZAR/kg)	2023	2024	2025	2026
2022 Mineral Resource	850,191	850,191	850,191	850,191
2022 Mineral Reserve	763,000	763,000	763,000	763,000
MWS Operation Cash Flow (Franco Nevada)	753,123	627,074	627,612	718,244
West Wits Operation Cash Flow	763,000	763,000	763,000	763,000
Notes: 1. oz/kg conversion factor = 32.15

19.1.3 Exchange Rate
The consensus minimum and maximum ZAR:USD exchange rate for the year 2021 Q4 to year 2025 is presented in Figure 19-1. The long-term exchange rates are considered from year 2025 onwards. The volatility in the ZAR has continued against the USD resulting in the ZAR:USD exchange rate fluctuating. Forecasts as advised from various financial institutions show that the ZAR/USD is expected to trade in a range of ZAR15.13:USD – ZAR15.83:USD for the period 2022 to 2025 with a long-term outlook of ZAR15.83:USD in the short term.

In addition, the CODM has reviewed the ZAR:USD exchange rate performance over the past three years, for the period July 2019 - June 2022 (Table 19-3).

Effective Date: 30 June 2022 #

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Figure 19-1: Graph of Consensus ZAR : USD Exchange Rate Forecast

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Table 19-3: ZAR:USD Exchange Rate Performance (June 2019 – June 2022)

Period	Average Exchange Rate (ZAR:USD)
July 2019 to June 2020	15.68
July 2020 to June 2021	15.41
July 2021 to June 2022	14.75
3-Year Ave. (not weighted)	15.28

The proposed spot exchange rate of 15.35 ZAR:USD is the exchange rate that is used by Harmony for the Mine Waste Solutions annual planning cycle and forms the basis for the ZAR:USD exchange rate assumptions used in the Mine Waste Solutions cash flow.

19.1.4    Royalties
Royalty is an expense paid to the government of South Africa and is accounted for in both the MWS Operation and West Wits Operation cash flow models. In terms of the mining ring-fencing application, each ring-fenced mine is treated separately, and deductions can normally only be utilised against mining income generated from the relevant ring-fenced mine.

19.1.5     Capital Expenditure
Detailed capital costs can be found for MWS Operation in (Table 18-1), West Wits Operation has not declared any capital costs within their cash flow model.

19.1.6     Operating Expenditure
The operating costs are determined as a function of the cash working costs of the mining and mineral processing plant activities, and ongoing capital development for mining. Whereas, total costs are a function of the operating costs, capital costs, and royalties. Detailed operating costs can be found for MWS Operation in Table 18-2, those for West Wits Operation can be found in Table 18-3.

19.1.7     Working Capital
Movements in working capital are accounted for in the economic analysis; they are not however provided as a separate line item within Table 19-6 and Table 19-7.

19.1.8     Taxes
Mining tax on gold mining taxable income in South Africa is determined according to a formula, based on the taxable income from mining operations. Of that, 5% of total revenue is exempt from taxation while the remainder is taxable at a higher rate (34%) than non-mining income (28%). Accounting depreciation is eliminated when calculating the South African mining tax income. Excess capital expenditure is carried forward as unredeemed capital to be claimed against future mining taxable income.

19.1.9     Closure Cost and Salvage Value
The closure cost estimates are those provided in Section 17.4. No account has been taken of any potential salvage values.

19.1.10     Summary
The key assumptions used in the cash flow are summarised for MWS and West Wits in Table 19-4 and Table 19-5, respectively.

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Table 19-4: Key Economic Assumptions and Parameters for MWS Cash Flow

Parameter	Unit	Value
Production Rate	tpm	2,361,208
Gold Recovery	%	45.64
Royalty	% of Revenue	0.02
Tax Rate	%	Formula
Gold Price	ZAR/kg	627,074
Exchange Rate	USD:ZAR	Variable
Discount Rate	%	9.00
Note: 1. This is based on the Franco Nevada arrangement that concludes in 2025

Table 19-5: Key Economic Assumptions and Parameters for West Wits Cash Flow

Parameter	Unit	Value
Production Rate	tpm	293,333
Gold Recovery	%	41.00
Royalty	% of Revenue	0.50
Tax Rate	%	Formula
Gold Price	ZAR/kg	763,000
Exchange Rate	USD:ZAR	Variable
Discount Rate	%	9.00

19.2     Economic Analysis
Harmony's respective business units and its associated operating sites consider the economic assumptions discussed in Section 19.1 during their respective planning and analysis processes.

The discounted cash flow model is used to calculate the NPV of the investments. The NPV for the spot metal price, for MWS Operation is ZAR1,175m and for West Wits Operation ZAR199m at a discount rate of 9%. The NPV is calculated on a cash flow that accounts for factors such as:
•mining and ore processing working costs;
•royalty payments;
•capital costs, including costs allocated to ongoing development;
•any significant project work considered as major projects; and
•costs deemed as abnormal expenditure.

The cash flow for MWS is presented in Table 19-6, whilst that for West Wits is provided in Table 19-7.

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Table 19-6: MWS Operation Cash Flow

Parameter	Unit	Total LOM	FY2023	FY2024	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031
Milled Tonnes	kt	440,274.8	25,784.7	26,466.3	28,343.7	28,334.5	28,491.9	28,334.5	28,334.5	28,334.5	28,491.9
Gold Produced	kg	54,180.8	2,942.5	3,422.0	3,761.1	3,441.8	3,114.4	2,978.3	3,247.2	3,607.2	3,031.8
Revenue	ZAR(m)	40,308.6	1,845.1	2,147.7	2,701.4	2,626.1	2,376.3	2,272.4	2,477.6	2,752.3	2,313.3
Operating Costs	ZAR(m)	29,656.4	1,815.1	1,847.7	1,887.3	1,830.6	1,827.8	1,972.4	1,971.6	1,963.9	1,934.2
Capital	ZAR(m)	4,881.2	1,554.3	1,318.1	369.7	204.1	304.9	197.0	100.8	85.0	109.2
Royalties	ZAR(m)	111.7	0.3	0.2	0.1	0.0	0.0	0.5	1.6	10.0	11.5
EBIT	ZAR(m)	5,658.4	-1,524.5	-1,018.4	444.3	591.3	243.5	102.5	403.6	693.4	258.4
NPV - (low discount rate - 9%) (Rm)	@9%	1,175.0
NPV - (medium discount rate - 12%) (Rm)	@12%	511.0
NPV - (high discount rate - 15%) (Rm)	@15%	41.0

Table 19-7: West Wits Operation Cash Flow

Parameter	Unit	Total LOM	FY2023	FY2024	FY2025	FY2026	FY2027	FY2028
Milled Tonnes	kt	19,325.0	3,520.0	3,510.0	3,510.0	3,510.0	3,520.0	1,755.0
Recovery	%	41.0	41.0	41.0	41.0	41.0	41.0	41.0
Gold Produced	kg	2,578.0	474.0	462.0	460.0	440.0	502.0	240.0
Revenue	ZAR(m)	1,967.1	361.3	352.2	350.9	335.3	383.5	183.9
Operating Costs	ZAR(m)	1,676.8	300.2	301.1	302.3	304.8	305.6	162.8
Capital	ZAR(m)	-	-	-	-	-	-	-
Royalties	ZAR(m)	31.7	1.8	1.8	5.5	8.5	10.4	3.7
EBIT	ZAR(m)	258.7	59.3	49.3	43.0	22.0	67.6	17.4
NPV - (low discount rate - 9%) (Rm)	@9%	199.1
NPV - (medium discount rate - 12%) (Rm)	@12%	184.1
NPV - (high discount rate - 15%) (Rm)	@15%	170.9

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19.3Sensitivity Analysis
The economic assumptions, cash flow breakdown and economic analysis contribute to the basis for the sensitivity analysis. Harmony has reviewed its exposure in terms of South Africa’s political instability, the COVID-19 pandemic, the currency exchange rate, and the gold price, on its financial assets and financial liabilities, and has determined the sensitivities for a ±10% variance. Management considers this range to be a reasonable change given the volatility in the market.

The sensitivity analysis is completed for variations in commodity price (ZAR/kg), total operating costs, and capital costs. The base case in the analysis below is the economic results emanating from the LOM plan (Table 19-6 and Table 19-7).

The sensitivity analysis for the MWS Operation and West Wits Operation LOMs is based on a change in a single assumption while holding all other assumptions constant. In practice, this is unlikely to occur, as risks and/or opportunities will have an impact on the cash flows, and changes in some of these assumptions may be correlated.

19.3.1    MWS Operation Sensitivity Analysis
The sensitivities for MWS are presented in Table 19-8, Table 19-9 and Table 19-10. The sensitivity analysis for MWS indicates that the cash flow is most sensitive to changes in the gold price (ZAR/kg), closely followed by changes in total operating costs (ZARm). Due to the Franco Nevada gold streaming arrangement, the sensitivities on the gold price used for the MWS Operation is based on the Franco Nevada streaming arrangement (Table 19-2).

Table 19-8: MWS Gold Price Sensitivity Analysis

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Operating Cost (ZAR(M))	Capital Cost (ZAR(M))	NPV (ZARm)
10%	54,181	839,300	29,768	4,881	3,180
5%	54,181	801,150	29,768	4,881	2,181
LOM Plan	54,181	763,000	29,768	4,881	1,175
-5%	54,181	724,850	29,768	4,881	182
-10%	54,181	693,636	29,768	4,881	-817

Table 19-9: MWS Operating Cost Sensitivity Analysis

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Operating Cost (ZAR(M))	Capital Cost (ZAR(M))	NPV (ZARm)
10%	54,181	763,000	32,745	4,881	-371
5%	54,181	763,000	31,257	4,881	405
LOM Plan	54,181	763,000	29,768	4,881	1,175
-5%	54,181	763,000	28,280	4,881	1,958
-10%	54,181	763,000	26,791	4,881	2,734

Table 19-10: MWS Capital Cost Sensitivity Analysis

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Operating Cost (ZAR(M))	Capital Cost (ZAR(M))	NPV (ZARm)
10%	54,181	763,000	29,768	5,370	818
5%	54,181	763,000	29,768	5,125	999
LOM Plan	54,181	763,000	29,768	4,881	1,175
-5%	54,181	763,000	29,768	4,637	1,363
-10%	54,181	763,000	29,768	4,393	1,545

19.3.2     West Wits Operation Sensitivity Analysis
The sensitivities are calculated and analysed, as shown in the accompanying tables (Table 19-11 and Table 19-12). The sensitivity analysis indicates that West Wits is most sensitive to changes in the gold price (ZAR/kg).

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Table 19-11: West Wits Gold Price Sensitivity Analysis

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Operating Cost (ZAR(M))	NPV (ZARm)
10%	2,578	839,300	1,677	346
5%	2,578	801,150	1,677	272
LOM Plan	2,578	763,000	1,677	200
-5%	2,578	724,850	1,677	125
-10%	2,578	686,700	1,677	51

Table 19-12: West Wits Operating Cost Sensitivity Analysis

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Operating Cost (ZAR(M))	NPV (ZARm)
10%	2,578	763,000	1,845	218
5%	2,578	763,000	1,761	208
LOM Plan	2,578	763,000	1,677	200
-5%	2,578	763,000	1,593	189
-10%	2,578	763,000	1,509	179

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20Adjacent properties
Section 229.601(b)(96) (20) (i-iv)
The footprints of the MWS Operation TSFs cover an area of approximately 1,100ha. The material contained in the TSFs and WRDs originates from the MWS, Buffelsfontein, Hartebeestfontein, and Stilfontein gold mines.

The West Wits Operation is located to the northwest of the Mponeng Mine with its major TSF being the Old North TSF that was used as the tailings facility for the original Savuka Mine. TauTona and Savuka have been completely mined out with respect to the VCR horizon, however some infrastructure remains on the CLR horizon.

21.Other Relevant Data and Information
Section 229.601(b)(96) (21)
Public disclosure reports on Mine Waste Solutions operational, financial, and environmental performance are available on the Company’s corporate website. The following reports are relevant to this TRS:
•Integrated annual report 2022;
•ESG report 2022;
•Financial report 2022;
•Report to shareholders 2022; and
•Operational report 2022.

22Interpretation and Conclusions
Section 229.601(b)(96) (22)
Mine Waste Solutions and West Wits Operations are 100% owned Harmony assets and are located in well-established mining districts. Both operations are accessible within the national and provincial road network, with well-established infrastructure. Management has an in depth understanding of the aspects pertaining to legal and environmental matters with respect to operating within the South African mining law, as regulated by the MPRDA, and supporting legislation.

AngloGold Ashanti acquired MWS operations from First Uranium in 2012. On the 1 October 2020 Harmony acquired all of AngloGold Ashanti’s surface operations, including the MWS and West Wits Operations.

The drilling and sampling methodology in use for Harmony’s TSFs has been developed specifically for the challenges posed by these deposits and is aligned with industry best practice. This protocol has been in place since 2011, and the drilling components are applied by contractors who are experienced in this specific methodology.

Mine Waste Solutions’ Mineral Resources and Mineral Reserves are derived from TSFs and WRDs originating from deep level gold mines, mostly located in Klerksdorp and Carletonville. The MWS Operations are mainly derived from the mining of VR. The Carletonville mining operations predominantly mined reefs such as the CLR and the VCR.

Post 2012, after AngloGold acquired the operations, a drilling campaign was implemented on all planned TSFs for updated block models except on MWS 4 (part of future drilling plan) and Buffels 2,3,4 (floor cleaning). Belt sampling is used in the Mineral Resource estimate and grade control since WRD are not drilled.

The TSF samples are submitted with internal Harmony QAQC material. The received laboratory results are verified based on the performance internal QAQC. WRD samples are not submitted to the laboratory with Harmony internal QC material. The QP relies on the laboratory’s internal QAQC procedures to verify accuracy and precision of the primary sample results. TSF drilling data is store in an accessed controlled database that is auditable.

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On the current sources, the reclaimed source gets sampled daily for the duration of the production month to make a composite sample for the base leach test work. Simulating the plant conditions at an ISO/IEC17025 accredited laboratory, the leachability of the material is established, and the data is used to formulate the performance targets.

On prospective deposits, samples are collected through drilling on an even grid system covering the entire surface area of the dam and the height of the deposit. The collected samples get sent to an ISO/IEC17025 accredited laboratory for grade, mineralogical association determination and gold recovery test works. The acquired data is used to determine the financial viability of the deposit as an ore resource in-line with the existing plant infrastructure.

The MWS Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, decreased from 316Mt at a grade of 0.24g/t (2.417Moz gold) in June 2021 to 169Mt at a grade of 0.20g/t (1.066Moz gold) in June 2022. The key difference can be attributed to the inclusion of Mispah 1 into Mineral Reserves (-0.719Moz). Evaluation changes on MWS 5 (-0.050Moz) also aided the decrease from this source. These were offset by Buffels 1, 2 & 4 (0.098Moz) included in Exclusive Resource which was included in Mineral Reserves the previous year.
The MWS Inferred Mineral Resources decreased from 2.9Mt at a grade of 0.28g/t (0.026Moz gold) June 2021 to 2.5Mt at a grade of 0.28g/t (0.022Moz gold) due to the processing of Buffels 9 and Margaret Waste Rock dump material being treated through Kopanang and Mispah Gold Plants

The West Wits Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, increased from 9.592Mt at a grade of 0.44g/t (0.135Moz gold) in June 2021 to 24.00Mt at a grade of 0.37g/t (0.282Moz gold) in June 2022 due to Old North L 19 not being depleted as in previous year due to the constraint in allowable height in the deposition on Savuka TSF.

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The Mineral Reserve estimate for MWS increased from 405Mt at a grade of 0.27g/t (3.54Moz gold) in 30 June 2021 to 440Mt at a grade of 0.27g/t (3.82Moz gold) as at 30 June 2022. The key difference can be attributed to the inclusion of Mispah 1 (0,728Moz) TSF. Sources that were processed during the year included, Sulphur Paydam, South East Extension, East TSF as well as Harties 1 and 2. Exclusions from previous year included Buffels 1, 2 & 4 less (-0.098Moz). Evaluation changes on MWS 5 (-0.050Moz) also added to a decrease in the Mineral Reserve from this source.

The Mineral Reserve estimate for West Wits decreased from 38.2Mt at a grade of 0.32g/t (0.398Moz gold) in 30 June 2021 to 19.3Mt at a grade of 0.33g/t (0.202Moz gold) as at 30 June 2022. The key difference can be attributed to reduced years in LOM from 2032 to 2028 on the back of deposition constraints on Savuka TSF due the maximum height constraint of the TSF, as well as the depletions of Old North L19.

Reclaimed tailings are pumped as slurry via pipelines and WRD material is transported on trucks, to the respective plants for processing at one of two plants, using an established processing method. The operational infrastructure for both MWS Operation and West Wits Operation including road, rail, offices, security services, water and power supply is adequate, and is shared with the Harmony operations in the relevant areas. The infrastructure is sufficient for the realisation of the current LOM plan.

The economics for both MWS and West Wits Operations display positive cashflows, based on detailed operating and capital costs. Positive NPV on both operations on a 5 % sensitivity applied on cost and gold price. The assumptions and conclusions in this TRS contain the views of QPs and does not contain any known material risks at the time of compilation.

Each QP was responsible for specific sections of this TRS which they have personally supervised and reviewed. This TRS contains the expression of the QP opinions, based on the information available at the time of preparation.

The gold price used for both Mineral Resources and Reserves are signed off by Harmony Corporate Office (Randfontein).

All the required permits are in place and amendments are being actioned. The Kareerand expansion capital has been approved. The West Complex pump station is in the process of being constructed. The MWS pump station is in feasibility phase and will commence in 2024 together with Stream 4.

In the West Wits, Old north TSF is not depleted in the plan due to deposition constraint

23.Recommendations
Section 229.601(b)(96) (23)
It is recommended that a drone survey be carried out monthly to provide a high degree of accuracy with respect to digital terrain model and monthly survey results. The associated cost would be ZAR600,000 per annum (pa).

Stringent measures must be put in place to ensure the reclamation is done at an acceptable density to avoid bypass to Kareerand to ensure all declared tonnages are processed for gold.

In the case where deposition occurred after drilling, it is recommended that the model totals be updated with the deposited volumes, tonnage and gold grade.

24. References
Section 229.601(b)(96) (24)
CAE (2015) Technical report of the AGA Sulphur Pay Dam Mineral Resource Estimation. REP2015-2720.
Govindsammy, V. (2005). Vaal River Surface Mineral Resource Statement as at 31 December 2005.
Govindsammy, V. (2006) Vaal River Surface Resource Project.
Harmony Gold Mining Company (2020) Corporate Business Plan, 2020.
Harmony Gold Mining Company (2021) Corporate Business Plan, 2021.

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https://www.gold.org/goldhub/data/gold-prices. Accessed 22 July 2022.
King, HL. (2012) An Independent Qualified Persons Report on the Mine Waste Solutions Tailings Recovery Project, North West Province, South Africa.
Lenahan, WC and Murray-Smith, RdL. (1989) Assay and analytical practice in the South African Mining Industry. The South African Institute of Mining and Metallurgy. Johannesburg.
Minxcon (2016) Technical Report on the AGA Old North Tailings Storage Facility Mineral resource estimation, Savuka Mine, Gauteng, South Africa
Minxcon (2018) Technical Report on the AGA Old North Tailings Storage Facility Mineral resource estimation, Savuka Mine, Gauteng, South Africa
Rademeyer B. (2000) Vaal River Surface Mineral Resources as at 31 December 2000.
Selebogo BJ (2019) WW and VR Waste Rock Dump Sampling procedure, 2019.
Selebogo BJ (2021) Competent Persons Report, Mine Waste Solutions, 2022.
Maipushi, MS. (2015) Tailings storage facilities sampling procedure. SA Surface Operations, Mine Waste Solutions. STD2015-2378_Auger drilling and sampling procedure
Maipushi MS (2021) Summary on scout drilling program and usage. Mine Waste Solution, North West, South Africa.
Maipushi MS (2000) East TSF metallurgical test work report. Mine Waste Solution, North West, South Africa
Robb, L.J., and Meyer, F., 1995. The Witwatersrand Basin, South Africa: Geological framework and mineralisation processes. Ore Geology Reviews, 10(2), 67-94.
Robb, L.J., Robb, V.M., 1998. Gold in the Witwatersrand Basin. In: Wilson, M.G.C., Anhaeusser, C.R. (Eds.), The Mineral Resources of South Africa. Handbook. Council for Geoscience, 294–349.
World Gold Council. (2022, July 13). World Gold Council, Gold Hub, Gold mine production: Gold Production by Country | Gold Production | Goldhub

25. Reliance on Information Provided by the Registrant
Section 229.601(b)(96) (25)
Further to Section 24, in the preparation of this TRS, the principal QPs and authors relied upon information provided by the Registrant and other internal specialists with regards to mining rights, surface rights, contractual agreements, historical operating expenditures, community relations and other matters. The work conducted by these specialists was completed under the supervision and direction of the respective QPs. The specialists who assisted the principal authors and QPs are listed in Table 25-1.

Table 25-1: Other Specialists

Name	Specialist	Area of Responsibility	Association / Company
D de Witt	Finance/Costing	Finance Manager	MWS
C Labuschagne	Finance/Costing	Finance Manager	West Wits
N Strydom	Mining Rights	Harmony Senior Legal Council	Central
C Geel	Environmental	Environmental Manager	Central

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